                                                                   Exhibit 99.1

                  SUBJECT TO COMPLETION - DATED MAY 28, 2002


                             INFORMATION STATEMENT
                                                                     Appendix D

                        PACKAGING DYNAMICS CORPORATION

        Distribution of Approximately 4,553,820 Shares of Common Stock


   On March 18, 2002, the board of directors of Ivex Packaging Corporation, referred to as Ivex, approved a merger agreement providing for the merger with Ivex of a wholly-owned subsidiary of Alcoa Inc. As a result of the merger, Ivex will become a wholly-owned subsidiary of Alcoa. The merger is conditioned upon, among other things, the prior distribution to Ivex stockholders and certain option holders of Ivex's 48.19% ownership interest in Packaging Holdings, L.L.C., referred to as Packaging Holdings, the sole member of Packaging Dynamics, L.L.C., referred to as PDLLC. To facilitate the distribution, Ivex has formed Packaging Dynamics Corporation, referred to as Packaging Dynamics, to be the holding company for all of the ownership interests in Packaging Holdings. In preparation for the distribution, Ivex and the other members of Packaging Holdings will exchange their ownership interests in Packaging Holdings for common stock of Packaging Dynamics. The distribution by Ivex of its shares of Packaging Dynamics common stock to its stockholders and certain of its option holders will take effect immediately prior to the merger.


   This information statement describes the distribution and the business and financial position of Packaging Dynamics.


   The distribution and the merger will each occur only if the other occurs. If Ivex stockholders do not adopt the merger agreement, or if other conditions to the merger are not met, the distribution will not occur. The distribution will occur on the effective date of the merger, and shares of Packaging Dynamics common stock will be distributed as soon as practicable after the effective date. Only Ivex stockholders and option holders of record at the close of
business on       , 2002, the record date for the distribution, will be
entitled to receive shares of Packaging Dynamics common stock in the distribution.


   In the distribution:


   . each Ivex stockholder will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock the stockholder owns at the close of business on the record date for the distribution; and



   . each holder at the close of business on the record date for the distribution of an outstanding option issued by Ivex to acquire shares of Ivex common stock, except for options having an exercise price of $23.25 per share, will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock subject to such an option, whether vested or unvested.



   The aggregate number of shares of Packaging Dynamics common stock to be distributed represents 48.19% of the Packaging Dynamics common stock that will be outstanding upon completion of the distribution. While it is anticipated that Ivex will distribute approximately 4,553,820 shares of Packaging Dynamics common stock, the actual number of shares distributed will depend on the number of shares of Ivex common stock outstanding, and the number of shares underlying options exercisable for Ivex common stock, at the close of business on the record date for the distribution.



   No action is required on your part to receive shares of our common stock to which you become entitled in the distribution. You are not required to pay anything for the shares of our common stock being distributed to you, nor are you required to surrender your Ivex stock certificates or stock options in order to receive our common stock. However, you will be required to surrender your shares of Ivex common stock in order to receive the cash consideration to be paid in connection with the Ivex/Alcoa merger. The procedures to be followed in connection with the merger are described in the proxy statement to which this information statement is attached. The receipt of shares of our common stock in the distribution (and cash in lieu of fractional shares) and the receipt of cash in connection with the merger will be taxable transactions for our stockholders.


   There is no established public trading market for our common stock. We have applied for our common stock included for quotation on the Nasdaq National Market under the trading symbol "PKDY" or another symbol of our choosing if that symbol becomes unavailable. We plan to issue a press release when our application has been approved.


   Owning shares of our common stock will entail risks. In reviewing this information statement, you should carefully consider the risk factors described under "Risk Factors" beginning on page 14.

                               -----------------


   No vote of stockholders is required in connection with the distribution. We are not asking you for a proxy with respect to the distribution. Please do not send us a proxy with respect to the distribution or any Ivex stock certificates. If you have any questions about the distribution, please contact Ivex at 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069,
Attention: Investor Relations, or by telephone at (847) 945-9100.


                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense. This information statement is not complete and may be changed. This information statement is not an offer to sell or the solicitation of an offer to buy any securities.

                               -----------------





        The date of this information statement is               , 2002.

                               TABLE OF CONTENTS


SUMMARY.......................................................................  1
RISK FACTORS.................................................................. 14
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................... 20
THE DISTRIBUTION.............................................................. 21
   Background................................................................. 21
   Distribution Overview...................................................... 21
   Reasons for the Distribution............................................... 21
   Manner of Effecting the Distribution....................................... 22
   Treatment of Stock Options................................................. 22
   Results of the Distribution................................................ 22
   Shares in Book-Entry Form.................................................. 23
   Material Federal Income Tax Consequences of the Distribution............... 24
   Listing and Trading of Packaging Dynamics Common Stock..................... 26
DIVIDEND POLICY............................................................... 28
CAPITALIZATION................................................................ 29
PRO FORMA CONSOLIDATED FINANCIAL DATA......................................... 31
SELECTED HISTORICAL FINANCIAL DATA............................................ 35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................................................. 37
   Overview................................................................... 37
   Results of Operations for the Years Ended December 31, 2001, 2000 and 1999. 39
   Disclosure About Critical Accounting Policies.............................. 42
   Liquidity and Capital Resources............................................ 42
   Recently Issued Accounting Pronouncements.................................. 45
   Quantitative and Qualitative Disclosures About Market Risk................. 46
BUSINESS...................................................................... 47
   Overview................................................................... 47
   Strategy and Competitive Strengths......................................... 47
   Markets, Products and Manufacturing Process................................ 48
   Employees.................................................................. 49
   Competition................................................................ 50
   Governmental Regulation; Environmental Matters............................. 50
   Research and Development................................................... 50
   Intellectual Property...................................................... 50
   Customers, Sales and Backlog............................................... 50
   Properties................................................................. 51
   Legal Proceedings.......................................................... 51
ARRANGEMENTS WITH IVEX RELATING TO THE DISTRIBUTION........................... 52
   Distribution Agreement..................................................... 52
   Tax Sharing Agreement...................................................... 54
MANAGEMENT.................................................................... 55
   Directors.................................................................. 55
   Compensation of Directors.................................................. 56
   Committees of the Board of Directors....................................... 56
   Executive Officers......................................................... 57
   Executive Compensation..................................................... 58
   Stock Options.............................................................. 59
   Termination of Employment and Change-in-Control Arrangements............... 59
   Packaging Dynamics 2002 Long Term Incentive Stock Plan..................... 60

   Limitation of Liability of Directors and Indemnification of Directors and Officers.  61
   Compensation Committee Interlocks and Insider Participation........................  62
OWNERSHIP OF PACKAGING DYNAMICS COMMON STOCK..........................................  63
RELATED PARTY TRANSACTIONS............................................................  65
   Registration Rights Agreement......................................................  65
   Consulting Agreement...............................................................  65
   Promissory Note....................................................................  65
   The Distribution...................................................................  65
   Anticipated Stock Option Grants....................................................  65
   Other..............................................................................  65
DESCRIPTION OF CAPITAL STOCK OF PACKAGING DYNAMICS....................................  66
   Authorized Capital Stock...........................................................  66
   Common Stock.......................................................................  66
   Preferred Stock....................................................................  66
   Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws.  67
   Anti-Takeover Effects of Section 203 of the Delaware General Corporation Law.......  67
   Authorized but Unissued Shares.....................................................  68
   Transfer Agent and Registrar.......................................................  68
   Shares in Book-Entry Form..........................................................  68
   Listing............................................................................  68
   Stockholders Agreement.............................................................  68
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION...........................................  71
INDEX TO FINANCIAL STATEMENTS......................................................... F-1


                               -----------------

   Unless otherwise indicated, all information in this information statement reflects the contribution of all of the membership interests in Packaging Holdings, L.L.C. to Packaging Dynamics Corporation, which will be completed immediately prior to the distribution of the shares of common stock of Packaging Dynamics Corporation held by Ivex Packaging Corporation. See "The Distribution--Background."

                               -----------------

   In this information statement, except where the context requires otherwise, the terms "we," "us" and "our" refer to Packaging Holdings, L.L.C. and its subsidiaries for the periods as of and prior to the contribution of all of the Packaging Holdings limited liability company interests to Packaging Dynamics Corporation and to Packaging Dynamics Corporation and its subsidiaries for the periods thereafter.

                                    SUMMARY

   The following summary of the material information contained in this information statement may not contain all of the information that is important to you. Because this is a summary, it does not contain, among other things, all the details concerning the distribution and our business, including information that may be important to you. We urge you to read carefully the entire information statement, including the financial statements and the risks discussed under "Risk Factors."

                                 OUR BUSINESS

Overview

   We are a vertically integrated flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets. We generated approximately $235 million in consolidated revenues in 2001. As of March 31, 2002, we had approximately 1,106 employees.


   We were formed as Packaging Holdings, L.L.C., or Packaging Holdings, in November 1998 when we acquired the bag and sandwich wrap converting assets of Bagcraft Corporation of America, or BCA, and the Detroit paper mill assets of IPMC, Inc., a subsidiary of Ivex Packaging Corporation, or Ivex. The acquired BCA business is referred to in this information statement as "Bagcraft." Historically, the Detroit paper mill had been one of Bagcraft's principal paper suppliers. In connection with Packaging Holdings' acquisition of the Detroit paper mill, Ivex received a 12% promissory note due November 21, 2005 payable by Packaging Holdings to a subsidiary of Ivex, referred to as the 12% Promissory Note, which had an accreted value of $18.7 million as of March 31, 2002. Ivex also received an equity stake in Packaging Holdings of approximately 49%. Oak Hill Strategic Partners, L.P. and other investment entities, through their indirect limited partnership interests in Packaging Investors, and Ivex and Bagcraft executives, through DCBS Investors, invested a total of $15.3 million in Packaging Holdings in exchange for equity stakes in Packaging Holdings of approximately 42.8% and 8.2%, respectively.


   We combined the Bagcraft and Detroit paper mill businesses as part of a strategic plan to create a premier vertically integrated flexible packaging company specializing in providing value-added packaging products for markets with attractive margins and growth rates. As part of this plan, we seek to differentiate ourselves from our competition by offering a broad array of customized products and superior customer service to address the specialized needs of our customers. Since the combination, we believe we have been able to provide customers with enhanced levels of quality, service and product development while achieving improved profitability and productivity.

   The combination of the Bagcraft and Detroit paper mill businesses has also provided a strong platform for enhanced sales and earnings growth, combining internal growth from product extensions and further market penetration with external growth from strategic add-on acquisitions, such as the acquisition of International Converter, Inc., or ICI, discussed below. We believe that we can successfully grow sales and earnings through this growth strategy while utilizing our excess cash flow to reduce debt and interest expense.

   In July 1999, as part of our acquisition strategy, we acquired ICI, a leading converter of aluminum foil and paper-based packaging for food and industrial applications, by acquiring all of the equity of its parent company, Alupac Holding, Inc. ICI strengthened and broadened our existing product offering and market presence, propelling us to a leadership position in the laminated foil market. The ICI acquisition also created additional cost synergies, principally as a result of sourcing ICI's paper demand from our Detroit paper mill, leveraging foil purchases and taking advantage of the combined foil laminating capabilities of Bagcraft and ICI. ICI's broad product line, strong customer base and incremental volume strengthened our competitive position as a responsive, innovative, full service provider of flexible food packaging products.

   In connection with the ICI acquisition, Packaging Investors, Ivex and ICI's management, through CB Investors, contributed an additional $4.5 million of equity capital to Packaging Holdings. As a result of these contributions, Packaging Investors, DCBS Investors, CB Investors and Ivex hold equity stakes in Packaging Holdings of 42.23%, 7.8%, 1.78% and 48.19%, respectively. Ivex's 48.19% equity holding will be distributed to Ivex's stockholders and certain option holders in the distribution.

   Packaging Dynamics Corporation, or Packaging Dynamics, was formed in March 2002 as a holding company to facilitate our becoming a public company through the distribution of Ivex's ownership interests in us to the securityholders of Ivex. Ivex securityholders will receive ownership interests in us in the form of shares of common stock of Packaging Dynamics.

   Our principal executive offices are located at 3900 West 43rd Street, Chicago, Illinois 60632, and our telephone number is (773) 843-8000.

Strategy and Competitive Strengths

   Our strategy is to grow sales and profits in excess of industry rates. We believe that we have a number of key strengths which will enable us to extend our leadership position in the specialty bag and food wrap businesses and to successfully execute our strategy. The specialty bag and food wrap markets have been growing steadily, and we believe they will continue to do so. The key strengths that will support our growth strategy are:

   . Market leadership. We believe Bagcraft and ICI have leading market share positions in packaging products that comprise over 60% of their revenue. These leading positions have resulted from our focus on continuous product innovation and our broad product portfolio which comprises the broadest product offering in the industry. Our current market position provides a strong platform for future growth.

   . Product development/innovation. We have significant resources fully dedicated to product development in bags (Chicago, Illinois), foil-paper laminations (Caldwell, Ohio) and paper (Detroit, Michigan). We believe we have a strong reputation in the market for creativity and new product innovation. Our development programs are customer driven and focused on specific customer product requests. Our product development personnel have many years of experience in the field, and we believe we have the broadest product development capability in the industry.

   . Low cost. Our two largest costs are paper and aluminum foil. Our integrated paper mill is capable of supplying 100% of our paper needs; however, it is more cost effective to buy certain grades of paper from third parties and sell our remaining paper in specialized industrial markets. Importantly, as paper markets fluctuate, we have the flexibility to take advantage of the most cost-effective pulp, recovered fiber or paper. Our large aluminum foil requirements allow us to buy relatively large positions, thus securing most of our aluminum foil requirements on advantageous terms.

   . Productivity improvement. We seek to enhance productivity by continually upgrading our converting assets. Productivity has improved in excess of 10% during the last 12 months, and we believe that our productivity will continue to improve significantly in each of the next three years as we bring new state-of-the-art equipment on line.

   We believe we can execute our growth strategy over the next several years by achieving (1) strong internal growth through product line extensions and further penetration into higher growth markets and markets where we have relatively low market share, such as in-store bakeries and deli packaging and certain quick-service restaurants, and (2) growth through strategic acquisitions. Given the strength of our market position and breadth of operating capabilities, we believe we are uniquely positioned to achieve growth in excess of market rates. In addition, we believe that acquisitions represent a significant growth opportunity. Our markets are highly fragmented with numerous entrepreneurial businesses whose owners are being challenged by the consolidating nature of our industry structure. We believe that opportunities exist to achieve significant synergies through consolidation and intend to pursue value enhancing acquisitions. We believe we have the ability to identify, execute and successfully integrate acquisitions that meet our defined strategic and financial return objectives.

Our Relationship With Ivex

   Ivex owns a 48.19% equity interest in Packaging Holdings. On March 18, 2002, Ivex entered into a merger agreement with Alcoa Inc. Under the agreement, upon satisfaction or waiver of specified conditions, a wholly-owned subsidiary of Alcoa will merge with and into Ivex, and Ivex will become a wholly-owned subsidiary of Alcoa. One of the conditions to the merger is that Ivex distribute to its stockholders and certain option holders its equity interest in us. To effect the distribution, Ivex will contribute its Packaging Holdings interest to Packaging Dynamics and distribute shares of Packaging Dynamics common stock to Ivex stockholders and certain option holders. You will not pay for the shares of our common stock that you will receive in the distribution, but the distribution will be taxable to you. We have entered into an agreement with Ivex providing for the distribution and related matters, including the cancellation of the 12% Promissory Note. If Ivex stockholders do not adopt the merger agreement, the distribution will not occur.

   We have operated our business with the assistance of management and administrative services, such as financial, tax, accounting and legal services, provided by Ivex under a consulting agreement. This consulting arrangement will be terminated concurrently with the distribution. After the distribution, we will operate our business as an independent, public company.

Risk Factors

   Owning shares of our common stock will entail risks. In reviewing this information statement, you should carefully consider the risk factors described under "Risk Factors" beginning on page 14.

                 QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

Distributing Company........   Ivex Packaging Corporation, a Delaware
                               corporation

Common Stock Distributed....   48.19% of the outstanding common stock of
                               Packaging Dynamics Corporation, a Delaware corporation.

Why is Ivex distributing its
  holdings of our common
  stock?....................   In an effort to provide the maximum value for
                               Ivex stockholders, Ivex explored a number of strategic alternatives over the course of more than two years. This process concluded on March
                               18, 2002 when Ivex entered into an agreement to be acquired by Alcoa through a merger with a wholly-owned subsidiary of Alcoa. The merger agreement with Alcoa requires that Ivex distribute to its stockholders and certain option holders the 48.19% of Packaging Dynamics common stock that it will own immediately prior to the merger. Ivex's board of directors, in consultation with its financial advisors,
                               Merrill Lynch, Pierce, Fenner & Smith
                               Incorporated and Deutsche Banc Alex. Brown, carefully considered the proposed acquisition structure and reviewed in detail the terms of the proposed merger and distribution. Ivex's board of directors concluded that the proposed structure provides value to Ivex stockholders, both through the cash to be paid to them pursuant to the merger agreement and through their continued investment in Packaging
                               Dynamics. Neither Merrill Lynch nor Deutsche
                               Banc rendered an opinion as to the value of Packaging Dynamics common stock.

What will I receive in the     In the distribution:
  distribution?.............


                               . Holders of Ivex common stock will receive one
                                 share of Packaging Dynamics common stock for
                                 every five shares of Ivex common stock that
                                 they own at the close of business on       ,
                                 2002, the record date for the distribution.
                                 For example, if you own 500 shares of Ivex common stock, you will receive 100 shares of Packaging Dynamics common stock. The Ivex common stock will be acquired by Alcoa in a cash-for-stock merger immediately following the distribution.



                               . Each holder at the close of business on the
                                 record date for the distribution of an
                                 outstanding option issued by Ivex to acquire shares of Ivex common stock, except for options having an exercise price of $23.25 per share, which are referred to as the excluded options, will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock subject to such an option, whether vested or unvested.


Will I receive fractional
  shares?...................   No. Fractional shares of Packaging Dynamics
                               common stock will not be distributed. If you would otherwise be entitled to a fractional share you will receive a check for the approximate cash value thereof. Fractional shares will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those stockholders who would otherwise have received fractional interests.

Will the distribution occur
  if the merger does not?...   No.

What do I have to do to
  participate in the
  distribution?.............   Nothing. No stockholder vote or other action on
                               the part of Ivex stockholders or option holders is required for the distribution.

How will Ivex distribute
  Packaging Dynamics common
  stock to me?..............   The distribution agent will deliver your shares
                               of Packaging Dynamics common stock to you as promptly as practicable after the distribution becomes effective. Since the Packaging Dynamics common stock being distributed will be in the form of uncertificated shares registered in book-entry form through the direct registration system, no certificates representing your shares will be mailed to you. Your book-entry shares will be held with our transfer agent and registrar, EquiServe Trust Company, N.A., which will serve as the official record keeper for our common stock. Under the direct registration system, instead of receiving stock certificates, you will receive an account statement reflecting your ownership interest in shares of Packaging
                               Dynamics common stock. If at any time you want to receive a physical certificate evidencing your shares of our common stock, you may do so by contacting our transfer agent and registrar.


What is the record date for
  the distribution?.........         , 2002. Only Ivex stockholders and option
                               holders of record at the close of business on
                                     , 2002, the record date for the
                               distribution, will be entitled to receive shares of Packaging Dynamics common stock in the distribution.



When will the distribution
  occur?....................   The distribution is expected to become effective
                               immediately prior to the effectiveness of the merger. However, the distribution will occur only if the merger occurs. If any of the conditions to consummation of the merger are not satisfied or waived, the distribution will be delayed or may not occur.


What is Packaging Dynamics'
  dividend policy?..........   We currently anticipate that no cash dividends
                               will be paid on Packaging Dynamics common stock in the foreseeable future in order to conserve cash for use in our business. The payment of dividends by us after the distribution will be subject to the discretion of our board of directors.

Who will be the distribution
  agent, transfer agent and
  registrar for the
  Packaging Dynamics
  common stock?.............   EquiServe Trust Company, N.A., which is the
                               registrar and transfer agent for Ivex common stock, will be the distribution agent, transfer agent and registrar for our common stock. You may contact EquiServe by telephone at (800)
                               446-2617 (from within the United States and
                               Canada) or (201) 324-0498 (from outside the
                               United States and Canada) or by mail at P.O. Box
                               2500, Jersey City, New Jersey 07303-2500.

How will Packaging Dynamics
  common stock trade?.......   There is no established public trading market
                               for our common stock. We have applied for our common stock to be included for quotation on the Nasdaq National Market under the symbol "PKDY" or another symbol determined by our board of directors if this symbol becomes unavailable. We expect trading in our common stock to commence on the effective date of the Ivex/Alcoa merger.

                               The Nasdaq National Market's listing
                               requirements for an issuer's common stock include a series of quantitative criteria relating to stockholders' equity, total assets or total revenue, pretax income, public float, number of stockholders and number of market makers, as well as a minimum bid price for the common stock. The minimum bid price for an initial listing of the type we are seeking for Packaging Dynamics common stock is $5 per share. If our application for inclusion of Packaging Dynamics common stock for quotation on the Nasdaq National Market were accepted, the requirements for continued listing would impose a minimum bid price of $1 per share. As a condition to initial and continued listing, the Nasdaq National Market also imposes on the issuer a number of corporate governance requirements relating to such matters as stockholder voting rights, director independence and timely filing of periodic reports with the SEC. In addition to the specific criteria for listing, the Nasdaq Stock Market also has discretionary authority under which it can require additional or more stringent criteria for the listing of a particular security otherwise qualified for listing if the Nasdaq Stock Market deems the measures necessary to protect the public interest.

Is the distribution taxable
  for United States federal
  income tax purposes?......   Yes. We expect that each stockholder will
                               recognize capital gain or loss, equal, in each case, to the difference between (1) the sum of
                               (a) the fair market value of the Packaging
                               Dynamics shares received in the distribution
                               (including any cash received in lieu of
                               fractional shares) and (b) the cash proceeds received pursuant to the merger and (2) the stockholder's adjusted tax basis in Ivex common stock surrendered in exchange therefor. However, if the receipt of the Packaging Dynamics common stock is treated by the Internal Revenue Service as a separate transaction for United States federal income tax purposes, the distribution would be deemed to be a distribution taxable as a dividend to the extent of Ivex's current or accumulated earnings and profits. Because the tax consequences of the distribution and the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the distribution and the merger.

Will we be related to Ivex
  in any way after the
  distribution?.............   Ivex will not own any Packaging Dynamics common
                               stock after the distribution and, immediately following the distribution, Ivex will become a wholly-owned subsidiary of Alcoa through the pending merger.

                               The following agreements between Ivex and Packaging Dynamics will be effective from and after the distribution date: a distribution agreement, which provides for the distribution and governs various relationships and circumstances that may arise between Ivex and Packaging Dynamics after the distribution; and a tax sharing agreement, which allocates responsibilities and liabilities for pre-distribution tax matters between Ivex and Packaging Dynamics.

Are there any risks entailed
  in owning Packaging
  Dynamics common stock?....   Yes. Stockholders should consider carefully the
                               risk factors discussed in the "Risk Factors" section of this information statement.

Where are the principal
  executive offices of
  Packaging Dynamics?.......   3900 West 43rd Street, Chicago, Illinois 60632

How can I find out more
  information about the
  merger?...................   The proxy statement to which this information
                               statement is attached contains detailed
                               information about the merger. The merger-related proxy statement has been filed by Ivex with the SEC (File No. 1-13968).

                            SUMMARY FINANCIAL DATA

   The summary unaudited consolidated balance sheet data as of March 30, 2002 and the summary unaudited consolidated statement of operations data for the three month periods ended March 30, 2002 and March 31, 2001 for Packaging Holdings have been derived from unaudited consolidated financial statements included elsewhere in this information statement and include, in management's opinion, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of such data under accounting principles generally accepted in the United States of America. The summary consolidated balance sheet data as of December 31, 2001 and 2000 and the summary consolidated statement of operations data for each of the three years ended December 31, 2001, 2000 and 1999 for Packaging Holdings have been derived from audited consolidated financial statements included elsewhere in this information statement. The summary consolidated balance sheet data as of December 31, 1999 and 1998 and the summary consolidated statement of operations data for the period from November 20 to December 31, 1998 for Packaging Holdings have been derived from audited consolidated financial statements not included in this information statement.

   The summary unaudited combined predecessor companies financial data as of November 19, 1998 and December 31, 1997, for the period from January 1 to November 19, 1998 and for the year ended December 31, 1997 reflect the combined businesses of BCA and IPMC, Inc., or IPMC, and are derived from unaudited financial data prepared by management. In the opinion of management, the summary unaudited combined financial data of the predecessor companies reflect their combined financial position and results of operations, as of those dates and for those periods shown, in accordance with accounting principles generally accepted in the United States of America.

   The summary financial data set forth below do not reflect the many changes that will occur in our operations, capitalization and tax status in connection with and as a result of our new corporate holding company structure and the distribution. The summary financial data are not necessarily indicative of what our results of operations or financial position would have been had we operated as an independent public company during the periods presented, nor is it necessarily indicative of our future results of operations or financial position. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Data," "Selected Historical Financial Data" and the audited and unaudited consolidated financial statements and related notes included elsewhere in this information statement.

                                            Packaging Holdings, L.L.C.(1)                       Predecessor Companies(2)
                       -----------------------------------------------------------------------  ------------------------
                                                                                   November 20
                            Three Months Ended          Year Ended December 31,         to      January 1 to  Year ended
                       ----------------------------  ----------------------------  December 31, November 19, December 31,
                       March 30, 2002 March 31, 2001   2001      2000      1999        1998         1998         1997
                       -------------- -------------- --------  --------  --------  ------------ ------------ ------------
                                                     (in thousands, except per share data)
Statement of
 operations data:
Net sales.............    $60,125        $57,020     $234,821  $228,342  $205,224    $18,578      $161,675     $185,976
Cost of sales.........     53,153         50,399      205,772   200,529   172,778     16,446       139,683      161,172
Operating expenses....      4,873(3)       3,646       14,775    21,853    18,741      1,858        14,406       17,179
Income from operations      2,099          2,975       14,274     5,960    13,705        274         7,586        7,625
Interest expense......     (2,296)        (3,006)     (11,327)  (11,998)   (9,925)      (978)       (3,277)      (5,756)
Other income (expense)        105             (2)          --        --        --        150            --          932
Income (loss) before
 income tax provision
 (benefit)............        (92)           (33)       2,947    (6,038)    3,780       (554)        4,309        2,801
Income tax provision
 (benefit)(4).........        388            (54)         603      (838)      100         --         2,226        1,303
Net income (loss).....       (480)            21        2,344    (5,200)    3,680       (554)        2,083        1,498

                                                     Packaging Holdings, L.L.C.(1)            Predecessor Companies(2)
                                          --------------------------------------------------- -------------------------
                                           Three Months                          November 20
                                              Ended      Year Ended December 31,      to      January 1 to  Year ended
                                          -------------- ----------------------- December 31, November 19, December 31,
                                          March 30, 2002  2001    2000    1999       1998         1998         1997
                                          -------------- ------- ------- ------- ------------ ------------ ------------
                                          (in thousands,
                                            except per
                                           share data)
Balance sheet data (end of period):
Total assets.............................    164,007     160,010 169,901 176,764   133,946       87,717       86,809
Total liabilities........................    130,095     126,013 137,421 139,084   104,200       74,404       77,291
Long-term debt, including note payable to
 related party...........................     75,130      94,962 100,536 110,746    82,564       47,463       54,944
Members' equity..........................     33,912      33,997  32,480  37,680    29,746        7,969        5,693

--------
(1) The financial data of Packaging Holdings include the acquisition of ICI through the acquisition of all of the equity of its parent company, Alupac Holding, Inc., as of July 14, 1999, the date of the acquisition.
(2) For purposes of the predecessor companies presentation, the unaudited financial data of BCA and IPMC for the periods indicated have been combined.
(3) Based upon our estimate of the market value of the Packaging Dynamics shares following the announcement of the merger and distribution on March 18, 2002 and the resulting valuation of the incentive units, Packaging Holdings recorded a non-cash compensation expense of $1,076 during the first quarter of 2002 and expects to record additional non-cash compensation charges of approximately $2,174 through the date of the distribution related to long-term incentive compensation plans.
(4) For income tax purposes, Packaging Holdings' federal and state taxable income, other than income generated by ICI, has been reported by its members on their income tax returns as if the company were a partnership. Because ICI remained a taxable C corporation following its acquisition by us in July 1999, ICI's income has been reported on its corporate tax returns and not on the income tax returns of Packaging Holdings' members. Packaging Holdings' predecessor companies, BCA and IPMC, were also taxable entities prior to our acquiring them. As more fully discussed in "Pro Forma Consolidated Financial Data," we will be taxed as a C corporation from and after the distribution.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA
                                  (Unaudited)

   The unaudited summary pro forma consolidated financial data below give effect to (1) the contribution of the Packaging Holdings limited liability company interests to Packaging Dynamics, (2) the distribution, (3) the cancellation of the 12% Promissory Note, described under "Arrangements with Ivex Relating to the Distribution" and (4) the granting to management of options to purchase Packaging Dynamics common stock, as described under "Management--Stock Options," as if those transactions had occurred as of January 1, 2001 for purposes of the statements of operations and as of March 30, 2002 for purposes of the balance sheet data. The unaudited summary pro forma consolidated financial data do not reflect our actual results of operations or financial position had the transactions been consummated on the dates assumed and are not necessarily indicative of future financial performance. This unaudited data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Data" and the audited and unaudited financial statements and the notes thereto included elsewhere in this information statement.

          Pro Forma Consolidated Statements of Operations (Unaudited)

                                        For the Year Ended December 31, 2001
                                        ------------------------------------------
                                        Historical    Adjustments      Pro Forma
                                        ----------    -----------     ----------
                                        (dollars in thousands, except per share data)
   Net sales...........................  $234,821       $   --       $  234,821
   Cost of sales.......................   205,772           --          205,772
                                         --------       ------        ----------
   Gross profit........................    29,049           --           29,049
   Operating expenses(1)...............    14,775          -- (2)        14,775
                                         --------       ------        ----------
   Income from operations..............    14,274           --           14,274
   Interest expense....................   (11,327)       2,045(3)        (9,282)
                                         --------       ------        ----------
   Income before taxes.................     2,947        2,045            4,992
   Income tax provision................       603        1,394(4)         1,997
                                         --------       ------        ----------
   Net income..........................  $  2,344       $  651       $    2,995
                                         ========       ======        ==========
   Net income per share:
      Basic............................                              $     0.32(5)
                                                                      ==========
      Fully diluted....................                              $     0.31(5)
                                                                      ==========
   Weighted average shares outstanding:
      Basic............................                               9,449,719(6)
                                                                      ==========
      Fully diluted....................                               9,701,332(6)
                                                                      ==========

                                        For the Three Months Ended March 30, 2002
                                        -------------------------------------
                                        Historical   Adjustments     Pro Forma
                                        ----------   -----------   ----------
                                          (unaudited dollars in thousands,
                                               except per share data)
   Net sales...........................  $60,125        $  --      $   60,125
   Cost of sales.......................   53,153           --          53,153
                                         -------        -----      ----------
   Gross profit........................    6,972           --           6,972
   Operating expenses(1)...............    4,873          -- (2)        4,873
                                         -------        -----      ----------
   Income from operations..............    2,099           --           2,099
   Other expense, net..................   (2,191)         548(3)       (1,643)
                                         -------        -----      ----------
   Income before taxes.................      (92)         548             456
   Income tax provision................      388         (206)(4)         182
                                         -------        -----      ----------
   Net income..........................  $  (480)       $ 754      $      274
                                         =======        =====      ==========
   Net income per share:
      Basic............................                            $     0.03
                                                                   ==========
      Fully diluted....................                            $     0.03
                                                                   ==========
   Weighted average shares outstanding:
      Basic............................                             9,449,719(6)
                                                                   ==========
      Fully diluted....................                             9,701,332(6)
                                                                   ==========

--------
(1) There is no compensation expense reflected in historical operating expenses for the year ended December 31, 2001 related to our Long-Term Incentive Compensation Plan. Based on estimates at December 31, 2001, there is no value attributable to the outstanding incentive units under terms of the plan. Based upon our estimate of the market value of the Packaging Dynamics shares following the announcement of the merger and distribution on March 18, 2002 and the resulting valuation of the incentive units, Packaging Holdings recorded a non-cash compensation expense of $1,076 during the first quarter of 2002 and expects to record additional non-cash compensation charges of approximately $2,174 through the date of the distribution related to long-term incentive compensation plans.
(2) Historical operating expenses includes an annual charge of $500 ($125 for the three months ended March 30, 2002) related to certain administrative services provided by Ivex under a consulting agreement. This agreement will be canceled in connection with the distribution. Based on current estimates, we do not believe that the incremental cost to replicate the services previously obtained from Ivex coupled with the incremental administrative expense associated with operating as a stand-alone public entity will differ materially from the historical amounts recorded under the consulting agreement. Accordingly, no adjustment is reflected in the pro forma statements of operations data above related to the cancellation of the Ivex consulting agreement.
(3) Reflects the elimination of interest expense related to the cancellation of the 12% Promissory Note in connection with the distribution.
(4) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of Packaging Dynamics, a C corporation, will be reported on Packaging Dynamics' tax return. This difference in the way taxable income is reported is reflected in the recording of a pro forma income tax provision based on an assumed tax rate of 40%.
(5) We adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. Among other things, the adoption of these statements ceased the amortization of goodwill. The results of operations data for the year ended December 31, 2001 includes $930 of goodwill amortization. Excluding the goodwill amortization of $930 in the pro-forma statement of operations for the year ended December 31, 2001, pro-forma net income would have been $3,553 and basic and fully diluted earnings per share would have been $0.38 and $0.37, respectively. We do not have any indefinite-lived intangible assets. FSAS No. 142 also requires that goodwill is tested regularly for impairment, including upon adoption of FSAS No. 142, which could result in an impairment charge. We are unable at this time to estimate the effect of these tests on our earnings or financial position.
(6) Basic weighted average shares outstanding of 9,449,719 is calculated based on the number of shares of common stock expected to be outstanding after the contribution of Packaging Holdings ownership interests to Packaging Dynamics. Diluted weighted average shares outstanding reflects the dilutive effect of 251,613 shares related to the anticipated issuance after the distribution of 844,093 options with a strike price of $3.90 per share, assuming a market value of the underlying shares of $7.75 per share. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. After the distribution, diluted weighted average shares outstanding will be calculated based upon the trading prices of Packaging Dynamics shares during the relevant measurement period.

               Pro Forma Consolidated Balance Sheet (Unaudited)

                                              March 30, 2002
                                    -------------------------------------------
                                    Historical     Adjustments       Pro Forma
                                    ----------     -----------       ---------
                                    (dollars in thousands, except per share data)
              Assets
Current assets
 Cash and cash equivalents.........  $  1,243       $     --         $  1,243
 Accounts receivable trade.........    23,167             --           23,167
 Inventories.......................    30,441             --           30,441
 Other.............................     4,637             --            4,637
                                     --------       --------         --------
Total current assets...............    59,488             --           59,488
                                     --------       --------         --------
Property, plant and equipment
 Buildings and improvements........    23,604             --           23,604
 Machinery and equipment...........    64,493             --           64,493
 Land..............................     1,276             --            1,276
 Projects in progress..............     1,234             --            1,234
                                     --------       --------         --------
                                       90,607             --           90,607
 Less--Accumulated depreciation
   and amortization................   (22,818)            --          (22,818)
                                     --------       --------         --------
                                       67,789             --           67,789
                                     --------       --------         --------
                                       34,329             --           34,329
Other assets, net..................     2,401             --            2,401
                                     --------       --------         --------
Total assets.......................  $164,007       $     --         $164,007
                                     ========       ========         ========
     Liabilities and Members'
    Equity/Stockholders' Equity
Current liabilities
 Current maturities of long-term
   debt............................  $  6,420       $     --         $  6,420
 Accounts payable..................    21,309             --           21,309
 Accrued salary and wages..........     2,888          2,174 (1)        5,062
 Other accrued liabilities.........     3,579             --            3,579
                                     --------       --------         --------
 Total current liabilities.........    34,196          2,174           36,370
                                     --------       --------         --------
Long-term debt.....................    75,130             --           75,130
Note payable to related party......    18,680        (18,680)(2)           --
Deferred income taxes..............     2,089          4,600 (3)        6,689
                                     --------       --------         --------
Total liabilities..................   130,095        (11,906)         118,189
                                     --------       --------         --------
Commitments and contingencies......
                                     --------       --------         --------
Members' equity/stockholders'
 equity
 Members' equity...................    33,912        (33,912)(4)           --
 Common stock, par value $.01 per
   share, no shares authorized,
   issued and outstanding;
   40,000,000 shares authorized
   and 9,449,719 shares issued and
   outstanding (pro forma).........        --             95 (4)           95
 Preferred stock, par value $.01
   per share, no shares
   authorized, issued and
   outstanding; 5,000,000 shares
   authorized, no shares issued
   and outstanding (pro forma).....        --             --               --
 Paid in capital in excess of par          --         33,817 (4)       47,897
   value...........................                   (4,600)(3)
                                                      18,680 (2)
 Retained earnings (accumulated
   deficit)........................        --         (2,174)(1)       (2,174)
                                     --------       --------         --------
 Total members'
   equity/stockholders' equity.....    33,912         11,906           45,818
                                     --------       --------         --------
Total liabilities and members'
 equity/stockholders' equity.......  $164,007       $     --         $164,007
                                     ========       ========         ========

--------
(1) Reflects a nonrecurring non-cash charge directly related to the distribution for the anticipated issuance after the distribution of 844,093 options with a strike price of $3.90 per share. The total nonrecurring non-cash charge to be taken through the date of the distribution is expected to be $3,250. The $2,174 charge reflected herein represents the total charge of $3,250 less the $1,076 recorded through March 30, 2002 (representing the vested and earned portion through March 30, 2002). The $3,250 charge is equal to (a) the difference between the assumed fair market value of $7.75 per share of Packaging Dynamics common stock and the $3.90 strike price, multiplied by (b) the number of shares of Packaging Dynamics common stock covered by the options issued. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. The actual non-cash charge will be determined based upon the trading prices of Packaging Dynamics shares on the date of the distribution.
(2) Reflects the cancellation of the 12% Promissory Note in connection with the distribution.
(3) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of
    Packaging Dynamics, a C corporation, will be reported on Packaging
              Dynamics' tax return. This change in status results in the recording of pro forma deferred tax liabilities.
(4) Reflects the contribution of ownership interests of Packaging Holdings to Packaging Dynamics in exchange for shares of common stock of Packaging Dynamics immediately prior to the distribution.

                                 RISK FACTORS

   You should carefully consider each of the following risks and all the other information contained in this information statement.

Our substantial indebtedness may impair our operations and depress our financial results.

   We have a substantial amount of outstanding indebtedness. Our total debt was approximately $81.6 million as of March 31, 2002, after giving effect to the cancellation of the 12% Promissory Note, including approximately $76.5 million outstanding under our senior credit facility. Our substantial indebtedness could have significant consequences for our stockholders. For example, it could

       . increase our vulnerability to general adverse economic and industry conditions;

       . limit our ability to obtain additional financing;

       . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of cash available for other purposes, including capital expenditures and other general corporate purposes;

       . require us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

       . restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

       . limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

       . place us at a possible disadvantage compared to our competitors that have less debt.

   Our annual debt service for 2002 consists of $6.42 million in principal payments and approximately $6.0 million in interest payments. Our 2002 interest payments would increase approximately $800,000 for each 1% increase in interest rates.

Covenants in our senior credit facility could adversely affect our business by limiting our operating and strategic flexibility.

   Our senior credit facility contains restrictive covenants that limit our subsidiaries' ability to, among other things:

       . incur more debt or guarantee indebtedness;

       . create liens;

       . make acquisitions or investments;

       . enter into transactions with affiliates;

       . enter into sale-leaseback transactions; and

       . merge, consolidate or sell assets.

   The senior credit facility also requires PDLLC to maintain a specified consolidated net worth and to maintain financial ratios relating to leverage, fixed charges and interest coverage. These restrictive and financial covenants under the senior credit facility could have an adverse impact on our business by limiting our ability to take advantage of financing, merger and acquisition or other business opportunities.

   If PDLLC were unable to comply with the financial covenants under the senior credit facility, PDLLC would need to renegotiate the terms of the senior credit facility. Renegotiation would likely entail the payment of significant fees to the lenders under the senior credit facility. If PDLLC were unable to renegotiate satisfactorily the terms of the senior credit facility, the lenders could require PDLLC to find replacement financing. Any alternative financing could have interest rates and other terms that are less attractive than those under the senior credit facility.

Packaging Dynamics' ability to meet its payment obligations is dependent on payments from its subsidiaries, which are limited by contractual restrictions.

   We conduct our business through Packaging Holdings and PDLLC and its subsidiaries. As a holding company, Packaging Dynamics has no operations of its own. Initially, the limited liability company interests of Packaging Holdings will be Packaging Dynamics' only asset. Packaging Dynamics may require cash for, among other things, salaries of executive officers, insurance and professional fees. Our senior credit facility, however, prohibits Packaging Holdings from making distributions to Packaging Dynamics. We intend that Packaging Dynamics meet its cash needs by entering into arm's-length contractual arrangements with our operating subsidiaries in a manner permitted by the senior credit facility. If we are unable to make these contractual arrangements, or if they do not generate sufficient cash, we may have to seek waivers under our senior credit facility or amend or refinance the senior credit facility. Any failure to generate sufficient cash would impair our ability to maintain our holding company structure and would have a material adverse effect on the value of Packaging Dynamics common stock.

Our strategy of growth through acquisitions may not be successful, could increase our costs and may dilute our stockholders.

   Our future growth will depend in part on "bolt-on" acquisitions of other businesses and assets that are easily integrated into our operations and that meet our strategic and financial return criteria. However, there can be no assurance that we will be able to locate or acquire suitable acquisition candidates on acceptable terms or, because of limitations imposed by the agreements governing our indebtedness, that we will be able to finance future acquisitions. In pursuing our strategy of growth through acquisitions, we will face risks, including difficulty in assimilating the operations and personnel of the acquired businesses, disruption of our ongoing business, dissipation of our limited management resources, and impairment of relationships with employees and customers of the acquired business as a result of changes in ownership and management. Moreover, the additional indebtedness incurred to make acquisitions could adversely affect our operating results and financial condition, including our liquidity. Any issuance of common stock to effect acquisitions could result in dilution to Packaging Dynamics' stockholders.

A reduction in the percentage of Packaging Dynamics common stock held by our principal stockholders could trigger a default under our senior credit facility.

   Our senior credit facility effectively requires that our owners immediately prior to the distribution retain ownership of at least 51% of Packaging Dynamics common stock. Immediately after the distribution, these owners will hold 51.81% of Packaging Dynamics common stock and will have registration rights that would enable them to cause Packaging Dynamics to register a large number of their shares for sale to the public. These owners could also dispose of shares in private transactions without registration. If they were to sell enough shares, or their percentage ownership were otherwise reduced to below 51%, PDLLC would be in default under its senior credit facility. In the event of a default, all of the debt under the senior credit facility would immediately become due and payable, and we cannot be certain that we would be able to obtain alternative financing on satisfactory terms, if at all.

You may not be able to trade Packaging Dynamics common stock if an active trading market does not develop.

   There has been no trading market for Packaging Dynamics common stock. Accordingly, we cannot predict the extent to which investors' interest will lead to a liquid trading market or whether the market price of Packaging Dynamics common stock will be volatile. Because there has not been a public market for Packaging Dynamics common stock, the market price of Packaging Dynamics common stock cannot be predicted, and you may not be able to resell your shares at or above the initial market price of Packaging Dynamics stock after the distribution. Some of Ivex's stockholders who receive shares of Packaging Dynamics common stock may sell them immediately following the distribution, which could delay the development of an orderly trading market in

Packaging Dynamics common stock. Until an orderly market develops, the prices at which Packaging Dynamics shares trade may fluctuate significantly. In addition, the price of Packaging Dynamics shares may be depressed until investors have an opportunity to fully familiarize themselves with our business and how it relates to and competes within our industry.

   Although we have applied for Packaging Dynamics common stock to be included for quotation on the Nasdaq National Market, there can be no assurance that our application will be approved or, if approved, whether we will be able to satisfy the continued listing requirements of the Nasdaq National Market. If our application is not accepted, or if our application is accepted but we are unable to meet the applicable continued listing requirements, we would seek to have Packaging Dynamics common stock included for quotation on The Nasdaq SmallCap Market, the OTC Bulletin Board or some other quotation medium, depending upon our ability to meet the specific listing requirements of those quotation systems. Because these other quotation systems generally provide a less active trading market than does the Nasdaq National Market, an investor might find it more difficult to buy and sell, or to obtain reliable price quotations for, shares of Packaging Dynamics common stock than if the shares were included in the Nasdaq National Market, and this lack of visibility and liquidity could depress the price of Packaging Dynamics common stock.

The value of Packaging Dynamics common stock may be subject to significant volatility.

   The market price of Packaging Dynamics common stock may be highly volatile because of a number of factors, including the following:

       . actual or anticipated fluctuations in our operating results;

       . the relatively small number of shares of Packaging Dynamics common stock that will be outstanding, the relatively small number of outstanding Packaging Dynamics shares that would be eligible for trading on the Nasdaq National Market and what we anticipate will be low trading volumes in Packaging Dynamics common stock;

       . changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

       . the operating performance and stock price of other companies in our industry;

       . announcements by us or our competitors of new products or significant contracts, acquisitions, joint ventures or capital commitments;

       . changes in interest rates;

       . additions or departures of key personnel; and

       . future sales or issuances of Packaging Dynamics common stock.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the trading price of Packaging Dynamics common stock, regardless of our operating performance.

Substantial sales of Packaging Dynamics common stock may occur after the distribution, which could cause the price of Packaging Dynamics common stock to decline.

   There will be approximately 9.5 million shares of Packaging Dynamics common stock outstanding immediately after the distribution. The approximately 4.6 million shares of Packaging Dynamics common stock distributed in the distribution, except for any shares held by Packaging Dynamics "affiliates," as that term is defined in Rule 405 under the Securities Act, will be eligible for immediate resale in the public market. In spin-off transactions similar to the distribution, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the distribution. The other approximately 4.9 million shares of Packaging Dynamics common stock that will be outstanding immediately after the distribution will be held by Packaging Investors, L.P., DCBS Investors, L.L.C. and CB Investors, L.L.C. These stockholders may, under the terms of a registration rights agreement, cause Packaging Dynamics to register their shares for sale in the public markets. These sales could be large in relation to the normal trading volume of Packaging Dynamics common stock.

   We are unable to predict whether substantial amounts of Packaging Dynamics common stock will be sold in the open market following the distribution or what effect these sales may have on the market price of Packaging Dynamics common stock. Any sales of substantial amounts of Packaging Dynamics common stock in the public market, or the perception that any redistribution has not been completed, could materially adversely affect the market price of Packaging Dynamics common stock. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In addition, the prospect of large sales of Packaging Dynamics common stock by Packaging Investors, DCBS Investors and CB Investors could reduce our ability to raise additional capital by issuing additional shares of Packaging Dynamics common stock.

Certain stockholders that owned a controlling interest in Packaging Dynamics prior to the distribution will be able to elect Packaging Dynamics' directors and determine the outcome of stockholder votes and may not act in your interest.

   Upon completion of the distribution, Packaging Investors, DCBS Investors and CB Investors, which collectively owned a controlling interest in Packaging Dynamics prior to the distribution, will beneficially own 51.81% of Packaging Dynamics common stock and are expected to be party to a stockholders agreement. Consequently, acting together, these stockholders can determine the outcome of matters submitted for stockholder action, including election of directors and approval of change-in-control transactions. Under the stockholders agreement, Packaging Investors and DCBS Investors will each be able to designate a member of the Packaging Dynamics board of directors, and Packaging Investors will have effective veto power over specified significant corporate actions. Packaging Investors, DCBS Investors and CB Investors may act in a manner that does not coincide with the interests of other stockholders.

If we cannot raise the necessary capital for, or use Packaging Dynamics stock to finance, acquisitions, expansion plans or other significant corporate opportunities, our growth may be impaired.

   Without additional capital, we may have to curtail acquisition and expansion plans or forego other significant corporate opportunities that may be vital to our long-term success. If our revenues and cash flow do not meet expectations, then we may lose our ability to borrow money or to do so on terms that we consider favorable. Conditions in the capital markets also will affect our ability to borrow, as well as the terms of those borrowings. In addition, our financial performance and the conditions of the capital markets could adversely affect the value of Packaging Dynamics common stock, which could make it a less attractive form of consideration in making acquisitions. All of these factors could also make it difficult or impossible for us to expand in the future.

We are adversely affected by the excess capacity in our industry.

   Excess capacity has contributed to substantial price competition and volatility within our industry. Our profitability historically has been more sensitive to price changes than to changes in volume. Consequently, decreases in the prices of our products or price competition that prevents us from raising prices in line with our costs could have a material adverse effect on us. An unfavorable pricing environment, coupled with our substantial indebtedness, may adversely affect our ability to respond to competition, to adjust to other changes in market conditions or to take advantage of business opportunities.

Our business and financial performance may be harmed by future increases in raw material costs.

   Our operations require a large volume of various raw materials, including paper, foil, ink and adhesive. The cost of these materials has, at times, fluctuated greatly because of factors such as shortages or surpluses created by market or industry conditions. In addition, growth in the U.S. and global economies generally stimulates demand for the raw materials we use and may lead to increases in the prices of these materials. Although we have historically raised the selling prices of our products in response to raw material price increases, sometimes raw material prices have increased so quickly or to such levels that we have been unable to pass the price increases through to our customers on a timely basis, which has adversely affected our operating margins. We may be unable to pass raw material price changes through to our customers on a timely basis and maintain our margins in the face of raw material cost fluctuations in the future.

Energy price increases may reduce our earnings.

   Our manufacturing operations require the use of substantial amounts of electricity and natural gas. These are subject to price fluctuations as the result of changes in overall supply and demand. Increases in energy costs can adversely affect our earnings.

Intense competition in our industry may harm our financial performance and growth prospects.

   There is intense competition in the flexible packaging industry on the basis of price, service, quality and innovation in product design and graphics. The markets for our products are highly fragmented, with numerous producers of flexible packaging goods. Many of our competitors are smaller, more flexible and lower-cost producers than we are. Some of our other competitors are large, well-established companies with financial resources far in excess of those of ours. Limited barriers to entry in the markets we serve and the availability of substitutes for our products limit our ability to increase our product prices. These competitive conditions may impair our potential growth and profitability.

We could be harmed by a decrease in demand for our products in the quick-service restaurant industry.

   Sales to the quick-service restaurant industry accounted for approximately one-third of our revenues in 2001. A downturn in the quick-service restaurant industry or technological changes in that industry could lead to a significant decrease in demand for our products, resulting in a material adverse effect on our business, financial condition and results of operations.

Inability to attract and retain key officers and management personnel could harm our performance and prospects.

   Our future success depends to a significant extent on the continued services of our senior officers and on our ability to attract and retain other qualified management personnel. The loss of the services of our executive officers, or any lack of success in recruiting and retaining qualified management, could have a material adverse effect on our business and results of operations.

Our business could suffer in the event of a work stoppage by our unionized labor force.


   Because we have a substantial number of workers whose employment is subject to collective bargaining agreements and labor union representation, we are vulnerable to possible organized work stoppages and similar actions. Unionized employees accounted for approximately 47% of our workforce as of March 31, 2002. One of our three collective bargaining agreements expires on May 31, 2002, and a replacement agreement is currently under negotiation; our other two collective bargaining agreements expire in December 2002 and May 2004. If the current negotiations are unsuccessful, we could face a work stoppage in connection with the May 31, 2002 contract expiration. Any future strikes, employee slowdowns or similar actions by one or more unions, in connection with labor contract negotiations or otherwise, could have a material adverse effect on our ability to operate our business.


After the distribution, we will no longer be able to depend on Ivex for key services.

   Since our inception in 1998, we have operated our business with the assistance of management and administrative services, such as financial, tax, accounting and legal services, provided by Ivex under a consulting agreement. As a result of the distribution and the merger, we will cease to be affiliated with Ivex, and the consulting agreement will be terminated. Although we plan to replicate the services previously obtained from Ivex, if we are unable to do so in a timely, cost-effective manner, our profitability could be impaired.

We are subject to potential liability under environmental laws.

   Our operations are regulated under a number of federal, state and local environmental laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of these materials. Compliance with these environmental laws and regulations is a significant consideration for us because we use hazardous materials in our manufacturing processes. In addition, because we are a generator of hazardous wastes, we may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if these sites become contaminated, even if we fully comply with applicable environmental laws. In the event of a violation of environmental laws, we could be held liable for damages and for the costs of remedial actions. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could negatively affect our operating results.

Anti-takeover provisions affecting us could prevent our stockholders from obtaining a change of control premium for their shares of Packaging Dynamics common stock.

   The certificate of incorporation and bylaws of Packaging Dynamics and Delaware law contain anti-takeover provisions that could have the effect of delaying or preventing changes in control of Packaging Dynamics that a stockholder may consider favorable. The provisions in Packaging Dynamics' certificate of incorporation and bylaws include the following:

       . the board of directors of Packaging Dynamics has the authority to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

       . stockholder action may generally be taken only at a special or regular meeting, and not by written consent; and

       . nominations of candidates to Packaging Dynamics' board of directors are generally subject to advance notice procedures.

   In addition, the terms of a stockholders agreement will effectively give Packaging Investors the power, for so long as Packaging Investors owns at least 33% of Packaging Dynamics' common stock, to exercise veto power over specified significant corporate actions, including mergers and other business combination transactions. These provisions could have the effect of delaying, deferring or preventing a change in control of Packaging Dynamics; discourage bids for Packaging Dynamics common stock at a premium over the market price; or adversely affect the market price of, and the voting and other rights of the holders of, Packaging Dynamics common stock.

   Packaging Dynamics is also subject to Delaware laws that could have similar effects. One of these laws prohibits Packaging Dynamics from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless specified conditions are met.

The amount and character of income, gain or loss you may recognize as a result of the distribution and merger cannot be precisely determined.


   Your receipt of cash and Packaging Dynamics common stock in connection with the distribution and the merger will be a taxable transaction. The distribution and merger are intended to constitute a single integrated transaction pursuant to which each Ivex stockholder generally will recognize capital gain or loss equal, in each case, to the difference between (1) the fair market value of the Packaging Dynamics shares (including cash in lieu of fractional shares) received in the distribution plus the cash proceeds received pursuant to the merger and (2) the stockholder's adjusted tax basis in the Ivex common stock surrendered in exchange. However, if the Internal Revenue Service were to successfully assert that receipt of Packaging Dynamics common stock in the distribution should be treated as a separate transaction for tax purposes, the distribution of Packaging Dynamics common stock would be deemed to be a distribution taxable as an ordinary income dividend to the extent of our current or accumulated earnings and profits. In addition, the amount of income, gain or loss, if any, that you will recognize will depend, in part, on the fair market value of the Packaging Dynamics common stock you receive in the distribution and your adjusted tax basis in the Ivex common stock you sell in the merger. See "The Distribution--Material Federal Income Tax Consequences of the Distribution."

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   This information statement contains forward-looking statements that are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate, and management's beliefs and assumptions. Such statements include, in particular, statements about our plans, strategies, and prospects under the headings "Summary," "Risk Factors," "Capitalization," "Pro Forma Consolidated Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management," "Ownership of Packaging Dynamics Common Stock," "Related Party Transactions," "Dividend Policy" and "Business." Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements.

   These forward-looking statements are not guarantees of future performance and are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen, and reflect future business decisions that are subject to change. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The factors that could affect our results include:

       . changes in consumer demand and prices resulting in a negative impact on revenues and margins;

       . raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies;

       . increased competition in our product lines;

       . changes in capital availability or costs;

       . workforce factors such as strikes or labor interruptions;

       . our ability to develop new products and to identify and execute capital programs and acquisitions;

       . the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations;

       . the general political, economic and competitive conditions in markets where we operate;

       . the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control; and

       . our actual performance;

as well as other matters discussed under the heading "Risk Factors."

   We caution that the factors described above are not exclusive. All of the forward-looking statements made in this information statement are qualified by this cautionary statement, and readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this information statement. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this information statement, whether as a result of new information, future events or otherwise.

                               THE DISTRIBUTION

Background

   Our business is currently owned and operated through Packaging Holdings, a Delaware limited liability company in which Ivex holds a 48.19% ownership interest. On March 18, 2002, the board of directors of Ivex approved a merger agreement under which, upon satisfaction or waiver of specified conditions, a wholly-owned subsidiary of Alcoa will merge with and into Ivex. As a result of the merger, Ivex will become a wholly-owned subsidiary of Alcoa. The merger is conditioned upon, among other things, the prior distribution of Ivex's 48.19% ownership interest in Packaging Holdings. To facilitate the distribution and our future existence as an independent, publicly-traded company, Ivex and the other owners of Packaging Holdings agreed to create a new holding company structure by contributing all of their Packaging Holdings limited liability company interests to Packaging Dynamics in exchange for shares of Packaging Dynamics common stock.

   Ivex formed Packaging Dynamics, a Delaware corporation, on March 18, 2002 as a wholly-owned subsidiary of Ivex. The contribution and exchange of the Packaging Holdings interests will take place immediately prior to the distribution and the Ivex/Alcoa merger. Immediately after the contribution and exchange of the Packaging Holdings interests, and immediately prior to the distribution, Packaging Dynamics will own 100% of the limited liability company interests of Packaging Holdings, and Ivex will own 48.19% of the common stock of Packaging Dynamics.

Distribution Overview

   Effective immediately prior to the Ivex/Alcoa merger, Ivex will distribute the shares of Packaging Dynamics common stock it will then own, equivalent to 48.19% of Packaging Dynamics' outstanding common stock, to its existing stockholders and holders of options to acquire Ivex common stock, other than excluded options. The distribution and the merger will each occur only if the other occurs. If Ivex's stockholders do not adopt the merger agreement, or if certain other conditions to the merger are not met, the distribution will not occur. In the distribution, stockholders of Ivex will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock that they own. Option holders of Ivex will also participate in the distribution. Holders of options to purchase Ivex common stock who hold their options on the day of the distribution will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock underlying the Ivex options held, other than the excluded options. Following the merger and the distribution, Packaging Dynamics will be an independent public company, and Ivex will be a wholly-owned subsidiary of Alcoa. We have applied for inclusion of Packaging Dynamics common stock for quotation on the Nasdaq National Market.

Reasons for the Distribution

   In an effort to enhance the value of Ivex's common stock, Ivex explored a number of strategic alternatives over the course of two years. This process concluded on March 18, 2002 when Ivex entered into an agreement to be acquired by Alcoa. The merger agreement with Alcoa requires that Ivex distribute to its stockholders, immediately prior to the merger, the 48.19% of Packaging Dynamics common stock that it owns at that time. Ivex's board of directors, in consultation with its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Banc Alex. Brown, carefully considered the proposed acquisition structure and reviewed in detail the terms of the proposed merger and distribution. Ivex's board of directors concluded that the proposed structure provides value to Ivex stockholders both through the cash to be paid to them pursuant to the merger agreement and through their continued investment in Packaging Dynamics.

   Following the merger and the distribution, Packaging Dynamics will be an independent public company, and Ivex will be a wholly-owned subsidiary of Alcoa. For additional information concerning the merger and Ivex's reasons for the merger, see the proxy statement to which this information statement is attached.

Manner of Effecting the Distribution


   Ivex will effect the distribution by distributing the 48.19% of the issued and outstanding shares of Packaging Dynamics common stock that it will own immediately prior to the distribution to holders of record, at the close of
business on       , 2002, the record date for the distribution, of Ivex common stock and options to acquire Ivex common stock, except for the excluded options. The distribution will be made on the basis of one share of Packaging Dynamics common stock for every five shares of Ivex common stock held and one share of Packaging Dynamics common stock for every five shares of Ivex common stock underlying options to purchase Ivex common stock, except for the excluded options. As further discussed below, fractional shares will not be distributed.


   Fractional shares of Packaging Dynamics common stock will not be issued to Ivex's stockholders or option holders as part of the distribution. In lieu of receiving fractional shares, each holder of Ivex common stock or options who would otherwise be entitled to receive a fractional share of Packaging Dynamics common stock will receive cash for the fractional interest. For an explanation of the tax consequences of the distribution, please see "--Material Federal Income Tax Consequences of the Distribution." The distribution agent will, as soon as practicable after the distribution date, aggregate fractional shares into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to Ivex stockholders and option holders otherwise entitled to fractional interests. The amount of such payment will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the distribution date.

   Prior to the distribution, Ivex will deliver all of its outstanding shares of Packaging Dynamics common stock to the distribution agent for distribution. Shares you receive in the distribution will be credited to a book-entry account established for you by, and maintained at, EquiServe Trust Company, N.A., the transfer agent and registrar for Packaging Dynamics common stock, unless you submit a written request for a stock certificate. See "--Shares in Book-Entry Form."

   No owner of Ivex common stock or stock options will be required to pay any cash or other consideration for shares of Packaging Dynamics common stock received in the distribution or to surrender or exchange any shares of Ivex common stock or stock options to receive shares of Packaging Dynamics common stock. The actual total number of shares of Packaging Dynamics common stock to be distributed will depend on the number of shares of Ivex common stock and the number of options exercisable for Ivex common stock outstanding at the effective time of the merger.

   No vote of holders of Ivex common stock is required in connection with the distribution. No vote of Packaging Dynamics stockholders will be held to approve the anticipated grant to management of stock options to purchase shares of Packaging Dynamics common stock described under "Management--Stock Options."

Treatment of Stock Options


   In the distribution, holders at the close of business on the record date for the distribution of outstanding vested or unvested options, other than excluded options, issued by Ivex to purchase Ivex common stock will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock subject to such an option.


   In the merger, each option to acquire Ivex common stock that is outstanding at the effective time of the merger, whether vested or unvested, will become vested and exercisable. Each vested option will be immediately cancelled by Ivex, and each holder of a cancelled option will be entitled to receive (1) the excess, if any, of $21.50 over the per share exercise price of the cancelled option, times (2) the number of shares covered by the cancelled option.

Results of the Distribution

   After the distribution, we will be an independent, public company. Our management, fundamentals, growth characteristics and strategic priorities will be different from those of Ivex. Ivex will have no direct interest in us after the distribution. See "Arrangements with Ivex Relating to the Distribution."

   The identity of Packaging Dynamics' stockholders immediately after the distribution will be as follows:

              Holders of Ivex common stock and options
                immediately prior to the distribution...... 48.19%
              DCBS Investors, L.L.C........................  7.80%
              CB Investors, L.L.C..........................  1.78%
              Packaging Investors, L.P..................... 42.23%

See "Ownership of Packaging Dynamics Common Stock."

   Immediately after the distribution, we expect that there will be approximately 505 holders of record of Packaging Dynamics common stock and approximately 9,449,719 shares of Packaging Dynamics common stock outstanding. The expected number of record holders of Packaging Dynamics common stock is based on the number of Ivex stockholders and option holders of record as of the close of business on March 13, 2002 and on the distribution ratio of one share of Packaging Dynamics common stock for every five shares of Ivex common stock owned by Ivex stockholders or underlying Ivex stock options (other than the excluded options, but including both vested and unvested options) at that time. Following the distribution, we intend to grant to members of our management options to acquire Packaging Dynamics common stock. See "Management--Stock Options."

   The shares of Packaging Dynamics common stock will:

       . be fully paid and nonassessable;

       . have one vote per share, with no right to cumulate votes; and

       . carry no preemptive rights.

   Packaging Dynamics common stock and Ivex common stock will be different securities and will not trade or be valued alike. See "Description of Capital Stock of Packaging Dynamics."

   We have applied for Packaging Dynamics common stock to be included for quotation on the Nasdaq National Market under the symbol "PKDY."

   The distribution will not, in and of itself, affect the number of outstanding shares of Ivex common stock or the rights associated with those shares.

Shares in Book-Entry Form

   Certificates representing Packaging Dynamics common stock will not be issued unless a request is made in writing. Instead, persons receiving shares of Packaging Dynamics common stock in the distribution will receive uncertificated shares registered in book-entry form through the direct registration system. Book-entry shares of Packaging Dynamics common stock are held with the transfer agent and registrar, EquiServe Trust Company, N.A., which serves as the official record keeper for Packaging Dynamics common stock. Under the direct registration system, instead of receiving stock certificates in the distribution, you will receive an account statement reflecting your ownership interest in shares of Packaging Dynamics common stock. If at any time you want to receive a physical certificate evidencing your shares, you may do so by contacting the transfer agent and registrar.

   For those holders of Ivex common stock who hold their Ivex shares through a broker, bank or other nominee and who will be receiving shares of Packaging Dynamics common stock in the distribution, EquiServe Trust Company, N.A. will credit the shares of Packaging Dynamics common stock to the accounts of those nominees that are registered holders, which, in turn, will credit their customers' accounts with the customers' proportionate number of shares of Packaging Dynamics common stock. We anticipate that brokers, banks and other nominees will generally credit their customers' accounts with Packaging Dynamics common stock on or shortly after the date the distribution becomes effective.

Material Federal Income Tax Consequences of the Distribution

   The following discussion summarizes the material United States federal income tax consequences to Ivex stockholders of the merger and the distribution of Packaging Dynamics common stock immediately prior to and in connection with the exchange of shares of Ivex common stock for cash in the merger. We will refer to the distribution and merger, collectively, as the "transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein.

   Ivex stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of Ivex in light of their particular circumstances, such as stockholders who are banks, insurance companies, pension funds, tax-exempt organizations, or dealers in securities or foreign currencies, stockholders who are not United States persons (as defined in the Code), stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold Ivex common stock as part of an integrated investment (including a "straddle") comprised of shares of Ivex common stock and one or more other positions, or stockholders who have previously entered into a constructive sale of Ivex common stock, or a transaction involving the options or warrants to purchase shares of common stock of Ivex or of Packaging Dynamics. The following discussion assumes that each holder of Ivex common stock holds such stock as a capital asset. In addition, the following discussion does not address any tax consequences to holders of Ivex common stock who exercise appraisal rights under applicable law and does not address the tax consequences of the transaction under state, local or foreign tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which Ivex common stock is acquired or Packaging Dynamics common stock is disposed of.

   Accordingly, Ivex stockholders are urged to consult their own tax advisors concerning the specific tax consequences, including the applicable federal, state, local and foreign tax consequences, to them of the transaction in their particular circumstances.

   For United States federal income tax purposes, the transaction is intended to constitute a single integrated transaction with respect to Ivex and Ivex stockholders in which the distribution will be treated as a distribution in redemption of outstanding common stock of Ivex in connection with the complete termination of Ivex stockholders' interests in Ivex as a result of the merger. Although we believe that the foregoing description correctly characterizes the transaction for United States federal income tax purposes and, therefore, that the distribution should qualify as an exchange under Section 302(b) of the Code with the consequences set forth below, either because the integrated combination of the distribution and the merger results in a complete termination of Ivex stockholders' interests in Ivex, or because the distribution, in conjunction with the merger, is not essentially equivalent to a dividend, the issue is not free from doubt.

   Assuming the distribution in conjunction with the merger qualifies as an exchange within the meaning of Section 302(b) of the Code, then, subject to the assumptions, limitations and qualifications referred to in this section, the transaction will result in the following federal income tax consequences:

   Each holder of Ivex common stock will generally recognize gain, if any, to the extent of the excess of (1) the sum of the fair market value, on the date of the distribution, of the Packaging Dynamics common stock distributed in the distribution (including any cash received in lieu of fractional shares of Packaging Dynamics common stock) plus the cash proceeds received pursuant to the merger over (2) the holder's adjusted basis immediately prior to the transaction in Ivex common stock surrendered. Such gain generally will be capital gain, and generally will be long-term capital gain if the Ivex common stock exchanged in the transaction has been held for more than one year. In the event that a holder's adjusted basis in Ivex common stock exceeds the sum of the fair market value of the Packaging Dynamics stock and the amount of cash received by the holder in the transaction, and absent some special limitation on loss recognition, the holder will recognize a loss. Such loss generally will be capital loss, and generally will be long-term capital loss if Ivex common stock exchanged in the transaction has been held for more than one year. One reasonable method of determining the fair market value of the Packaging
Dynamics common stock received by Ivex stockholders would be to use the weighted average trading price of Packaging Dynamics common stock on the first full day of trading ending after the distribution; however, you should consult with your own tax advisor with respect to your particular circumstances concerning taking a tax return position consistent with such reporting.

   The tax basis of the Packaging Dynamics common stock received by Ivex stockholders in the distribution will be equal to the fair market value of such stock on the date of the distribution. The holding period of the Packaging Dynamics common stock received in the distribution will commence on the day after the distribution.

   Receipt of an opinion of counsel with respect to tax matters is not a condition to the obligations of the parties to consummate the transaction. In addition, no ruling has been or will be obtained from the Internal Revenue Service in connection with the transaction, and the Internal Revenue Service could challenge the status of the transaction as a single integrated transaction for United States federal income tax purposes.

   Such a challenge, if successful, could result in Ivex stockholders being treated as receiving a "dividend" distribution of the Packaging Dynamics common stock received in the distribution and as selling, in a separate transaction, their Ivex common stock to Alcoa immediately after the distribution. Under this result, the amount treated as distributed in the distribution would be equal to the fair market value on the date of the distribution of the Packaging Dynamics common stock received in the distribution (including any cash received in lieu of fractional shares of Packaging Dynamics common stock) and generally (1) would be treated as a dividend taxable as ordinary income to Ivex stockholders to the extent of Ivex's current or accumulated earnings and profits (including any earnings resulting from the distribution), (2) to the extent such amount exceeded Ivex's earnings and profits, it would be applied to reduce, but not below zero, the adjusted basis of each Ivex stockholder in such stockholder's Ivex stock and (3) to the extent the amount treated as received by such stockholder in the distribution exceeded the amount described in (1) and (2), would be taxable as capital gain to each Ivex stockholder. Also under this result, Ivex stockholders would have a basis in the Packaging Dynamics common stock distributed to them equal to its fair market value on the date of the distribution, and the holding period of such stock would commence on the day after the distribution. Finally, under this result, Ivex stockholders generally would recognize gain on the sale of their Ivex common stock to Alcoa in the merger in an amount equal to the excess, if any, of the amount of cash received in the merger over their adjusted basis in Ivex common stock immediately prior to the merger, taking into account the effect of the distribution of Packaging Dynamics common stock on such adjusted basis as described above. Such gain generally would be capital gain and generally would be long-term capital gain if the Ivex common stock exchanged in the merger had been held for more than one year. In the event that a holder's adjusted basis in Ivex common stock, taking into account the effect of the distribution of Packaging Dynamics common stock on such adjusted basis as described above, exceeded the amount of cash received from Alcoa in the merger, the holder would recognize a loss. Such loss generally would be a capital loss and generally would be a long-term capital loss if the Ivex common stock exchanged in the merger had been held for more than one year.

   You may be subject to "backup withholding" on payments (including the distribution of Packaging Dynamics common stock) received in connection with the transaction unless you (1) provide to the exchange agent a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information, or (2) are a corporation or otherwise qualify under certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing an IRS form W-9 or substitute W-9 and submitting it to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

   The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the transaction to Ivex stockholders. Ivex stockholders are urged to consult their own tax advisors concerning the specific tax consequences to them of the transaction, including tax return reporting requirements, the applicable tax laws and the effect of any proposed changes in the tax laws.

Listing and Trading of Packaging Dynamics Common Stock

   There is no established public trading market for Packaging Dynamics common stock. We have applied for Packaging Dynamics common stock to be included for quotation on the Nasdaq National Market under the symbol "PKDY" or another symbol determined by the board of directors of Ivex if this symbol becomes unavailable. We expect trading in Packaging Dynamics common stock to commence on the effective date of the Ivex/Alcoa merger.


   The Nasdaq National Market's listing requirements for an issuer's common stock include a series of quantitative criteria relating to stockholders' equity, total assets or total revenue, pretax income, public float, number of stockholders and number of market makers, as well as a minimum bid price for the common stock. The minimum bid price for an initial listing of the type we are seeking for Packaging Dynamics common stock is $5 per share. If our application for inclusion of Packaging Dynamics common stock for quotation on the Nasdaq National Market were accepted, the requirements for continued listing would impose a minimum bid price of $1 per share. As a condition to initial and continued listing, the Nasdaq National Market also imposes on the issuer a number of corporate governance requirements relating to such matters as stockholder voting rights, director independence and timely filing of periodic reports with the SEC. In addition to the specific criteria for listing, the Nasdaq Stock Market also has discretionary authority under which it can require additional or more stringent criteria for the listing of a particular security otherwise qualified for listing if the Nasdaq Stock Market deems the measures necessary to protect the public interest. We believe that, except for the minimum bid price criterion, we are currently able to satisfy all of the applicable quantitative initial listing criteria for the Nasdaq National Market.


   Until the distribution is completed and an orderly market in Packaging Dynamics common stock develops, the prices at which trading in Packaging Dynamics common stock occurs may fluctuate significantly and may be lower or higher than the price that would be expected for a fully-distributed issue. The prices at which Packaging Dynamics common stock will trade following the distribution will be determined by the marketplace and may be influenced by many factors, including:

       . the depth and liquidity of the market for Packaging Dynamics common stock;

       . investor perceptions of Packaging Dynamics, its business and the industry in which it operates;

       . Packaging Dynamics' dividend policy;

       . Packaging Dynamics' financial results; and

       . general economic and market conditions.

   There will be approximately 9.5 million shares of Packaging Dynamics common stock outstanding immediately after the distribution. The approximately 4.6 million shares of Packaging Dynamics common stock distributed in the distribution will be eligible for immediate resale in the public market, except for any shares held by affiliates of Packaging Dynamics, as discussed below. In spin-off transactions similar to the distribution, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the distribution. The other approximately
4.9 million shares of Packaging Dynamics common stock that will be outstanding immediately after the distribution will be held by Packaging Investors, DCBS Investors and CB Investors. Under a registration rights agreement, these stockholders can require Packaging Dynamics to file registration statements that permit them to sell their shares in the public market. See "Related Party Transactions--Registration Rights Agreement."

   We are unable to predict whether substantial amounts of Packaging Dynamics common stock will be sold in the open market following the distribution or what effect these sales may have on the market price of Packaging Dynamics common stock. Any sales of substantial amounts of Packaging Dynamics common stock in the public market, or the perception that any redistribution has not been completed, could materially adversely affect the market price of Packaging Dynamics common stock. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In addition, the prospect of large sales of Packaging Dynamics common stock by Packaging Investors, DCBS Investors and CB Investors could reduce our ability to raise additional capital by issuing additional shares of common stock.

   Persons who may be deemed to be "affiliates" of Packaging Dynamics, as that term is defined in Rule 144 under the Securities Act, generally include individuals or entities that control, are controlled by, or are in common control with Packaging Dynamics, including its directors. Persons who are affiliates of Packaging Dynamics will be permitted to sell shares of Packaging Dynamics common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as in accordance with the requirements of Rule 144 under the Securities Act.

                                DIVIDEND POLICY

   We do not anticipate paying any dividends on Packaging Dynamics common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business. The declaration and payment of dividends after the distribution, however, will be at the discretion of the board of directors, and will depend upon, among other things

       . our investment policy and opportunities;

       . our results of operations, financial condition, cash requirements and future prospects;

       . contractual, legal and regulatory restrictions on dividend payments;
         and

       . other factors that may be considered relevant by the board of directors, including restrictions on the ability of subsidiaries of Packaging Dynamics to distribute cash to Packaging Dynamics.

   Our ability to pay dividends on Packaging Dynamics common stock is limited by the restrictions imposed by our senior credit facility, which prohibits Packaging Holdings from making distributions to Packaging Dynamics. See "Risk Factors--Packaging Dynamics' ability to meet its payment obligations is dependent on payments from its subsidiaries, which are limited by contractual restrictions." In addition, under the terms of the stockholders agreement, Packaging Dynamics is prohibited from paying any dividend unless the dividend is approved by Packaging Investors. See "Description of Capital Stock of Packaging Dynamics--Stockholders Agreement."

                                CAPITALIZATION

   The following table sets forth our capitalization as of March 30, 2002 on an actual basis as derived from the unaudited consolidated historical financial statements included elsewhere in this information statement and on an unaudited pro forma basis giving effect to (1) the contribution of the Packaging Holdings limited liability company interests to Packaging Dynamics, (2) the distribution, (3) the cancellation of the 12% Promissory Note, described under "Arrangements with Ivex Relating to the Distribution" and (4) the granting to management of options to purchase Packaging Dynamics common stock, as described under "Management-Stock Options," as if those transactions had occurred on March 30, 2002. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Data" and the audited and unaudited consolidated financial statements of Packaging Holdings, including the notes to those financial statements, included elsewhere in this information statement. The pro forma information may not necessarily reflect the debt and capitalization of our business in the future or as it would have been had we been an independent public company at March 30, 2002, or had the distribution and note cancellation actually been effected on that date.

                                                                               March 30, 2002
                                                                     -----------------------------------------
                                                                     Historical    Adjustments      Pro Forma
                                                                     ----------    -----------      ---------
                                                                     (unaudited dollars in thousands, except per
                                                                                share data)
Cash and cash equivalents...........................................  $  1,243      $     --        $  1,243
                                                                      ========      ========        ========
Current maturities of long-term debt................................  $  6,420      $     --        $  6,420
                                                                      ========      ========        ========
Long-term debt:
   Senior credit facility...........................................  $ 70,730      $     --        $ 70,730
   Note payable to related party....................................    18,680       (18,680)(1)          --
   Other............................................................     4,400                         4,400
                                                                      --------      --------        --------
   Total long-term debt.............................................    93,810       (18,680)         75,130
                                                                      --------      --------        --------
Members' equity/stockholders' equity:
   Members' equity..................................................    33,912       (33,912)(2)          --
   Common stock, par value $.01 per share, no shares authorized, issued and outstanding; 40,000,000 shares authorized and
     9,449,719 shares issued and outstanding (pro forma)............        --            95 (2)          95
   Preferred stock, par value $.01 per share, no shares authorized, issued and outstanding; 5,000,000 shares authorized, no shares
     issued and outstanding (pro forma).............................        --            --              --
   Paid in capital in excess of par value...........................        --        33,817 (2)      47,897
                                                                                      (4,600)(3)
                                                                                      18,680 (1)
   Retained earnings................................................        --        (2,174)(4)      (2,174)
                                                                      --------      --------        --------
   Total members' equity/stockholders' equity:......................    33,912        11,906          45,818
                                                                      --------      --------        --------
Total capitalization................................................  $134,142      $ (6,774)       $127,368
                                                                      ========      ========        ========

--------
(1) Reflects the cancellation of the 12% Promissory Note in connection with the distribution.
(2) Reflects the contribution of ownership interests of Packaging Holdings to Packaging Dynamics in exchange for shares of common stock of Packaging Dynamics immediately prior to the distribution.
(3) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of Packaging Dynamics, a C corporation, will be reported on Packaging Dynamics' tax return. This change in status results in the recording of deferred tax liabilities.

(4) Reflects a nonrecurring non-cash charge directly related to the distribution for the anticipated issuance after the distribution of 844,093 options with a strike price of $3.90 per share. The total nonrecurring non-cash charge to be taken through the date of the distribution is expected to be $3,250. The $2,174 charge reflected herein represents the total charge of $3,250 less the $1,076 recorded through March 30, 2002. The $3,250 charge is equal to (a) the difference between the assumed fair market value of $7.75 per share of Packaging Dynamics common stock and the $3.90 strike price, multiplied by (b) the number of shares of Packaging Dynamics common stock covered by the options issued. The assumed fair market non-cash value represents our estimate of the current market value of the Packaging Dynamics shares. The actual non-cash charge will be determined based upon the trading prices of Packaging Dynamics shares on the date of the distribution.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated financial data below give effect to (1) the contribution of the Packaging Holdings limited liability company interests to Packaging Dynamics, (2) the distribution, (3) the cancellation of the 12% Promissory Note, described under "Arrangements with Ivex Relating to the Distribution" and (4) the granting to management of options to purchase Packaging Dynamics common stock, as described under "Management--Stock Options," as if those transactions had occurred as of January 1, 2001 for purposes of the statements of operations and as of March 30, 2002 for purposes of the balance sheet data. The unaudited pro forma consolidated financial data do not reflect our actual results of operations or financial position had the transactions been consummated on the dates assumed and are not necessarily indicative of future financial performance. This unaudited data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited financial statements of Packaging Holdings and the related notes included elsewhere in this information statement.

          Pro Forma Consolidated Statements of Operations (Unaudited)

                                        For the Year Ended December 31, 2001
                                        ------------------------------------------
                                        Historical    Adjustments      Pro Forma
                                        ----------    -----------     ----------
                                        (dollars in thousands, except per share data)
   Net sales...........................  $234,821       $   --       $  234,821
   Cost of sales.......................   205,772           --          205,772
                                         --------       ------        ----------
   Gross profit........................    29,049           --           29,049
   Operating expenses(1)...............    14,775          -- (2)        14,775
                                         --------       ------        ----------
   Income from operations..............    14,274           --           14,274
   Interest expense....................   (11,327)       2,045(3)        (9,282)
                                         --------       ------        ----------
   Income before taxes.................     2,947        2,045            4,992
   Income tax provision................       603        1,394(4)         1,997
                                         --------       ------        ----------
   Net income..........................  $  2,344       $  651       $    2,995
                                         ========       ======        ==========
   Net income per share:
      Basic............................                              $     0.32(5)
                                                                      ==========
      Fully diluted....................                              $     0.31(5)
                                                                      ==========
   Weighted average shares outstanding:
      Basic............................                               9,449,719(6)
                                                                      ==========
      Fully diluted....................                               9,701,332(6)
                                                                      ==========

                                        For the Three Months Ended March 30, 2002
                                        -------------------------------------
                                        Historical   Adjustments     Pro Forma
                                        ----------   -----------   ----------
                                          (unaudited dollars in thousands,
                                               except per share data)
   Net sales...........................  $60,125        $  --      $   60,125
   Cost of sales.......................   53,153           --          53,153
                                         -------        -----      ----------
   Gross profit........................    6,972           --           6,972
   Operating expenses(1)...............    4,873          --  (2)       4,873
                                         -------        -----      ----------
   Income from operations..............    2,099           --           2,099
   Other expense, net..................   (2,191)         548 (3)      (1,643)
                                         -------        -----      ----------
   Income before taxes.................      (92)         548             456
   Income tax provision................      388         (206)(4)         182
                                         -------        -----      ----------
   Net income..........................  $  (480)       $ 754      $      274
                                         =======        =====      ==========
   Net income per share:
      Basic............................                            $     0.03
                                                                   ==========
      Fully diluted....................                            $     0.03
                                                                   ==========
   Weighted average shares outstanding:
      Basic............................                             9,449,719(6)
                                                                   ==========
      Fully diluted....................                             9,701,332(6)
                                                                   ==========

--------
(1) There is no compensation expense reflected in historical operating expenses for the year ended December 31, 2001 related to our Long-Term Incentive Compensation Plan. Based on estimates at December 31, 2001, there is no value attributable to the outstanding incentive units under terms of the plan. Based upon our estimate of the market value of the Packaging Dynamics shares following the announcement of the merger and distribution on March 18, 2002 and the resulting valuation of the incentive units, Packaging Holdings recorded a non-cash compensation expense of $1,076 during the first quarter of 2002 and expects to record additional non-cash compensation charges of approximately $2,174 through the date of the distribution related to long-term incentive compensation plans.
(2) Historical operating expenses includes an annual charge of $500 ($125 for the three months ended March 30, 2002) related to certain administrative services provided by Ivex under a consulting agreement. This agreement will be canceled in connection with the distribution. Based on current estimates, we do not believe that the incremental cost to replicate the services previously obtained from Ivex coupled with the incremental administrative expense associated with operating as a stand-alone public entity will differ materially from the historical amounts recorded under the consulting agreement. Accordingly, no adjustment is reflected in the pro forma statements of operations data above related to the cancellation of the Ivex consulting agreement.
(3) Reflects the elimination of interest expense related to the cancellation of the 12% Promissory Note in connection with the distribution.
(4) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of Packaging Dynamics, a C corporation, will be reported on Packaging Dynamics' tax return. This difference in the way taxable income is reported is reflected in the recording of a pro forma income tax provision based on an assumed tax rate of 40%.
(5) We adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. Among other things, the adoption of these statements ceased the amortization of goodwill. The results of operations data for the year ended December 31, 2001 includes $930 of goodwill amortization. Excluding the goodwill amortization of $930 in the pro-forma statement of operations for the year ended December 31, 2001, pro-forma net income would have been $3,553 and basic and fully diluted earnings per share would have been $0.38 and $0.37, respectively. These statements also require that goodwill and other indefinite lived intangible assets are tested regularly for an impairment which could result in impairment charges in future periods. We are unable at this time to estimate the effect of these tests on our earnings or financial position.

(6) Basic weighted average shares outstanding of 9,449,719 is calculated based on the number of shares of common stock expected to be outstanding after the contribution of Packaging Holdings ownership interests to Packaging Dynamics. Diluted weighted average shares outstanding reflects the dilutive effect of 251,613 shares related to the anticipated issuance after the distribution of 844,093 options with a strike price of $3.90 per share, assuming a market value of the underlying shares of $7.75 per share. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. After the distribution, diluted weighted average shares outstanding will be calculated based upon the trading prices of Packaging Dynamics shares during the relevant measurement period.

               Pro Forma Consolidated Balance Sheet (Unaudited)

                                              March 30, 2002
                                    -------------------------------------------
                                    Historical     Adjustments       Pro Forma
                                    ----------     -----------       ---------
                                    (dollars in thousands, except per share data)
              Assets
Current assets
 Cash and cash equivalents.........  $  1,243       $     --         $  1,243
 Accounts receivable trade.........    23,167             --           23,167
 Inventories.......................    30,441             --           30,441
 Other.............................     4,637             --            4,637
                                     --------       --------         --------
Total current assets...............    59,488             --           59,488
                                     --------       --------         --------
Property, plant and equipment
 Buildings and improvements........    23,604             --           23,604
 Machinery and equipment...........    64,493             --           64,493
 Land..............................     1,276             --            1,276
 Projects in progress..............     1,234             --            1,234
                                     --------       --------         --------
                                       90,607             --           90,607
 Less--Accumulated depreciation
   and amortization................   (22,818)            --          (22,818)
                                     --------       --------         --------
                                       67,789             --           67,789
                                     --------       --------         --------
                                       34,329             --           34,329
Other assets, net..................     2,401             --            2,401
                                     --------       --------         --------
Total assets.......................  $164,007       $     --         $164,007
                                     ========       ========         ========
     Liabilities and Members'
    Equity/Stockholders' Equity
Current liabilities
 Current maturities of long-term
   debt............................  $  6,420       $     --         $  6,420
 Accounts payable..................    21,309             --           21,309
 Accrued salary and wages..........     2,888          2,174 (1)        5,062
 Other accrued liabilities.........     3,579             --            3,579
                                     --------       --------         --------
 Total current liabilities.........    34,196          2,174           36,370
                                     --------       --------         --------
Long-term debt.....................    75,130             --           75,130
Note payable to related party......    18,680        (18,680)(2)           --
Deferred income taxes..............     2,089          4,600 (3)        6,689
                                     --------       --------         --------
Total liabilities..................   130,095        (11,906)         118,189
                                     --------       --------         --------
Commitments and contingencies......
                                     --------       --------         --------
Members' equity/stockholders'
 equity
 Members' equity...................    33,912        (33,912)(4)           --
 Common stock, par value $.01 per
   share, no shares authorized,
   issued and outstanding;
   40,000,000 shares authorized
   and 9,449,719 shares issued and
   outstanding (pro forma).........        --             95 (4)           95
 Preferred stock, par value $.01
   per share, no shares
   authorized, issued and
   outstanding; 5,000,000 shares
   authorized, no shares issued
   and outstanding (pro forma).....        --             --               --
 Paid in capital in excess of par          --         33,817 (4)       47,897
   value...........................                   (4,600)(3)
                                                      18,680 (2)
 Retained earnings (accumulated
   deficit)........................        --         (2,174)(1)       (2,174)
                                     --------       --------         --------
 Total members'
   equity/stockholders' equity.....    33,912         11,906           45,818
                                     --------       --------         --------
Total liabilities and members'
 equity/stockholders' equity.......  $164,007       $     --         $164,007
                                     ========       ========         ========

--------
(1) Reflects a nonrecurring non-cash charge directly related to the distribution for the anticipated issuance after the distribution of 844,093 options with a strike price of $3.90 per share. The total nonrecurring non-cash charge to be taken through the date of the distribution is expected to be $3,250. The $2,174 charge reflected herein represents the total charge of $3,250 less the $1,076 recorded through March 30, 2002 (representing the vested and earned portion through March 30, 2002). The $3,250 charge is equal to (a) the difference between the assumed fair market value of $7.75 per share of Packaging Dynamics common stock and the $3.90 strike price, multiplied by (b) the number of shares of Packaging Dynamics common stock covered by the options issued. The assumed fair market value represents our estimate of the current market value of the Packaging Dynamics shares. The actual non-cash charge will be determined based upon the trading prices of Packaging Dynamics shares on the date of the distribution.
(2) Reflects the cancellation of the 12% Promissory Note in connection with the distribution.
(3) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of
    Packaging Dynamics, a C corporation, will be reported on Packaging
              Dynamics' tax return. This change in status results in the recording of pro forma deferred tax liabilities.
(4) Reflects the contribution of ownership interests of Packaging Holdings to Packaging Dynamics in exchange for shares of common stock of Packaging Dynamics immediately prior to the distribution.

                      SELECTED HISTORICAL FINANCIAL DATA

   The unaudited selected consolidated balance sheet data as of March 30, 2002 and the unaudited selected consolidated statement of operations data for the three month periods ended March 30, 2002 and March 31, 2001 for Packaging Holdings have been derived from unaudited consolidated financial statements included elsewhere in this information statement and include, in management's opinion, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of such data under accounting principles generally accepted in the United States of America. The selected consolidated balance sheet data as of December 31, 2001 and 2000 and the selected consolidated statement of operations data for each of the three years ended December 31, 2001, 2000 and 1999 for Packaging Holdings have been derived from audited consolidated financial statements included elsewhere in this information statement. The selected consolidated balance sheet data as of December 31, 1999 and 1998 and the selected consolidated statement of operations data for the period from November 20 to December 31, 1998 for Packaging Holdings have been derived from audited consolidated financial statements not included in this information statement.

   The selected unaudited combined predecessor companies financial data as of November 19, 1998 and December 31, 1997, for the period from January 1 to November 19, 1998 and for the year ended December 31, 1997 reflect the combined businesses of BCA and IPMC and are derived from unaudited financial data prepared by management. In the opinion of management, the selected unaudited combined financial data of the predecessor companies reflect their combined financial position and results of operations, as of those dates and for those periods shown, in accordance with accounting principles generally accepted in the United States of America.

   The selected historical financial data set forth below do not reflect the many changes that will occur in our operations, capitalization and tax status in connection with and as a result of our new corporate holding company structure and the distribution. The selected historical financial data are not necessarily indicative of what our results of operations or financial position would have been had we operated as an independent public company during the periods presented, nor is it necessarily indicative of our future results of operations or financial position. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Consolidated Financial Data" and the audited and unaudited consolidated financial statements and related notes included elsewhere in this information statement.

                                            Packaging Holdings, L.L.C.(1)                       Predecessor Companies(2)
                       -----------------------------------------------------------------------  ------------------------
                                                                                   November 20   January 1
                            Three Months Ended          Year Ended December 31,         to           to       Year ended
                       ----------------------------  ----------------------------  December 31, November 19, December 31,
                       March 30, 2002 March 31, 2001   2001      2000      1999        1998         1998         1997
                       -------------- -------------- --------  --------  --------  ------------ ------------ ------------
                                                     (in thousands, except per share data)
Statement of
 operations data:
Net sales.............    $ 60,125       $57,020     $234,821  $228,342  $205,224    $ 18,578     $161,675     $185,976
Cost of sales.........      53,153        50,399      205,772   200,529   172,778      16,446      139,683      161,172
Operating expenses....       4,873(3)      3,646       14,775    21,853    18,741       1,858       14,406       17,179
Income from operations       2,099         2,975       14,274     5,960    13,705         274        7,586        7,625
Interest expense......      (2,296)       (3,006)     (11,327)  (11,998)   (9,925)       (978)      (3,277)      (5,756)
Other income
  (expense)...........         105            (2)          --        --        --         150           --          932
Income (loss) before
 income tax provision
 (benefit)............         (92)          (33)       2,947    (6,038)    3,780        (554)       4,309        2,801
Income tax provision
 (benefit)(4).........         388           (54)         603      (838)      100          --        2,226        1,303
Net income (loss).....        (480)           21        2,344    (5,200)    3,680        (554)       2,083        1,498
Balance sheet data
 (end of period):
Total assets..........     164,007                    160,010   169,901   176,764     133,946       87,717       86,809
Total liabilities.....     130,095                    126,013   137,421   139,084     104,200       74,404       77,291
Long-term debt,
 including note
 payable to related
 party................      75,130                     94,962   100,536   110,746      82,564       47,463       54,944
Members' equity.......      33,912                     33,997    32,480    37,680      29,746        7,969        5,693

--------
(1) The financial data of Packaging Holdings include the acquisition of ICI through the acquisition of all of the equity of its parent company, Alupac Holding, Inc., as of July 14, 1999, the date of the acquisition.
(2) For purposes of the predecessor companies presentation, the unaudited financial data of BCA and IPMC for the periods indicated have been combined.

(3) Based upon our estimate of the market value of the Packaging Dynamics shares following the announcement of the merger and distribution on March 18, 2002 and the resulting valuation of the incentive units, Packaging Holdings recorded a non-cash compensation expense of $1,076 during the first quarter of 2002 and expects to record additional non-cash compensation charges of approximately $2,174 through the date of the distribution related to long-term incentive compensation plans.
(4) For income tax purposes, Packaging Holdings' federal and state taxable income, other than income generated by ICI, has been reported by its members on their income tax returns as if the company were a partnership. Because ICI remained a taxable C corporation following its acquisition by us in July 1999, ICI's income has been reported on its corporate tax returns and not on the income tax returns of Packaging Holdings' members. Packaging Holdings' predecessor companies, BCA and IPMC, were also taxable entities prior to our acquiring them. As more fully discussed in "Pro Forma Consolidated Financial Data," we will be taxed as a C corporation from and after the distribution.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and accompanying notes thereto, and the other financial information included elsewhere in this information statement. This discussion contains forward-looking statements. Please see "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" for a discussion of the uncertainties, risks and assumptions associated with these statements. In the discussion that follows, dollar amounts other than per share data are stated in thousands.

Overview

   We are a vertically integrated flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.

   We were formed as Packaging Holdings, a limited liability company, in November 1998 when we acquired the bag and sandwich wrap converting assets of BCA and Ivex's Detroit paper mill assets. In July 1999, we purchased ICI, a leading converter of aluminum foil and paper-based packaging for food and industrial applications, by acquiring all of the equity of its parent company, Alupac Holding, Inc.

Results of Operations for the Three Months Ended March 30, 2002 and March 31,
2001

   Net Sales. Net sales increased by 5.4% during the three months ended March 30, 2002 over net sales during the corresponding period in 2001. The increase primarily resulted from additional volumes associated with increased business of foil based sandwich wrap products with major quick service restaurants. The increased sales of converted products were partially offset by decreased sales of specialty paper of approximately $1,400 caused from the loss of volume with a significant customer as well as selling price reductions primarily related to lower raw material costs.

   Gross Profit. Gross profit increased 5.3% during the three months ended March 30, 2002 compared to the corresponding period in 2001 primarily as a result of increased sales volume. Gross profit margin was 11.6% during the three months ended March 30, 2002 and March 31, 2001. The current period gross profit margins were affected by lower raw material costs and increased competitive pricing in the marketplace. In addition, lower energy costs favorably impacted the overall margin.

   Operating Expenses. Selling and administrative expenses increased $352, or 10.6%, during the three months ended March 30, 2002 compared to the three months ended March 31, 2001. As a percentage of net sales, selling and administrative expenses increased to 6.1% during the three months ended March 30, 2002 compared to 5.8% during the corresponding period in 2001. The increase resulted from higher selling expenses associated with the additional sales and marketing efforts dedicated to specialty paper and consumer products and new product development costs.

   In connection with the merger and distribution announced by Ivex Packaging Corporation on March 18, 2002, our equity value increased and accordingly, we recorded a non-cash charge of $1,076 during the first quarter of 2002. The $1,076 long-term incentive compensation expense recorded during the first quarter of 2002 represents the earned and vested portion of the Long-Term Incentive Compensation Plan for certain key executives through March 30, 2002. We expect to record a charge related to the Long-Term Incentive Compensation Plan of $2,174 in the second quarter of 2002, representing the remaining earned and vested portion under the Plan.

   On January 1, 2002, we adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 eliminates the pooling-of-interest method of accounting for business combinations and requires goodwill and intangible assets with indefinite lives to no longer be amortized but to instead be tested for impairment at least annually. Other intangible assets with determinable lives will continue to be amortized over their useful lives. We applied the new rules on accounting for goodwill and other tangible assets effective January 1, 2002. The application of SFAS No. 142 resulted in the reduction of goodwill amortization of $232 during the three months ended March 30, 2002 compared to the corresponding period in 2001. FSAS No. 142 also requires that goodwill is tested regularly for impairment, including upon adoption of FSAS No. 142, which could result in an impairment charge. We do not have any indefinite-lived tangible assets. We are unable at this time to estimate the effect of these tests on our earnings or financial position.

   Income from Operations. Income from operations and operating margins were $2,099 and 3.5%, respectively, during the three months ended March 30, 2002 compared to income from operations and operating margin of $2,975 and 5.2%, respectively, during the three months ended March 31, 2001. The decrease in income from operations and operating margin is primarily due to the non-cash long-term incentive compensation charge during the first quarter of 2002. Excluding the long-term incentive compensation charge, income from operations and operating margin was $3,175 and 5.3%, respectively. The increase in operating income and margin excluding the long-term incentive compensation charge in the three months ended March 30, 2002 compared to the corresponding period in 2001 reflected lower amortization of goodwill of $232 during the three months ended March 30, 2002 offset by additional selling expenses relating to specialty paper and consumer product sales and new product development costs.

   Other Income (Expense). Other income (expense) of $105 during the three months ended March 30, 2002 represented an increase of $107 over the level of other income (expense) during the three months ended March 31, 2001. This increase was attributable to a realized gain on the sale of a vacant parcel of land during the three months ended March 30, 2002.

   Interest Expense. Interest expense during the three months ended March 30, 2002 was $2,296 compared to $3,006 during the corresponding period in 2001. The decrease in interest expense in the three months ended March 30, 2002 compared to the corresponding period in 2001 resulted primarily from decreased average outstanding indebtedness and reduced interest rates. This decrease in 2002 was partially offset by paid-in-kind interest accruing on the 12% Promissory Note. Paid-in-kind interest expense on the 12% Promissory Note was $548 and $486 during the three months ended March 30, 2002 and March 31, 2001, respectively.

   Income Taxes. Federal and state taxable income has been reported by the members of Packaging Holdings on their income tax returns as if it were a partnership. ICI has remained a taxable C corporation since its acquisition by us. As a result, we provide for federal and state income taxes on the income of ICI. Income tax expense for the three months ended March 30, 2002 was $388 as compared to a tax benefit of $54 in the three months ended March 31, 2001. The increase in income tax expense was primarily associated with strong earnings on products sold through ICI.

   Net Income. Net loss was $480 during the three months ended March 30, 2002 compared to net income of $21 in the corresponding period in 2001. The decrease was primarily attributable to the long-term incentive compensation charge, partially offset by a reduction in the amortization of goodwill of $232 and a reduction in interest expense of $910.

   EBITDA and Adjusted EBITDA. We have presented EBITDA information solely as supplemental disclosure because we believe that it is generally accepted as providing useful information regarding a company's ability to service or incur debt. We have furnished Adjusted EBITDA to provide additional information regarding supplemental items that we believe are of interest to investors.

   EBITDA consists of earnings from operations plus depreciation and amortization. EBITDA should not be construed as an alternative to earnings from operations as determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, as a measure of liquidity or as an alternative to cash flows from operating activities as determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all companies that report EBITDA or Adjusted EBITDA information calculate EBITDA or Adjusted EBITDA in the same manner as we do.

   Adjusted EBITDA is EBITDA plus the supplemental adjustments summarized in the table below. Adjusted EBITDA is not a calculation prepared in accordance with generally accepted accounting principles. It should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. EBITDA and Adjusted EBITDA for the three months ended March 30, 2002 and March 31, 2001 are computed as follows:

                                                                                 For the three months ended
                                                                                 --------------------------
                                                                                 March 30,     March 31,
                                                                                   2002          2001
                                                                                 ---------     ---------
Income from operations, as reported.............................................  $2,099        $2,975
Depreciation and amortization . . . . . . . . . . . . . . . . . . . ............   1,959         2,006
                                                                                  ------        ------
EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4,058         4,981
Long-term incentive compensation expense . . . . . . . . . .....................   1,076            --
                                                                                  ------        ------
Adjusted EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ......  $5,134        $4,981
                                                                                  ======        ======

   In the three months ended March 30, 2002, Adjusted EBITDA and Adjusted EBITDA margin were $5,134 and 8.5%, respectively, compared to $4,981 and 8.7%, respectively, in the three months ended March 31, 2001. The increase in Adjusted EBITDA primarily resulted from increased sales volume. The decrease in Adjusted EBITDA margin primarily resulted from increased operating expenses.

Results of Operations for the Years Ended December 31, 2001, 2000 and 1999

   Net Sales. Net sales increased by 2.8% during the year ended December 31, 2001 over net sales during the corresponding period in 2000. The increase resulted from increased sales of converted products. The increased sales of converted products were associated with new consumer product introductions and increased sales volume of food service products of approximately $4,000, including foil based sandwich wrap. The increased sales of converted products were partially offset by decreased sales of specialty paper.

   Net sales increased by 11.3% during the year ended December 31, 2000 over net sales during the corresponding period in 1999. The increase primarily resulted from incremental sales associated with the acquisition of ICI on July 14, 1999. Incremental sales of ICI during 2000 compared to 1999 were approximately $27,000. Excluding the incremental sales from the ICI acquisition, net sales decreased slightly as a result of the loss of a major fast food customer's paper-based sandwich wrap business early in 2000 partially offset by the acquisition of another major fast food customer's foil-based sandwich wrap business in 2000. In addition, net sales in 2000 were negatively affected by the business disruption that resulted from the bankruptcy of Ameriserve Food Distribution Company, Inc., or Ameriserve, which at that time was a significant customer. Other aspects of the impact on us of the Ameriserve bankruptcy are described below under "--Operating Expenses."

   Gross Profit. Gross profit increased 4.4% during 2001 compared to 2000 primarily as a result of increased sales volume. Gross profit margin was 12.4% during 2001 compared to 12.2% during 2000. The increased gross profit margin is primarily attributable to lower labor and overhead costs as a percentage of sales. The decrease in labor costs was associated primarily with a management restructuring during 2000.

   Gross profit decreased 14.3% during 2000 compared to 1999 primarily due to increased raw material and energy costs, partially offset by incremental gross profit from ICI of approximately $1,600. Gross profit margin decreased to 12.2% during 2000 compared to 15.8% during 1999. The decreased gross profit margin resulted primarily from the increased raw material costs and increased competitive pricing in the marketplace.

   Operating Expenses. Selling and administrative expenses decreased $369, or 2.6%, during 2001 compared to 2000. As a percentage of net sales, selling and administrative expenses decreased to 5.8% during 2001 compared to 6.1% during 2000. The decrease resulted from decreased salary expense of approximately $290 primarily associated with a management restructuring during 2000 and management synergies, such as reduced head count, associated with the 1999 ICI acquisition.

   Selling and administrative expenses decreased $691, or 4.7%, during 2000 compared to 1999. As a percentage of net sales, selling and administrative expenses decreased to 6.1% during 2000 compared to 7.2% during 1999. The decrease resulted primarily from the management restructuring during 2000 partially offset by incremental selling and administrative expenses associated with a full year of ICI operations. ICI's selling and administrative expenses were $1,300 higher during 2000 compared to 1999.

   Amortization of intangibles decreased $2,174, or 69.2%, during 2001 compared to the same period in 2000 and decreased $117 or 3.6% during 2000 compared to the same period in 1999. The decrease in both years primarily resulted from the expiration of a non-compete agreement near the end of 2000. The non-compete agreement resulted in amortization expense of $2,500 per year from our inception on November 20, 1998 through November 19, 2000.

   Restructuring Charge. During 2000, we implemented a restructuring plan, which resulted in a reduction in work force resulting in severance and other costs of $1,250, referred to as the 2000 Restructuring Charge. During 2000 and 2001, we paid $440 and $683 as a result of the restructuring plan. At December 31, 2001, the remaining reserve balance related to costs to be paid under the restructuring plan was $127.

   During 1999, Ameriserve represented approximately 16% of gross sales. Ameriserve began to experience cash flow problems during late 1999 and filed for bankruptcy in January 2000. We recorded bad debt provision of $750 and $3,420 during 1999 and 2000, respectively, for all of the Ameriserve receivables that became uncollectible in connection with the bankruptcy. During 2001, we also settled certain preferential payment claims for $135.

   Income from Operations. Income from operations and operating margin were $14,274 and 6.1%, respectively, during 2001, compared to $5,960 and 2.6%, respectively, during 2000. Excluding the 2000 Restructuring Charge and the Ameriserve bad debt provision discussed above, income from operations and operating margin were $14,409 and 6.1%, respectively during 2001, compared to $10,630 and 4.7%, respectively, during 2000. The increase in operating income and margin in 2001 compared to 2000 was primarily the result of increased sales volume, reduced amortization expense of $2,174 and lower cost structure, including reduced head count.

   Income from operations and operating margin were $5,960 and 2.6%, respectively, during 2000, compared to $13,705 and 6.7%, respectively, during 1999. Excluding the 2000 Restructuring Charge and the Ameriserve bad debt provision discussed above, income from operations and operating margin were $10,630 and 4.7%, respectively, during 2000, compared to $14,455 and 7.0%, respectively, during 1999. The decrease in operating income and margin in 2000 compared to 1999 was primarily the result of increased raw material and energy costs. Energy cost increased approximately $2,700 during 2000 compared to 1999.

   Interest Expense. Interest expense during 2001 was $11,327 compared to $11,998 and $9,925 during 2000 and 1999, respectively. The decrease in interest expense in 2001 compared to 2000 resulted primarily from decreased average outstanding indebtedness and reduced interest rates. The average interest rates on borrowings on our senior credit facility were approximately 0.39% less during 2001 compared to 2000. The decrease in 2001 was partially offset by increased paid-in-kind interest accruing on the 12% Promissory Note payable to Ivex. Paid-in-kind interest expense on the 12% Promissory Note was $2,045 and $1,810 during 2001 and 2000, respectively. The increase in interest expense during 2000 compared to 1999 was primarily the result of increased average outstanding indebtedness (primarily associated with incremental debt from the ICI acquisition) and increased interest rates. In addition, the 2000 increase was attributable to increased paid-in-kind interest accruing on the 12% Promissory Note. Paid-in-kind interest expense on the 12% Promissory Note was $1,810 and $1,612 during 2000 and 1999, respectively.

   Income Taxes. The significant income tax benefit recorded in 2000 primarily reflects the tax benefit associated with losses at ICI.

   Net Income. Net income increased to $2,344 in 2001 compared to net loss of $5,200 in 2000 and net income of $3,680 in 1999. The net income in 2001 compared to a loss in 2000 was primarily the result of the 2000 Restructuring Charge and Ameriserve bad debt provision recorded during 2000. Excluding the effect of these items in 2000, the increase in net income was primarily due to the improved income from operations and reduced interest expense. The net loss in 2000 compared to net income during 1999 was primarily attributable to the 2000 Restructuring Charge and Ameriserve bad debt provision. Excluding the effect of these items in 2000, the decrease in net income was primarily due to the increased raw material and energy costs and increased interest expense.

   EBITDA and Adjusted EBITDA. We have presented EBITDA information solely as supplemental disclosure because we believe that it is generally accepted as providing useful information regarding a company's ability to service or incur debt. We have furnished Adjusted EBITDA to provide additional information regarding supplemental items that we believe are of interest to investors.

   EBITDA consists of earnings from operations plus depreciation and amortization. EBITDA should not be construed as an alternative to earnings from operations as determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, as a measure of liquidity or as an alternative to cash flows from operating activities as determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all companies that report EBITDA information calculate EBITDA in the same manner as we do.

   Adjusted EBITDA is EBITDA plus the supplemental adjustments summarized in the table below. Adjusted EBITDA is not a calculation prepared in accordance with generally accepted accounting principles. It should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. EBITDA and Adjusted EBITDA for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                     2001    2000    1999
                                    ------- ------- -------
Income from operations, as reported $14,274 $ 5,960 $13,705
Depreciation and amortization......   8,304  10,395   9,003
                                    ------- ------- -------
EBITDA.............................  22,578  16,355  22,708
Restructuring charge...............      --   1,250      --
Ameriserve bad debt provision......     135   3,420     750
                                    ------- ------- -------
Adjusted EBITDA.................... $22,713 $21,025 $23,458
                                    ======= ======= =======

   In 2001, Adjusted EBITDA and Adjusted EBITDA margin increased to $22,713 and 9.7%, respectively, compared to $21,025 and 9.2%, respectively, in 2000 and $23,458 and 11.4%, respectively, in 1999. The increase in Adjusted EBITDA and Adjusted EBITDA margin in 2001 compared to 2000 primarily resulted from increased sales volume and improved cost structure. The decrease in Adjusted EBITDA and Adjusted EBITDA margin in 2000 compared to 1999 primarily resulted from increased raw material and energy costs.

Disclosure About Critical Accounting Policies

   On December 12, 2001, the SEC issued FR-60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies." We have been advised that FR-60 is an intermediate step to alert companies to the need for greater investor awareness of the sensitivity of financial statements to the methods, assumptions, and estimates underlying their preparation including the judgments and uncertainties affecting the application of those policies, and the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

   Our accounting policies are disclosed in Note 2 to our consolidated financial statements, "Summary of Significant Accounting Policies." The more critical of our policies include revenue recognition and the use of estimates in valuing inventories and accounts receivable which are described below.

   Revenue Recognition. We recognize revenue primarily at the time title transfers to the customer (generally upon shipment of products). Our revenue recognition policies are in accordance with Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements." Shipping and handling costs are included as a component of cost of goods sold.

   Inventories. We state inventories at the lower of cost or market using the first-in, first-out, or FIFO, method to determine the cost of raw materials and finished goods. This cost includes raw materials, direct labor and manufacturing overhead. Valuing inventories at the lower of cost or market requires the use of estimates and judgment. Our policy is to evaluate all inventory quantities for amounts on-hand that are potentially in excess of estimated usage requirements, and to write down any excess quantities to estimated net realizable value. Inherent in the estimates of net manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

   Accounts Receivable. Accounts receivable from sales to customers are unsecured, and we value accounts receivable net of allowances for doubtful accounts. These allowances are based on estimates of the portion of the receivables that will not be collected in the future. However, the ultimate collectibility of a receivable is significantly dependent upon the financial condition of the individual customer, which can change rapidly and without advance warning.

   Long-Lived Assets. Long-lived assets, including property, plant and equipment, other assets and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

Liquidity and Capital Resources

   At March 30, 2002, we had cash and cash equivalents of $1,243, and $25,000 was available under the revolving portion of the senior credit facility. Our working capital at March 30, 2002 was $26,368.

   Our primary short-term and long-term operating cash requirements are for debt service, working capital and capital expenditures. We expect to rely on cash generated from operations supplemented by revolving borrowings under the senior credit facility to fund our principal short-term and long-term cash requirements.

   The senior credit facility provides for Tranche A Term Loans and Tranche B Term Loans totaling $89,250 and a $25,000 revolving credit facility, up to $5,000 of which may be in the form of letters of credit. The Tranche A Term Loan had a balance of $18,375 at March 30, 2002 and is required to be repaid in quarterly payments totaling $5,000 in 2002, $6,000 in 2003, and $7,375 in 2004. The Tranche B Term Loan had a balance of $58,075 at March 30, 2002 and is required to be repaid in quarterly payments totaling $720 in 2002, $720 in 2003, $28,400 in 2004 and $28,235 in 2005.

   Loans under the senior credit facility are designated from time to time, at our election, either (1) as Eurodollar Loans, which bear interest at a rate based on the London Interbank Offered Rate, or LIBOR, adjusted for regulatory reserve requirements, or (2) as Base Rate Loans, which bear interest at a rate based on the Federal Funds Rate or the prime rate. The interest rate on Eurodollar Loans is equal to LIBOR plus an applicable percentage that varies with the leverage ratio of PDLLC and its consolidated subsidiaries. The interest rate on Base Rate Loans is equal to

   . a base rate equal to the greater of (1) the Federal Funds rate plus 1/2 of 1% and (2) the prime rate, plus

   . an applicable percentage that varies with the leverage ratio of PDLLC and its consolidated subsidiaries.

   Accordingly, Tranche A Term Loans and revolving loans bear interest at rates of up to 2.5% plus the base rate, in the case of Base Rate Loans, and up to 3.5% plus LIBOR, in the case of Eurodollar Loans. Tranche B Term Loans bear interest at rates of up to 3.25% plus the base rate, in the case of Base Rate Loans, and up to 4.25% plus LIBOR, in the case of Eurodollar Loans.

   At March 30, 2002, the interest rates on borrowings under the Tranche A Term Loan and the Tranche B Term Loan were 3.25% plus LIBOR and 4.0% plus LIBOR, respectively, compared with 3.5% plus LIBOR and 4.25% plus LIBOR, respectively, at March 31, 2001. As of March 30, 2002, we had interest rate swap agreements with a group of banks having notional amounts totaling $60,000 and various maturity dates through December 10, 2003. These agreements effectively fix our LIBOR rate for $60,000 of our indebtedness at rates from 3.83% to 4.27%. Borrowings under the senior credit facility are collateralized by substantially all of the assets of our operating subsidiaries. The revolving credit facility and Term A Loan will terminate on November 20, 2004 and the Term B Loan will terminate on November 20, 2005.




   Under the senior credit facility, PDLLC is required to comply on a quarterly basis with the following four financial covenants:







   . under the leverage ratio covenant, as of the last day of each fiscal quarter, PDLLC's ratio of total funded debt to consolidated EBITDA for the 12-month period then ended must not exceed specified levels, decreasing from 3.5 to 1 at present to 2 to 1 from and after April 1, 2004;



   . under the interest coverage ratio covenant, as of the last day of each fiscal quarter, PDLLC's ratio of consolidated EBITDA for the 12-month period then ended to cash interest expense for such 12-month period must be equal to or greater than certain specified levels, increasing from
       2.75 to 1 at present to 4 to 1 from and after July 1, 2004;



   . under the fixed charge coverage ratio covenant, as of the last day of each fiscal quarter, for the 12-month period then ended, PDLLC's ratio of consolidated EBITDA less capital expenditures and taxes to PDLLC's cash interest expense and scheduled funded debt payments must be equal to or greater than certain specified levels, increasing from 1.1 to 1 at present to 1.3 to 1 from and after January 1, 2003; and



   . under the net worth covenant, PDLLC's consolidated net worth as of the last day of each fiscal quarter must be equal to or greater than $27,500,000, increased on a cumulative basis by (1) as of the last day of each fiscal quarter, 50% of the consolidated net income of PDLLC (to the extent positive) for the fiscal quarter then ended, commencing with the fiscal quarter ended December 31, 1998 and (2) 50% of the net cash proceeds from any equity issuance after November 20, 1998 by PDLLC or any subsidiary of PDLLC.



For purposes of the senior credit facility, consolidated EBITDA, calculated on a consolidated basis for PDLLC and its subsidiaries, consists of (1) net income, excluding the effect of any extraordinary or other non-recurring gains or losses or non-cash losses, plus (2) an amount which, in the determination of net income, has been deducted for interest expense, taxes, depreciation and amortization.

   The senior credit facility also contains various negative covenants that, among other things, require Packaging Holdings and its subsidiaries to limit future capital expenditures, borrowings, dividend payments, and payments to related parties, and restricts Packaging Holdings' ability and the ability of its subsidiaries to merge or consolidate. In addition, the senior credit facility prevents our subsidiaries from making distributions, prohibits changes in the nature of business conducted by our subsidiaries and effectively requires, subject to limited exceptions, that Packaging Dynamics' pre-distribution stockholders, other than Ivex, retain beneficial ownership of at least 51% in Packaging Dynamics. The failure to comply with the covenants would result in a default under the senior credit facility and permit the lenders under the senior credit facility to accelerate the maturity of the indebtedness governed by the senior credit facility. We believe that we are currently in compliance with the terms and conditions of the senior credit facility in all material respects.


   Packaging Holdings issued the 12% Promissory Note in the amount of $12,500 to Ivex on November 20, 1998 in connection with the acquisition of Ivex's paper mill operations located in Detroit, Michigan. Interest on this note is currently paid in kind at a rate of 12% on a semi-annual basis, and the note had an accreted value of approximately $18.1 million at December 31, 2001. The 12% Promissory Note is unsecured, subordinated to the senior credit facility and matures on November 21, 2005. This note will be cancelled in connection with the distribution.

   On July 14, 1999, Packaging Holdings issued a $3,000 note to the sellers in connection with the acquisition of ICI. Interest on this note is 7.5% payable semi-annually commencing on December 31, 1999. This note is unsecured and subordinated to the senior credit facility. The note matures on July 14, 2004 and may be accelerated under specified circumstances, including a change in control or an acceleration under the senior credit facility.

   The senior credit facility and the ICI note include terms that limit changes in our ownership structure. Modifications to the ownership structure outside the limits prescribed by such agreements could place us in default under these debt instruments. We do not believe that the distribution and common stock exchange as described in the merger agreement by and between Ivex and Alcoa will result in a change in control as defined in the senior credit facility or the ICI note.

   We have outstanding obligations under debt agreements with the U.S. Department of Housing and Urban Development, or HUD, in the form of promissory notes payable to the City of Baxter Springs. These notes bear interest at rates varying from 4.57% to 6.57%, as determined by HUD, and interest is payable on a semi-annual basis. These notes are payable in annual installments of $700 through August 2004. Borrowings are collateralized by a first lien on the land and building at our Baxter Springs, Kansas production facility and by a second lien on specified machinery and equipment. Under specified circumstances, repayment of the borrowings is subordinated to the repayment of obligations under the senior credit facility.

   To reduce the impact of changes in interest rates on our variable rate debt, we have entered into interest rate derivative instruments, which are discussed in "--Quantitative and Qualitative Disclosures About Market Risk."

   We made capital expenditures of $873 and $776 during the three months ended March 30, 2002 and March 31, 2001, respectively. At March 30, 2002, we had capital projects under way at several of our locations to upgrade our converting manufacturing capacity. We made capital expenditures of $5,135, $2,268 and $3,770 in

2001, 2000 and 1999, respectively. The increase in capital expenditures in 2001 is primarily the result of capital improvements made to the cogeneration facility and roof at our Detroit mill. In 2002, capital expenditures are expected to approximate $5,000.

   During the three months ended March 30, 2002, we made no payments related to our restructuring reserves. During 2001, we made payments related to our restructuring reserves of $440. The remaining balance sheet reserve at March 30, 2002 related to the restructuring charges was $127, representing future severance payments.

   On January 22, 2002, the SEC issued FR-61, "Commission Statement about Management's Discussion and Analysis of Financial Condition and Results of Operations." While the SEC intends to consider rulemaking regarding the topics addressed in this statement and other topics covered by management's discussion and analysis, the purpose of this statement is to suggest steps that issuers should consider in meeting their current disclosure obligations with respect to the topics described. Generally, FR-61 addresses disclosure relating to (1) liquidity and capital resources, including "off balance sheet" arrangements,
(2) certain trading activities that include non-exchange traded contracts accounted for at fair value and (3) effects of transactions with related and certain other parties. The following three paragraphs contain our significant disclosures relating to the topics of FR-61.

   The senior credit facility requires PDLLC to maintain specified financial ratios and levels of tangible net worth. PDLLC was in compliance with those covenants as of March 30, 2002, the latest measurement date. The occurrence of any default of these covenants could result in acceleration of our obligations under the senior credit facility ($76,450 as of December 31, 2001) and foreclosure on the collateral securing those obligations.

   Disclosures about contractual obligations and commercial commitments are included in various parts of this information statement, including Note 5 to the consolidated financial statements, "Long-Term Debt," and Note 11 to the consolidated financial statements, "Commitments and Contingencies." Our significant contractual obligations as of December 31, 2001 were as follows:

                                             Long-Term   Operating
                                                Debt       Lease
                                             Maturities Commitments  Total
                                             ---------- ----------- --------
    2002....................................  $  6,420    $1,344    $  7,764
    2003....................................     7,420       842       8,262
    2004....................................    39,475       708      40,183
    2005....................................    48,067       357      48,424
    2006....................................        --       254         254
                                              --------    ------    --------
    Total...................................  $101,382    $3,505    $104,887
                                              ========    ======    ========

   The 12% Promissory Note is payable to Ivex, which holds an ownership interest in Packaging Holdings prior to the distribution. The 12% Promissory Note will be cancelled in connection with the distribution. Pursuant to a consulting agreement, we pay Ivex a fixed annual consulting fee for services rendered to us by Ivex. During the three months ended March 30, 2002, we recorded consulting fee expense of $125 and during 2001 we recorded consulting fee expense of $500 related to this agreement. The consulting agreement will be terminated in connection with the distribution.

Recently Issued Accounting Pronouncements

   In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. We do not expect SFAS No. 143 to have a material effect on its consolidated financial position or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

   We use interest rate swaps and collars to modify our exposure to interest rate movements and to reduce borrowing costs. We have designated these instruments as cash flow hedges and consider these instruments effective at offsetting our risk to variable interest rates on debt. Our exposure to interest rate risk consists of floating rate debt instruments that are benchmarked to LIBOR. As of March 30, 2002, we had interest rate swap agreements with a group of banks having notional amounts totaling $60,000 and various maturity dates through December 10, 2003. These agreements effectively fix our LIBOR rate for $60,000 of our senior credit facility indebtedness at rates from 3.83% to 4.27%. A 10% unfavorable movement in LIBOR would not expose us to material losses of earnings or cash flows.

   Income or expense related to settlements under these agreements is recorded as adjustments to interest expense in our financial statements. The fair market value of our derivative instruments outlined above approximates a loss of $159 as of March 30, 2002 and is based upon the amount at which it could be settled with a third party, although we have no current intention to trade any of these instruments and plan to hold them as hedges for the senior credit facility. The fair market value of our derivative instruments, net of tax, was recorded in other comprehensive income (loss).

                                   BUSINESS

Overview

   We are a vertically integrated flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.

   We were formed as Packaging Holdings, a limited liability company, in November 1998 when we acquired the Bagcraft assets and Ivex's Detroit paper mill assets. Historically, the Detroit paper mill had been one of Bagcraft's principal paper suppliers.

   We combined the Bagcraft assets and Detroit paper mill businesses as part of a strategic plan to create a premier vertically integrated flexible packaging company specializing in providing value-added packaging products for markets with attractive margins and growth rates. As part of this plan, we seek to differentiate ourselves from our competition by offering a broad array of customized products and superior customer service to address the specialized needs of our customers. Since the combination, we believe we have been able to provide customers with enhanced levels of quality, service and product development while achieving improved profitability and productivity.

   The combination of the Bagcraft assets and Detroit paper mill businesses has also provided a strong platform for enhanced sales and earnings growth, combining internal growth from product extensions and further market penetration with external growth from strategic add-on acquisitions, such as the acquisition of ICI discussed below. We believe that we can successfully grow sales and earnings through this growth strategy while utilizing our excess cash flow to reduce debt and interest expense.

   In connection with Packaging Holdings' formation, Ivex received an equity stake in Packaging Holdings of approximately 49% and also received the 12% Promissory Note, which had an accreted value of approximately $18.7 million as of March 31, 2002. Oak Hill Strategic Partners, L.P. and other investment entities through their indirect limited partnership interests in Packaging Investors, and Ivex and Bagcraft executives, through DCBS Investors, invested a total of $15.3 million in Packaging Holdings in exchange for equity stakes in Packaging Holdings of 42.8% and 8.2%, respectively.

   In July 1999, as part of our acquisition strategy, we acquired ICI, a leading converter of aluminum foil and paper-based packaging for food and industrial applications, by acquiring all of the equity of its parent company, Alupac Holding, Inc. ICI strengthened and broadened our existing product offering and market presence, propelling us to a leadership position in the laminated foil market. The ICI acquisition also created additional cost synergies, principally as a result of sourcing ICI's paper demand from our Detroit paper mill, leveraging foil purchases and taking advantage of the combined foil laminating capabilities of Bagcraft and ICI. ICI's broad product line, strong customer base and incremental volume strengthened our competitive position as a responsive, innovative, full service provider of flexible food packaging products.

   In connection with the ICI acquisition, Packaging Investors, Ivex and ICI's management, through CB Investors, contributed an additional $4.5 million of equity capital to Packaging Holdings. As a result of these contributions, Packaging Investors, DCBS Investors, CB Investors and Ivex now hold equity stakes in Packaging Holdings of 42.23%, 7.8%, 1.78% and 48.19%, respectively. Ivex's 48.19% equity holding will be distributed to Ivex's stockholders and certain option holders in the distribution. See "The Distribution."

Strategy and Competitive Strengths

   Our strategy is to grow sales and profits in excess of industry rates. We believe that we have a number of key strengths which will enable us to extend our leadership position in the specialty bag and food wrap businesses and to successfully execute our strategy. The specialty bag and food wrap markets have been growing steadily, and we believe they will continue to do so. The key strengths that will support our growth are:

       . Market leadership. We believe Bagcraft and ICI have leading market share positions in packaging products that comprise over 60% of their revenue. These leading positions have resulted from our focus on continuous product innovation and our broad product portfolio which comprises the broadest product offering in the industry. Our current market position provides a strong platform for future growth.

       . Product development/innovation. We have significant resources fully dedicated to product development in bags (Chicago, Illinois), foil-paper laminations (Caldwell, Ohio) and paper (Detroit, Michigan). We believe we have a strong reputation in the market for creativity and new product innovation. Our development programs are customer driven and focused on specific customer product requests. Our product development personnel have many years of experience in the field, and we believe we have the broadest product development capability in the industry.

       . Low cost. Our two largest costs are paper and aluminum foil. Our integrated paper mill is capable of supplying 100% of our paper needs; however, it is more cost effective to buy certain grades of paper from third parties and sell our remaining paper in specialized industrial markets. Importantly, as paper markets fluctuate, we have the flexibility to take advantage of the most cost-effective pulp, recovered fiber, or paper. Our large aluminum foil requirements allow us to buy relatively large positions, thus securing most of our aluminum foil requirements on advantageous terms.

       . Productivity improvement. We seek to enhance productivity by continually upgrading our converting assets. Productivity has improved in excess of 10% during the last 12 months, and we believe that our productivity will continue to improve significantly in each of the next three years as we bring new state-of-the-art equipment on line.

   We believe we can execute our growth strategy over the next several years by achieving (1) strong internal growth through product line extensions and further penetration into higher growth markets and markets where we have relatively low market share, such as in-store bakery and deli packaging and quick-serve restaurants, and (2) growth through strategic acquisitions. Given the strength of our market position and breadth of operating capabilities, we believe we are uniquely positioned to achieve growth in excess of market rates. In addition, we believe that acquisitions represent a significant growth opportunity. Our markets are highly fragmented with numerous entrepreneurial businesses whose owners are being challenged by the consolidating nature of our industry structure. We believe that opportunities exist to achieve significant synergies through consolidation and intend to pursue value enhancing acquisitions. We believe we have the ability to identify, execute and successfully integrate acquisitions that meet our defined strategic and financial return objectives.

Markets, Products and Manufacturing Process

  Overview

   We are a full-service specialty bag and food wrap company. We are a converter of paper, film and foil for use in a variety of food packaging and industrial applications. Our end products include printed bags, fast food foil and paper sandwich wrap sheets, bag stock, can liner, label stock and insulation facing. We believe we are a leading supplier of sheet, wrap and bag products in the food service, food processing, bakery, supermarket, deli and concessions markets, and we provide extensive conversion expertise in the lamination of aluminum foil and paper, as well as in flexographic and gravure printing, water and solvent based inks, slitting, sheeting and die cutting. We believe that we enjoy a leading market share in our core product lines.

   We are integrated for a portion of our raw material needs through our paper mill. We believe our paper mill is a leading producer of both virgin and recycled lightweight grades of paper for applications such as waxing and foil lamination for the flexible packaging industry with an emphasis on food packaging and other bleached specialty applications. The paper mill sells approximately 40% of its production to merchant customers, within markets that are generally small and specialized but serve as a profitable niche focus for us.

  Products and Markets

   We manufacture what we believe to be one of the most diversified lines of flexible packaging in the U.S. packaging industry, with over 300 different types of bags and sheet serving the food service and consumer packaging markets. We also produce can liner, label stock and insulation facing in order to serve certain industrial markets. Approximately 60% of our paper mill's capacity is used to supply our converting locations. The paper mill manufactures numerous grades of lightweight paper produced from either virgin or recycled fiber, giving the paper mill the capability of serving various customer needs.

   The food service markets are comprised of quick-service restaurants ("QSRs"), full service restaurants and convenience stores. The consumer packaging markets are comprised of distributors, supermarkets, retail packaging companies, concession companies and microwave popcorn manufacturers. We presently supply products to more than 1,000 customers in these markets, many of which are among the most well recognized names in the processed food and food service industries. Our products are sold through distributors, as well as directly to end users.

   We have developed a number of proprietary innovations. Such innovations include the Dubl-Wax bag, which was the first specialty-waxed bag serving the retail bakery industry. Consistent with our commitment to new product development, we are pursuing the addition of a number of smaller, but highly profitable product lines that would expand our value added conversion capabilities. These products include "to go" packaging, coffee bags, coated foil, wax laminations and lidding products.

  Manufacturing

   We operate four converting facilities and one paper mill facility.

   The manufacturing of our products involves conversion of raw materials, consisting of various types of paper, foil, inks, coatings and adhesives, into a variety of food packaging and industrial applications and, at our paper mill, the conversion of pulp and recycled fiber into specialty paper.

   We believe that our in-line printing and fabrication process enables us to produce food packaging bags and sheets more efficiently than those of our competitors who utilize multiple steps to manufacture a comparable product. The following are the in-line production process steps required to produce our products (not all products require each of the processes listed): printing, lamination, wax application and coating, die cutout, bag formation, slitting and sheeting and cutting. Our industrial manufacturing process consists of four distinct stages: laminating and coating, printing (flexographic and gravure), slitting and sheeting and cutting. We can laminate aluminum foil and paper substrates in a broad range of special widths ranging from 15 inches to 64 inches.

   Our paper mill produces a wide range of specialty, machine glazed papers and has the ability to process recycled fiber, which is extremely cost effective. Currently, recycled fiber that complies with U.S. Food and Drug Administration regulations constitutes approximately 30% of the raw material used in the paper mill's operations. The paper mill currently produces its products on three paper machines, operates 24 hours per day, seven days per week and is served by rail. The current annual production capacity of the paper mill's three paper machines is approximately 52,500 tons. The mill produced approximately 50,000 tons of paper in 2001.

   Pulp, recycled fiber, aluminum foil and paper have historically represented the largest portion of our cost of goods sold.

Employees

   As of March 31, 2002, we employed approximately 1,106 people, 525 of whom are covered by collective bargaining agreements. Of our 525 unionized employees as of March 31, 2002, 57 employees based in Belpre,

Ohio are represented by the United Steelworkers of America under a contract that expires on May 31, 2002; 349 employees based in Chicago, Illinois are represented by the International Brotherhood of Teamsters Local 743 under a contract scheduled to expire in December 2002; and 119 employees based in Detroit, Michigan are represented by the United Papermakers International Union under a contract expiring in May 2004. Negotiations on an agreement to replace the contract expiring on May 31, 2002 are under way. There have been no significant interruptions or curtailments of our operations due to labor disputes since our inception, and we believe that relations with our employees are good; however, as these labor contracts expire, there can be no assurances that there will be no strikes, work stoppages or other labor disputes as we negotiate such contracts.


Competition

   We operate in markets that are highly competitive and face substantial competition throughout all of our product lines from numerous companies. Many of these competitors are significantly smaller than we are and have lower fixed costs and greater operating flexibility. In addition to price competition, competition with respect to many of our products is based on quality, supplier response time, service and timely and complete order fulfillment.

Governmental Regulation; Environmental Matters

   Since many of our packaging products are used in the food industry, we are subject to the manufacturing standards of the U.S. Food and Drug Administration. Historically, compliance with the standards of the food industry has not had a material effect on our earnings, capital expenditures or competitive position. There can be no assurance, however, that compliance with those standards will not have a material adverse effect on our future operating results or financial condition.

   Our manufacturing operations are subject to federal, state and local regulations governing the environment and the discharge of materials into air, land and water, as well as the handling and disposal of solid and hazardous wastes. We believe that we are in substantial compliance with applicable environmental regulations and do not believe that costs of compliance will have a material adverse effect on our earnings, capital expenditures or competitive position. We do not expect to make material capital expenditures for environmental control facilities for known items during the remainder of 2002 and in 2003. There can be no assurance, however, that these known items or others will not require additional expenditures beyond those that are anticipated and that additional expenditures, if any, would not have a material adverse effect on our operating results or financial condition.

Research and Development

   We have significant resources fully dedicated to product development in bags (Chicago, Illinois), foil-paper laminations (Caldwell, Ohio) and paper (Detroit, Michigan). We believe we have a strong reputation in the market for creativity and new product innovation. Our development programs are customer driven and focused on specific customer product requests. Our product development personnel have many years of experience in the field, and we believe we have the broadest product development capability in the industry.

Intellectual Property

   We own a number of U.S. patents and trademarks that collectively are important to our business, but no single one of which is material to us. We believe that our intellectual property rights and licensing rights are adequate for our business.

Customers, Sales and Backlog

   We have relationships with numerous customers in each of our product categories. No material portion of our business is dependent on a single customer or very few customers. Although we do not currently have a single customer that accounts for 10% or more of our sales, the loss of one or more of our largest customers, while not anticipated, could have a material adverse effect on our financial condition or results of operations. In general, we believe that the backlog of orders is not material to an understanding of our business.

Properties

   Our principal properties consist of our manufacturing locations. Shown below are the locations of the principal properties which we own or lease. We believe our facilities are suitable and adequate for the purposes for which they are used and are adequately maintained.

  Owned Facilities

Location                          Square Feet            Principal Use
--------                          -----------            -------------
Chicago, Illinois                   148,000   Office, Manufacturing and Warehouse
Baxter Springs, Kansas              265,000   Office, Manufacturing and Warehouse
Caldwell, Ohio                      117,000   Office, Manufacturing and Warehouse
Belpre, Ohio                         81,000   Office, Manufacturing and Warehouse
Detroit, Michigan                   255,000   Office, Manufacturing and Warehouse

  Leased Facilities

          Location                          Square Feet Principal Use
          --------                          ----------- -------------
          Chicago, Illinois                   65,000      Warehouse
          Chicago, Illinois                   48,000      Warehouse

   The lease on our 65,000 square foot warehouse location expires in 2026, subject to termination at our election in 2006, and from time to time thereafter, upon specified notice. The lease on our 48,000 square foot location expires in 2002. We believe that replacement warehouse space will be readily available, if needed, upon the expiration of the 48,000 square foot lease in 2002.

Legal Proceedings

   We are currently a party to various legal proceedings in various federal and state jurisdictions arising out of the operations of our business. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty; however, we believe that our ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals for estimated liabilities, should not be material to our financial condition or results of operations.

                            ARRANGEMENTS WITH IVEX
                         RELATING TO THE DISTRIBUTION

   Packaging Dynamics has entered into a distribution agreement with Ivex governing the terms of the distribution. Packaging Dynamics has also entered into a tax sharing agreement with Ivex, providing for the allocation of tax liabilities and obligations attributable to periods prior to the distribution. Separately, Packaging Investors, DCBS Investors and CB Investors entered into a letter agreement with Ivex providing, among other things, for the contribution of all of the limited liability company interests of Packaging Holdings to Packaging Dynamics Corporation as a new holding company and for the cancellation by Ivex of the 12% Promissory Note, which Packaging Holdings issued to Ivex on November 20, 1998 at the time of its formation.

Distribution Agreement

   The distribution agreement sets forth the agreements between Packaging Dynamics and Ivex with respect to the principal corporate transactions required to effect the contribution by Ivex of its ownership interest in Packaging Holdings to Packaging Dynamics in exchange for shares of Packaging Dynamics common stock, the distribution of those shares to Ivex stockholders and certain option holders, the cancellation of the 12% Promissory Note and other arrangements governing the continuing relationship between Packaging Dynamics and Ivex after the distribution.

  Transfers and Assumption of Liabilities

   The distribution agreement provides that, immediately prior to the Ivex/Alcoa merger, Ivex will transfer to Packaging Dynamics all of its ownership interest in Packaging Holdings and that, pursuant to the letter agreement described below, the other equity owners of Packaging Holdings will also contribute their ownership interests to Packaging Dynamics. The agreement provides further that we will be responsible for all liabilities related to the Packaging Holdings business.

  The Distribution

   The distribution agreement provides that the distribution of shares of Packaging Dynamics common stock held by Ivex shall, subject to the terms and conditions contained in the agreement, become effective immediately before the merger. Ivex's obligation to consummate the distribution is subject to the satisfaction or waiver of the following conditions:

       . a Form 10 registration statement relating to Packaging Dynamics common stock shall have become effective under the Securities Exchange Act of 1934 and shall have been mailed to all record holders of Ivex common stock and stock options (other than excluded options) on the record date determined by Ivex for purposes of identifying those stockholders and option holders of record entitled to receive the registration statement;

       . the shares of Packaging Dynamics common stock to be delivered in the distribution shall have been approved for listing on The New York Stock Exchange or The Nasdaq Stock Market, as the case may be, subject to official notice of issuance;

       . the transfers to Packaging Dynamics of the interests of Packaging
         Holdings and Packaging Dynamics' assumption of liabilities relating to the Packaging Holdings business, as described above, shall have been effected;

       . the tax sharing agreement and the letter agreement among the owners of Packaging Holdings shall have been duly executed and delivered by the parties to those agreements; and

       . the conditions in the merger agreement to consummation of the merger, other than completion of the distribution, shall have been satisfied or waived.

   The distribution agreement provides that, immediately prior to the distribution, at which time Packaging Dynamics will still be a wholly-owned subsidiary of Ivex, Ivex will deliver to Packaging Dynamics for cancellation the stock certificates representing all of the then-outstanding shares of common stock of Packaging Dynamics. At the same time, Packaging Dynamics will issue and deliver to each of Ivex, DCBS Investors, CB Investors and Packaging Investors the number of shares of its common stock that each such party is entitled to receive in connection with the contribution to Packaging Dynamics of the ownership interests in Packaging Holdings described above under "--Transfers and Assumption of Liabilities." Ivex will then instruct the distribution agent to distribute, as soon as practicable after the effectiveness of the distribution, to each Ivex stockholder or option holder of record as of the record date for the distribution, one share of Packaging Dynamics common stock for every five shares of Ivex common stock or shares covered by an option (other than the excluded options) held by such stockholder or option holder. The distribution will be effective immediately prior to the effective time of the Ivex/Alcoa merger.


  Cancellation of Indebtedness

   Ivex has agreed to cancel, effective upon the distribution, the 12% Promissory Note. The 12% Promissory Note had an accreted value of approximately $18.7 million as of March 31, 2002.

  Indemnification

   Under the distribution agreement, Packaging Dynamics has agreed to indemnify, defend and hold harmless Ivex and its affiliates, including Alcoa, and their respective officers, directors and employees, from and against any and all damages, loss, liability and expense they may incur or suffer, arising out of:

       . all liabilities (other than tax liabilities, which are governed by the tax sharing agreement) relating to our business, whether arising before or after the distribution;

       . the breach by Packaging Dynamics, subject to any cure periods, qualifications as to materiality and other applicable limitations, of any of its obligations under the distribution agreement or any other agreement entered into to effect the transactions contemplated by the distribution agreement; and

       . any untrue statement or allegedly untrue statement of a material fact contained in this information statement or the related Form 10 registration statement, each as amended or supplemented, or caused by any omission or alleged omission to state herein or therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the damages, loss, liability and expense are caused by an untrue statement or omission based on information furnished to Packaging Dynamics by Alcoa or any of its affiliates (other than Ivex) specifically for use herein or therein, as the case may be.

   Similarly, Ivex has agreed to indemnify Packaging Dynamics and its affiliates and the officers, directors and employees of Packaging Dynamics and its affiliates, from and against any and all damages, loss, liability and expense Packaging Dynamics and its affiliates and their respective officers, directors and employees may incur or suffer, arising out of:

       . all liabilities (other than tax liabilities, which are governed by the tax sharing agreement) relating to Ivex's business, whether arising before or after the distribution;

       . the breach by Ivex, subject to any cure periods, qualifications as to materiality and other applicable limitations, of any of its obligations under the distribution agreement or any other agreement entered into to effect the transactions contemplated by the distribution agreement; and

       . any untrue statement or allegedly untrue statement of a material fact contained in this information statement or the related Form 10 registration statement, each as amended or supplemented, or caused by any omission or alleged omission to state herein or therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, to the extent that the damages, loss, liability and expense are caused by an untrue statement or omission based on information furnished to Packaging Dynamics by Alcoa or any of its affiliates (other than Ivex) specifically for use herein or therein, as the case may be.

  Expenses

   The distribution agreement provides that Ivex will pay all costs and expenses incurred by us or Ivex in connection with the consummation of the distribution.

  Access to Information

   From and after the date of the distribution, Packaging Dynamics and Ivex have also agreed to provide access to Packaging Dynamics' corporate information for a reasonable period insofar as access is reasonably required, including for purposes such as audit and regulatory compliance and to cooperate in connection with any litigation or investigation to which Packaging Dynamics or Ivex or their respective subsidiaries and successors become subject arising out of their respective businesses.

  Amendments and Waivers; Further Assurances

   The distribution agreement may be amended, subject to the written consent of Alcoa, only by a written instrument signed by Ivex and Packaging Dynamics. A provision of the distribution agreement may be waived only by an instrument signed by the party to be charged with the waiver. Packaging Dynamics and Ivex have agreed to:

   . enter into and execute any additional agreements and documents reasonably necessary to effect the distribution and the transactions contemplated by the distribution agreement and related agreements; and

   . use their respective reasonable best efforts to take all actions and do all things, including obtaining consents and approvals and making filings, reasonably necessary under applicable laws and agreements or otherwise to consummate and make effective the transactions contemplated by the distribution agreement and related agreements.

Tax Sharing Agreement

   Packaging Dynamics is expected to enter into a tax sharing agreement with Ivex that will generally set forth each party's rights and obligations regarding payments and refunds, if any, with respect to taxes for periods before and after the distribution and related matters such as the filing of tax returns and the conduct of audits and other proceedings involving claims made by taxing authorities.

   Under the tax sharing agreement, Ivex will prepare and file all federal, state, and local income tax returns for the taxable year that includes the distribution date. These returns will include income, gains, losses and other tax items of Packaging Dynamics only through the distribution date. Packaging Dynamics will prepare and file its separate income tax returns for all periods after the distribution date. Ivex will be liable for the income taxes of Packaging Dynamics through the distribution date, and for income taxes imposed with respect to Ivex's share of the income of Packaging Holdings through the distribution date. Packaging Dynamics will have the right to be involved in any audit of Ivex's income tax returns, to the extent such an audit would affect Packaging Dynamics' income tax liability for any period. Packaging Dynamics will be entitled to tax refunds, and has indemnification obligations to Ivex, with respect to its own tax liability. Similarly, Ivex will be entitled to tax refunds, and Ivex will have indemnification obligations to Packaging Dynamics, with respect to its tax liability.

                                  MANAGEMENT

Directors

   The certificate of incorporation and bylaws of Packaging Dynamics provide that our board of directors will consist of three to fifteen members, each serving a one year term. The exact number of directors will be set from time to time by resolution of the board of directors. Initially, following the distribution, the board of directors will consist of five members. The following table provides information on the current members of the Packaging Dynamics board of directors and the individuals who are expected to be the members of the Packaging Dynamics board of directors immediately after the distribution.

Name                              Age Information
----                              --- -----------
George V. Bayly.................. 59  Mr. Bayly has served as a director of Packaging Dynamics since March 2002 and as a member of the Packaging
                                      Holdings management committee since January 2001. Mr.
                                      Bayly has served as Chairman of the Board, Director,
                                      President and Chief Executive Officer of Ivex since January
                                      1991. Mr. Bayly is also a director of General Binding
                                      Corporation.

Phillip D. Harris................ 58  Mr. Harris has served as a director of Packaging Dynamics since March 2002. He has been the President and Chief
                                      Executive Officer of Packaging Dynamics since March
                                      2002 and has held those offices with Packaging Holdings
                                      since January 2001. Prior to his employment with us, Mr.
                                      Harris was Vice President of Operations for Fort James
                                      Corporation, a consumer tissue products manufacturer,
                                      from 1993 to 2001.

Anthony P. Scotto................ 54  Mr. Scotto has served as a director of Packaging Dynamics since March 2002. He also has served as a member of the
                                      Packaging Holdings management committee since
                                      November 1998 and as a director of Ivex since August
                                      1995. Since September of 1999, Mr. Scotto has been a
                                      Managing Director of the investment partnership Oak Hill
                                      Securities Fund, L.P. and the Oak Hill Securities Fund II,
                                      L.P. Prior to September of 1999, Mr. Scotto was a
                                      Managing Director of the investment consulting firm Oak
                                      Hill Partners, Inc. and its predecessor.

Frank V. Tannura................. 45  Mr. Tannura has served as a director of Packaging
                                      Dynamics since March 2002 and as a member of the
                                      Packaging Holdings management committee since
                                      November 1998. Mr. Tannura has served as a Director of
                                      Ivex since August 1995, as Executive Vice President and
                                      Chief Financial Officer of Ivex since February 1999 and as
                                      Vice President and Chief Financial Officer of Ivex since
                                      October 1989.

Name                              Age Information
----                              --- -----------

William J. White................. 64  It is anticipated that Mr. White will become a director of
                                      Packaging Dynamics upon the consummation of the
                                      distribution. He has been a director of Ivex since December
                                      1997 and a professor at Northwestern University since
                                      January 1998. Mr. White served as Chairman of the Board
                                      and Chief Executive Officer of Bell & Howell Company
                                      from February 1993 to December 1997 and of Bell &
                                      Howell Operating Company from February 1990 to
                                      December 1997. He is also a director of Proquest Company
                                      (formerly Bell & Howell Company) and Readers Digest
                                      Association, Inc.

Compensation of Directors

   Non-management members of the board of directors will receive an annual retainer of $20,000. We also intend to purchase a directors' and officers' liability insurance policy. See "Liability and Indemnification of Directors and Officers."

   In addition, we anticipate that the Packaging Dynamics 2002 Long-Term Incentive Stock Plan (the "2002 LTISP") will provide that non-management directors may be granted non-qualified stock options to acquire shares of Packaging Dynamics common stock, restricted stock, restricted stock units and other equity-based awards. For a more complete description of the anticipated 2002 LTISP, see "Executive Compensation--Packaging Dynamics 2002 Long-Term Incentive Stock Plan."

Committees of the Board of Directors

   The board of directors will establish and designate an audit committee and a compensation committee upon completion of the distribution. A director who is also an employee or officer of ours will not be permitted to serve on either committee. A description of these standing committees and the identity of their members follows.

  Audit Committee

   The audit committee will initially consist of Messrs. Bayly, Scotto and White. Mr. Bayly will serve as chairman. The audit committee will be responsible for matters relating to accounting policies and practices, financial reporting, and internal controls. It will recommend to the full board of directors the appointment of a firm of independent accountants to examine our financial statements and reviews with representatives of the independent accountants the scope of the examination of our financial statements, results of audits, audit costs, and recommendations with respect to internal controls and financial matters. It will also review non-audit services rendered by our independent accountants and meet periodically with or receive reports from our principal corporate officers.

  Compensation Committee

   The compensation committee will initially consist of Messrs. White and Scotto. Mr. White will serve as chairman. The principal responsibilities of the compensation committee will be

       . to review and approve the compensation, including salary, bonus, stock options or other appropriate incentive plans, and perquisites, if any, of the President and Chief Executive Officer and our other executive officers, including the named executive officers;

       . to monitor Packaging Dynamics' management resources, organizational structure, succession planning and the selection process and performance of key executives;

       . to administer and implement Packaging Dynamics' stock option or other stock-based and equity-based benefit plans, such as the anticipated Packaging Dynamics 2002 Long-Term Incentive Stock Plan, including the review and approval of all grants under the plans;

       . to fulfill the purposes of the plans, including, without limitation, through the grants of options and other benefits under the plans;

       . to recommend to the board of directors any revisions or additions to the plans; and

       . to review and report to the board of directors, when so requested, on any management resources, compensation, succession planning or other similar matters.

Additionally, the committee will make recommendations to the board of directors regarding compensation and benefits for directors.

Executive Officers

   The following table sets forth information about Packaging Dynamics' non-director executive officers, who serve at the pleasure of the board of directors.

Name                 Age Information
----                 --- -----------
Randy L. Van Antwerp 50  Mr. Van Antwerp has served as Vice President and General
                         Manager of the Bagcraft division since January 2002 and as
                         Vice President of Sales and Marketing of the Bagcraft
                         division since January 2001. Prior to joining Packaging
                         Holdings in 2001, Mr. Van Antwerp served as General
                         Manager of Georgia-Pacific Corporation's Dixie Food
                         Wrap business.

Michael F. Arduino.. 51  Mr. Arduino has served as Packaging Dynamics' Vice
                         President--Finance since March 2002, as Vice President--
                         Finance of Packaging Holdings since November 1998 and
                         as Vice President and Chief Financial Officer of BCA since
                         1993.

Jeremy S. Lawrence.. 51  Mr. Lawrence has served as Vice President and General
                         Manager of ICI since October 2001. He joined Packaging
                         Holdings in August 2000 as Vice President of Human
                         Resources. Mr. Lawrence served as Vice President--
                         Human Resources for Ivex Packaging Corporation from
                         1991 to July 2000.

Edward Turner....... 56  Mr. Turner has served as Vice President and General
                         Manager of IPMC, our paper mill division, since March
                         1999. Previously, he was employed for 25 years by Union
                         Camp Corporation, most recently as Facility Manager of
                         Union Camp's bleached paper and board products
                         manufacturing plant in Franklin, Virginia.

Executive Compensation

   The following table presents information concerning compensation earned in fiscal year 2001 by persons holding the office of President and Chief Executive Officer of Packaging Holdings and by Packaging Holdings' four other most highly compensated executive officers, referred to collectively as the "named executive officers."

                          Summary Compensation Table

                                                Annual                       Long-Term
                                            Compensation(4)(5)          Compensation(6)(7)
                                            ------------------ -------------------------------------
                                                                                        All Other
                                            Salary    Bonus    Securities Underlying Compensation(8)
Name and Principal Position            Year  ($)       ($)        Options/SARs(#)          ($)
---------------------------            ----  -------   ------  --------------------- ---------------
Phillip D. Harris(1).................. 2001 278,461       --            --                5,000
 President and Chief Executive Officer
Michael F. Arduino.................... 2001 161,860       --            --                5,250
 Vice President--Finance
Randy L. Van Antwerp(1)............... 2001 141,481       --            --
 Vice President and
   General Manager--Bagcraft
Jeremy S. Lawrence(2)................. 2001 185,000       --            --                8,000
 Vice President and
   General Manager--ICI
Edward Turner......................... 2001 179,292    5,812            --                6,584
 Vice President and
   General Manager--IPMC
Thomas S. Ellsworth(3)................ 2001  25,833   11,250            --                  708
 Former President and
   Chief Executive Officer

--------
(1) Mr. Harris and Mr. Van Antwerp commenced employment with us on January 29, 2001.
(2) Mr. Lawrence commenced employment with us on January 1, 2002. During 2001, Mr. Lawrence was an employee of Ivex who worked for us. Mr. Lawrence's salary and benefits were paid by Ivex under a consulting arrangement between Ivex and us. The reported information for Mr. Lawrence does not include his Ivex stock option grants nor certain other benefits which were provided by Ivex which would not have been available to Mr. Lawrence as a full-time employee of Packaging Holdings.
(3) Mr. Ellsworth is an employee of Ivex who served as the President and Chief Executive Officer of Packaging Holdings during a portion of 2001. Mr. Ellsworth's salary, bonus and other compensation were paid by Ivex during this period pursuant to a consulting agreement between Ivex and Packaging Holdings. Mr. Ellsworth's service with Packaging Holdings ended on January 30, 2001. The reported amounts include Mr. Ellsworth's salary, bonus and other compensation from Ivex during the month of January 2001. The reported information for Mr. Ellsworth does not include his Ivex stock option grants nor certain other benefits which were provided by Ivex which would not have been available to Mr. Ellsworth as a full-time employee of Packaging Holdings.
(4) Includes amounts deferred pursuant to Packaging Holdings' 401(k) Retirement Plan and Trust.
(5) The column designated by the SEC for the reporting of "Other Annual Compensation" has been deleted because no such compensation in 2001 reached a level that required such disclosure.
(6) The column designated by the SEC pursuant to the applicable regulations for the reporting of "restricted stock awards" has been deleted because no restricted stock was awarded to any of the named executive officers.
(7) The column designated as "LTIP Payouts" by the SEC has been deleted because no such payouts were made by us to any of the named executive officers.
(8) The 2001 All Other Compensation column includes (a) our matching contributions under Packaging Holdings' 401(k) Plan during fiscal 2001 as follows: $5,000 to Mr. Harris; $5,250 to Mr. Arduino; and $6,584 to Mr. Turner; (b) Ivex's contributions during 2001 on behalf of Mr. Lawrence of $8,000 under Ivex's Retirement Plan and Trust; and (c) Ivex's contributions during 2001 on behalf of Mr. Ellsworth of $708 under the Ivex Packaging Corporation Retirement Plan. Mr. Lawrence's and Mr. Ellsworth's 2001 All Other Compensation do not include certain non-recurring benefits provided to Mr. Lawrence and Mr. Ellsworth as employees of Ivex which were not provided by Packaging Holdings.

             Long-Term Incentive Plans--Awards in Last Fiscal Year

                                                        Estimated Future Pay-outs Under
                       Number of                        Non-Stock Price-Based Plans
                     Shares, Units    Performance or    -------------------------------
                       or Other     Other Period Until  Threshold    Target   Maximum
        Name         Rights (#)(1) Maturation or Payout ($ or #)    ($ or #)  ($ or #)
        ----         ------------- -------------------- ---------   --------  --------
Phillip D. Harris...    500,000     December 31, 2003      --          --        --
Michael F. Arduino..    200,000     December 31, 2003      --          --        --
Randy L. Van Antwerp    200,000     December 31, 2003      --          --        --
Jeremy S. Lawrence..    200,000     December 31, 2003      --          --        --
Edward Turner.......    100,000     December 31, 2003      --          --        --

--------
(1) Under the Packaging Holdings, L.L.C. 2001 Long-Term Incentive Compensation Plan (the "2001 LTIP"), the participants have been awarded "Incentive Units" representing the opportunity to earn during the 3-year period ending on December 31, 2003 (the "Performance Period") a cash amount equal to the excess of (x) the fair market value of the cash, securities or other consideration received by Packaging Holdings or any member thereof upon the closing date of a Change of Control (as defined in the 2001 LTIP) over (y) the "Award Base" for each such Incentive Unit, valued at $1 per Incentive Unit, subject to adjustment. The Incentive Units vest one-third per year over the 3-year Performance Period. Forty percent (40%) of the Incentive Units were deemed earned on the effective date of the 2001 LTIP and the remainder will be earned only upon the achievement by Packaging Holdings of certain EBITDA targets for each year during the 3-year Performance Period. All earned and unvested Incentive Units will vest upon a Change of Control of Packaging Holdings. As described below, we intend to terminate this plan and to grant stock options under our 2002 LTISP to management in consideration of their waiver of the cash payments under this plan.

Stock Options

   We have not granted any stock options or stock appreciation rights, but we intend to grant stock options under our 2002 LTISP to management for incentive purposes and in consideration of their waiver of cash payments under the 2001 LTIP described above. We anticipate that option grants, covering an aggregate of approximately 844,093 shares of Packaging Dynamics common stock, will be made after the distribution, including grants to Messrs. Harris, Arduino, Van Antwerp, Lawrence, Turner and Tannura in the following respective approximate amounts: Mr. Harris, 140,682 shares; Mr. Arduino, 56,273 shares; Mr. Van Antwerp, 56,273 shares; Mr. Lawrence, 56,273 shares; Mr. Turner, 28,136 shares; and Mr. Tannura, 28,981 shares. The options will have an exercise price that is below the fair market value of Packaging Dynamics common stock on the grant date and, although fully vested, we anticipate will not be exercisable for three years after the grant date. Consequently, we contemplate having a right to repurchase an executive's options if he terminates employment before the end of the three year period.

Termination of Employment and Change-in-Control Arrangements

   We have entered into a severance and change in control agreement with Mr. Harris, dated January 29, 2001, pursuant to which, if Mr. Harris' employment is terminated without "cause" or for "good reason," he will be entitled to receive a lump sum payment on the date of termination equal to the sum of his annual base salary and target bonus (which, under the 2002 Incentive Compensation Plan for Packaging Dynamics Executives, would be equal to 50% of his base salary as of December 31, 2002, provided certain EBITDA targets are met), each as in effect immediately prior to the date of his termination (or, if higher, immediately prior to the first occurrence or circumstance constituting "good reason"). Mr. Harris will also receive continuation of medical and dental benefits until the first anniversary of his termination or until covered by insurance with another employer, if sooner. If such termination occurs on or after (or within close proximity of) a "change in control," Mr. Harris is also entitled to accelerated vesting under our 2001 LTIP and outplacement services for up to one year in an amount not to exceed $25,000. In addition, Mr. Harris will receive gross-up payments for certain excise taxes, interest and penalties, if any, that may be imposed by Section 4999 of the Internal Revenue Code.

   We have entered into a severance agreement with Mr. Lawrence dated August 1, 2000, pursuant to which, if his employment is terminated without "cause" or for "good reason," he will receive a lump sum payment on the date of his termination equal to his base salary then in effect and continued participation in all of our employee benefit plans for a period of one year.

   We have entered into a severance agreement with Mr. Van Antwerp dated November 20, 2000, pursuant to which, if his employment is terminated without "cause" or for "good reason," he will receive a lump sum payment on the date of his termination equal to one-half of his base salary then in effect and continued participation in all of our employee benefit plans until the first anniversary of his termination or until covered by insurance with another employer, if sooner.

   In connection with our acquisition of BCA, Bagcraft Acquisition, L.L.C. has entered into a severance agreement with Mr. Arduino dated November 18, 1998, pursuant to which, if his employment is terminated without "cause" or for "good reason," he will receive a lump sum payment on the date of his termination equal to one-half of his base salary then in effect and continued participation in all of our employee benefit plans for a period of one year.

   We have entered into a severance agreement with Mr. Turner, pursuant to which, if his employment is terminated without "cause" or for "good reason," he will receive a lump sum payment on the date of his termination equal to one-half of his base salary then in effect and continued participation in all of our employee benefit plans until the first anniversary of his termination or until covered by insurance with another employer, if sooner.

Packaging Dynamics 2002 Long Term Incentive Stock Plan

   Prior to the distribution, Packaging Dynamics intends to adopt and anticipates that it will receive shareholder approval of a 2002 Long Term Incentive Stock Plan, that will be effective as of the effective date of the distribution. We anticipate that the plan will have the following characteristics:

       . The purpose of the 2002 LTISP will be to provide incentives and rewards to, and to encourage ownership of our common stock by, our employees and directors. Awards may be granted under the plan to our employees, including our named executive officers, directors (including directors who are not employees), and consultants, as selected by the committee. We intend to make 1,400,000 shares of our common stock available for grant of awards under the plan and awards for no more than 200,000 shares may be granted to any executive in any one calendar year, in each case subject to adjustment upon the occurrence of certain corporate events.

       . We anticipate that the plan will provide for the grant of stock options, including incentive stock options and nonqualified stock options, restricted stock, restricted stock units, and other equity based awards. If an award granted under the plan expires or is terminated for any reason, the shares of common stock underlying the award will again be available for purposes of the plan.

       . The plan will be administered by a committee consisting of not fewer than two members of our board of directors. The committee will be constituted to satisfy the provisions of Rule 16b-3 promulgated under
         Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, and the plan will be interpreted in a manner consistent with the requirements of those rules and regulations.

       . The committee will determine the persons to whom awards will be granted, the type of award to be granted, the number of shares subject to awards, the exercise price, if any, and the other terms and conditions of the awards, including terms governing vesting, exercisability, term of the award and the treatment of the award upon termination of employment. The committee will interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan.

       . We expect that our board of directors may amend or terminate the plan, except that an amendment will be subject to shareholder approval if required by applicable law.

   The 2002 LTISP is expected to be approved by the vote of the holders of Packaging Dynamics common stock immediately prior to the distribution.

Limitation of Liability of Directors and Indemnification of Directors and Officers

   Under Packaging Dynamics' certificate of incorporation, the liability of Packaging Dynamics' directors for monetary damages has been eliminated to the fullest extent permitted under the Delaware General Corporation Law. If the Delaware General Corporation Law is amended to authorize further eliminating or limiting the liability of directors, the liability of Packaging Dynamics' directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. These provisions in Packaging Dynamics' certificate of incorporation may limit the remedies available to a stockholder in the event of breaches of any director's duties. As of the date of this information statement, the Delaware General Corporation Law permits limitations of liability for a director's breach of fiduciary duty other than liability (1) for any breach of the director's duty of loyalty to Packaging Dynamics or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

   Packaging Dynamics' certificate of incorporation requires Packaging Dynamics to indemnify, to the fullest extent permitted by law, any person who is or was made or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by Packaging Dynamics or in Packaging Dynamics' right, because the person is or was a director or officer of Packaging Dynamics or is or was a director or officer of Packaging Dynamics serving in any capacity for another entity at the request of Packaging Dynamics against liability incurred in such action, suit or proceeding.

   Packaging Dynamics' certificate of incorporation requires Packaging Dynamics to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding, subject to limitations under Delaware law.

   The indemnification provisions contained in our certificate of incorporation are not exclusive of any other rights to which a person may be entitled under any statute, the certificate of incorporation, our bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

   Pursuant to the distribution agreement between Ivex and Packaging Dynamics, Ivex has agreed to indemnify, defend and hold harmless Packaging Dynamics and its affiliates and their respective officers, directors and employees from and against any and all damages, loss, liability and expense arising out of liabilities relating to the business of Ivex or to specified matters in connection with the distribution. See "Arrangements With Ivex Relating to the Distribution--Distribution Agreement--Indemnification." Each of Packaging Investors, DCBS Investors and CB Investors will indemnify directors and officers of Packaging Dynamics with respect to written information provided for use in connection with a registration statement or prospectus in which it is participating pursuant to the registration rights agreement described under "Related Party Transactions--Registration Rights Agreement."

   We intend to purchase and maintain insurance on behalf of our officers and directors against liability asserted against or incurred by these persons in their capacity as an officer or director, or arising out of their status as an officer or director, regardless of whether we would have the power to indemnify or advance expenses to these persons against these liabilities under our bylaws or the Delaware General Corporation Law.

Compensation Committee Interlocks and Insider Participation

   During fiscal 2001, the management committee of Packaging Holdings reviewed and approved the compensation and benefits of our executive officers. The management committee consisted of Messrs. Bayly and Scotto, neither of whom was an officer or employee or former officer of Packaging Holdings or any of its subsidiaries, and Mr. Tannura, who was a non-executive officer of Packaging Holdings. No executive officer of Packaging Holdings served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the management committee of Packaging Holdings.

   Based on the distribution ratio of one share of Packaging Dynamics common stock for every five shares of Ivex common stock owned or subject to outstanding options (other than excluded options), Messrs. Bayly, Tannura and Scotto would be expected to receive 183,189, 107,274 and 12,636 shares, respectively, of Packaging Dynamics common stock in the distribution. These amounts are based on ownership, as of April 1, 2002, of Ivex common stock and options to purchase Ivex common stock (other than excluded options) as follows:

                                                 Shares Underlying
                                 Shares of Ivex Options to Purchase
                                  Common Stock   Ivex Common Stock
                                 -------------- -------------------
            George V. Bayly.....    498,089           417,856
            Frank V. Tannura....    356,785           179,584
            Anthony P. Scotto...     55,178             8,000

   Following the distribution, Mr. Tannura is expected to receive a grant under the 2002 LTISP of options to acquire shares of Packaging Dynamics common stock in connection with his waiver of benefits under the 2001 LTIP. See "Management--Stock Options" and "Management--Executive Compensation."

                 OWNERSHIP OF PACKAGING DYNAMICS COMMON STOCK


   All of Packaging Dynamics' common stock is currently held by Ivex. The following table sets forth the projected beneficial ownership of Packaging Dynamics common stock, immediately prior to the distribution and immediately after the distribution by (1) each of Packaging Dynamics' directors, (2) each of the named executive officers, (3) all of Packaging Dynamics' executive officers and directors as a group and (4) each person who is projected to beneficially own more than 5% of Packaging Dynamics common stock. The projections of shares beneficially owned after the distribution are based on the anticipated issuance of one share of Packaging Dynamics common stock for every five shares of Ivex common stock beneficially owned by, or underlying stock options (other than excluded options) held by, the indicated parties of record as of the close of business on the record date for the distribution.


                                                 Shares Beneficially Owned(1)    Percentage of Class
                                                 ---------------------------- ------------------------
                                                 Immediately    Immediately   Immediately  Immediately
                                                   Prior to        After        Prior to      After
     Beneficial Owner                            Distribution Distribution(2) Distribution Distribution
     ----------------                            ------------ --------------- ------------ ------------
Ivex Packaging Corporation(3)...................  4,553,820             --       48.19%          --
Packaging Investors, L.P.(4)(5).................  3,990,616      3,990,616       42.23%       42.23%
DCBS Investors, L.L.C.(4)(6)....................    905,283        905,283        9.58%        9.58%
T. Rowe Price Associates, Inc.(7)...............         --        532,020          --         5.63%
Phillip D. Harris(8)............................    106,382        106,382        1.13%        1.13%
Michael F. Arduino(8)...........................     41,033         41,033           *            *
Randy L. Van Antwerp............................         --             --          --           --
Jeremy S. Lawrence(8)...........................     30,395         30,395           *            *
George V. Bayly.................................         --        183,189          --         1.94%
Frank V. Tannura(8).............................    101,519        208,793        1.07%        2.21%
Anthony P. Scotto...............................         --         12,636          --            *
Edward Turner...................................         --             --          --           --
William J. White................................         --          2,600          --            *
J. Taylor Crandall (9)..........................  3,990,616      3,992,704       42.23%       42.23%
Directors and executive officers as a group
  (9 individuals)(8)............................    279,329        585,028        2.96%        6.19%

--------
* Represents less than 1% of the outstanding shares of Packaging Dynamics common stock.
(1) To our knowledge, each stockholder has sole voting and investment power as to the shares shown unless otherwise noted.
(2) Based on holdings of Ivex common stock as of April 1, 2002 and the issuance of Packaging Dynamics common stock in the distribution. Beneficial ownership immediately after the distribution does not reflect stock options expected to be granted under the 2002 LTISP to participants in the 2001 LTIP in connection with the termination of the 2001 LTIP following the distribution. See "Management--Stock Options."
(3) The address of Ivex is 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069.
(4) Packaging Investors, DCBS Investors and CB Investors are expected to be party to a stockholders agreement containing obligations relating to, among other things, the nomination and election of members of the board of directors of Packaging Dynamics and the transfer of shares of Packaging Dynamics common stock. See "Description of Capital Stock of Packaging Dynamics--Stockholders Agreement." CB Investors is projected to beneficially own 168,205 shares of Packaging Dynamics common stock, or 1.78% of the outstanding shares of Packaging Dynamics common stock, immediately prior to and immediately after the distribution. The address of CB Investors is c/o IPC, Inc., 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069.
(5) The address of Packaging Investors is 201 Main Street, Suite 3100, Fort Worth, Texas 76102. The sole general partner of Packaging Investors is Group III 31, L.L.C., a Delaware limited liability company located at 201 Main Street, Suite 3100, Fort Worth, Texas 76102. J. Taylor Crandall is the sole member of Group III, 31, L.L.C.

(6) Includes 168,205 shares projected to be beneficially owned by CB Investors, of which DCBS Investors is a managing member. The address of DCBS Investors and CB Investors is c/o IPC, Inc., 100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069. The managing members of DCBS Investors include Messrs. Tannura and Harris and Mr. G. Douglas Patterson each of whom disclaims beneficial ownership of the shares beneficially owned by DCBS Investors except to the extent of his pecuniary interest in DCBS Investors.
(7) Shares beneficially owned are based upon a calculation derived from a
    Schedule 13G/A relating to Ivex common stock filed on February 16, 2002. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(8) Shares beneficially owned include shares projected to be held by DCBS Investors as follows: Mr. Harris, 106,382 shares; Mr. Arduino, 41,033 shares; Mr. Lawrence, 30,395 shares; and Mr. Tannura, 101,519 shares, reflecting ownership interests in DCBS Investors of 14.43%, 5.57%, 4.12% and 13.77% held by Messrs. Harris, Arduino, Lawrence and Tannura, respectively.
(9) Shares beneficially owned include 3,990,616 shares held by Packaging Investors. J. Taylor Crandall is the sole member of Group III 31, L.L.C., which is the sole general partner of Packaging Investors. Mr. Crandall's address is c/o Group III 31, L.L.C., 201 Main Street, Suite 3100, Forth Worth, Texas 76102.

                          RELATED PARTY TRANSACTIONS

Registration Rights Agreement

   In connection with their receipt of Packaging Dynamics common stock immediately prior to the distribution, DCBS Investors, of which Messrs. Harris, Arduino, Lawrence and Tannura beneficially own 14.43%, 5.57%, 4.12% and 13.77%, respectively, of the ownership interests, CB Investors and Packaging Investors will enter into a registration rights agreement with Packaging Dynamics. Pursuant to this agreement, DCBS Investors, CB Investors and Packaging Investors will have the right to require Packaging Dynamics to register their shares of Packaging Dynamics common stock for sale in the public markets.

   These stockholders will also have piggyback registration rights to include their shares in any registration statement Packaging Dynamics files on its own behalf (other than for employee benefit plans and business acquisitions or corporate restructurings) or on behalf of other stockholders.

   In addition, these stockholders will have the right to request Packaging Dynamics to register their shares of Packaging Dynamics common stock on a short-form S-3 registration statement on up to three occasions.

Consulting Agreement

   Ivex and PDLLC are parties to an Amended and Restated Consulting Agreement, dated as of June 30, 1999, under which Ivex has provided administrative, legal, tax and other services to Packaging Dynamics. This agreement will be terminated upon Ivex's acquisition by Alcoa. We paid Ivex $500,000 in 2001 and $125,000 in the first quarter of 2002 for its services under this Agreement.

Promissory Note

   Packaging Holdings issued the 12% Promissory Note to Ivex on November 20, 1998. The note had an accreted value of approximately $18.7 million as of March 31, 2002. See "Business--Overview." The note will be cancelled at the time of the distribution. See "Arrangements with Ivex Relating to the Distribution--Distribution Agreement--Cancellation of Indebtedness."

The Distribution

   Based on the distribution ratio of one share of Packaging Dynamics common stock for every five shares of Ivex common stock owned or subject to options (other than excluded options), Mr. White would be expected to receive 2,600 shares of Packaging Dynamics common stock in the distribution. This amount is based on ownership, as of April 1, 2002, of 3,000 shares of Ivex common stock and options (other than excluded options) to purchase 10,000 shares of Ivex common stock.

   Immediately prior to the distribution, Packaging Investors, DCBS Investors and CB Investors will receive from Packaging Dynamics 42.23%, 7.80% and 1.78%, respectively, of Packaging Dynamics' common stock in exchange for the contribution to Packaging Dynamics of their respective limited liability company interests in Packaging Holdings.

Anticipated Stock Option Grants

   Following the distribution, Messrs. Harris, Arduino, Van Antwerp, Lawrence and Turner are expected to receive grants under the 2002 LTISP of options to acquire shares of Packaging Dynamics common stock in connection with their waiver of benefits under the 2001 LTIP. See "Management--Stock Options" and "Management--Executive Compensation."

Other

   See "Management--Compensation Committee Interlocks and Insider
Participation" for information about other related party transactions.

              DESCRIPTION OF CAPITAL STOCK OF PACKAGING DYNAMICS

   The following description summarizes information about Packaging Dynamics' capital stock. You can obtain more information about Packaging Dynamics' capital stock by consulting Packaging Dynamics' certificate of incorporation and bylaws, as well as the Delaware General Corporation Law.

Authorized Capital Stock

   Immediately after the distribution, Packaging Dynamics' authorized capital stock will consist of 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Immediately after the distribution, approximately 9,449,719 shares of Packaging Dynamics' common stock will be outstanding based on the shares of Ivex common stock and Ivex stock options outstanding on December 31, 2001. All of the shares to be distributed to Ivex stockholders in the distribution will be fully paid and non-assessable. Packaging Dynamics intends to reserve 1,400,000 shares of its common stock for issuance under the 2002 LTISP. No shares of preferred stock will be issued or outstanding immediately after the distribution.

Common Stock

   Each share of common stock entitles its holder of record to one vote on all matters voted on by stockholders. Packaging Dynamics' certificate of incorporation does not provide for cumulative voting in the election of directors. Accordingly, the holders of a majority of Packaging Dynamics' shares of common stock voting for the election of directors will be able to elect all of the directors, if they choose to do so, subject to any rights of the holders of any preferred stock to elect directors. Subject to any preferential or other rights of any outstanding series of Packaging Dynamics preferred stock that may be established by the board of directors, the holders of Packaging Dynamics common stock will be entitled to such dividends as Packaging Dynamics' board of directors may declare from time to time from legally available funds and, upon Packaging Dynamics' dissolution, will be entitled to receive pro rata all of the assets of Packaging Dynamics available for distribution to stockholders.

   The holders of Packaging Dynamics common stock will have no preemptive rights, conversion rights or other subscription rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Packaging Dynamics may designate and issue in the future.

Preferred Stock

   Packaging Dynamics' certificate of incorporation authorizes the board of directors, without action by Packaging Dynamics stockholders, to provide for the issuance of shares of preferred stock in one or more classes or series, and to fix for each such class or series the voting powers, designations, preferences, limitations, and restrictions. The rights of any class or series of preferred stock may be greater than the rights attached to Packaging Dynamics common stock. It is not possible to state the actual effect of the issuance of any class or series of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

       . restricting dividends on the common stock;

       . diluting the voting power of the common stock;

       . impairing the liquidation rights of the common stock; and

       . delaying or preventing a change of control of Packaging Dynamics.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

   Some provisions of Packaging Dynamics' certificate of incorporation and bylaws, including the following, could have the effect of making it more difficult for a third party, or discouraging a third party from attempting, to acquire control of Packaging Dynamics without the approval of the board of directors of Packaging Dynamics:

  Stockholder Action

   Packaging Dynamics' certificate of incorporation provides that any action required or permitted to be taken by Packaging Dynamics stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent, subject to the exception noted below under "--Board of Directors." These provisions would have the effect of delaying approval of a stockholder proposal until the next annual meeting or until a special meeting could be convened.

  Advance Notice Procedures

   Packaging Dynamics' bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing, subject to the exception noted below under "--Board of Directors." To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Packaging Dynamics not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Packaging Dynamics' bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Board of Directors

   Under the certificate of incorporation and bylaws of Packaging Dynamics, the number of directors is fixed by resolution of the board of directors from time to time. Packaging Dynamics' bylaws provide generally that vacancies on the board of directors, including those resulting from an increase in the number of directors, may be filled only by the remaining directors, and not by stockholders. Any director elected to fill a vacancy will have the same remaining term as his or her predecessor. Accordingly, the board of directors could temporarily prevent any stockholder from enlarging the board of directors and filling the new directorships with that stockholder's own nominees.


Anti-Takeover Effects of Section 203 of the Delaware General Corporation Law

   Packaging Dynamics is subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless:

   . prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

   . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

   . at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Except as specified in Section 203, an interested stockholder is generally defined as:

   . any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within the three-year period immediately prior to the relevant date; and

   . the affiliates and associates of any such person.

   Section 203 may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. Packaging Dynamics has not elected to be exempt from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage persons interested in acquiring Packaging Dynamics to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in Packaging Dynamics' management. It is possible that such provisions could make it more difficult to accomplish transactions which Packaging Dynamics stockholders may otherwise deem to be in their best interests.

Authorized but Unissued Shares

   Packaging Dynamics' authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Packaging Dynamics by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

   EquiServe Trust Company, N.A. is the transfer agent and registrar for Packaging Dynamics common stock.

Shares in Book-Entry Form

   Certificates representing Packaging Dynamics common stock will not be issued unless requested in writing as described below. Holders of record of Packaging Dynamics common stock will have credited to a book-entry account established and maintained for them by the transfer agent and registrar the number of shares of Packaging Dynamics common stock owned of record by them. Each holder of record will receive an ownership statement from the registrar reflecting the opening balance in the holder's account promptly following the distribution and, thereafter, promptly following each transfer to or from the account. Stockholders may request the issuance of a certificate representing shares of Packaging Dynamics common stock owned of record by them by writing to the transfer agent and registrar.

Listing

   We have applied for Packaging Dynamics common stock to be included for quotation on the Nasdaq National Market.

Stockholders Agreement

   Packaging Investors, DCBS Investors and CB Investors are expected to enter into a stockholders agreement with Packaging Dynamics, effective upon the contribution of their ownership interests in Packaging Holdings to Packaging Dynamics in exchange for shares of Packaging Dynamics common stock.

   The stockholders agreement would provide for Packaging Investors and DCBS investors each to designate a member of the Packaging Dynamics board of directors on the following terms:

   . Until the date on which Packaging Investors ceases to own at least 20% of the outstanding shares of Packaging Dynamics common stock, Packaging Dynamics will, at each annual meeting of Packaging Dynamics stockholders, nominate or cause to be nominated one individual designated by Packaging Investors for election to the board of directors, and Packaging Investors, DCBS Investors and CB Investors will vote their shares to elect the Packaging Investors designee.

   . Until the date on which DCBS Investors and CB Investors cease to own at least 5% of the outstanding shares of Packaging Dynamics common stock, Packaging Dynamics will, at each annual meeting of Packaging Dynamics stockholders, nominate or cause to be nominated one individual designated by DCBS Investors for election to the board of directors, and Packaging Investors, DCBS Investors and CB Investors will vote their shares to elect the DCBS Investors designee.

   Packaging Investors, DCBS Investors and CB Investors would also be required to vote their shares at a special meeting and take other action in cooperation with any attempt by either Packaging Investors or DCBS Investors to remove its own designee from the Packaging Dynamics board of directors.

   Until the date when Packaging Investors ceases to own 33% of the outstanding common stock of Packaging Dynamics, Packaging Dynamics would be prohibited by the stockholders agreement from engaging in, or entering into an agreement to engage in, any of the following without the consent of Packaging Investors:

   . any creation, incurrence, guarantee, refinancing or assumption of indebtedness by Packaging Dynamics or any subsidiary in excess of $15 million;

   . any acquisition of any business, assets (other than the procurement of assets in the ordinary course of business), securities of, or investment in, or loan or advance to, any person (other than any loans, advances or contributions to any wholly-owned subsidiaries), by Packaging Dynamics or any subsidiary, in any transaction or series of related transactions, in an aggregate amount exceeding $10 million;

   . any transfer of assets in excess of $10 million by Packaging Dynamics or any subsidiary (other than in the ordinary course of business and transfers to a wholly-owned subsidiary);

   . the issuance by Packaging Dynamics or any subsidiary of any equity securities, except pursuant to the 2002 LTISP;

   . any merger, consolidation, amalgamation, recapitalization or other form of business combination, or any liquidation, winding up or dissolution of Packaging Dynamics or any material subsidiary (other than a merger of any wholly-owned subsidiaries with and into each other or Packaging Dynamics);

   . Packaging Dynamics or any subsidiary engaging in any business other than any of the businesses conducted by Packaging Dynamics or a subsidiary on the date of the stockholders agreement;

   . any material amendment to the certificate of incorporation or bylaws of Packaging Dynamics or any similar constituent documents of any subsidiary;

   . any dividend or distribution with respect to, or any redemption or repurchase of, any equity securities of Packaging Dynamics;

   . except as provided in any applicable annual budget, any expenditures, commitments, obligations or agreements by Packaging Dynamics or any subsidiary in excess of $5 million;

   . any material transaction or series of related transactions between Packaging Dynamics or any subsidiary, on the one hand, and any party to the stockholders agreement or any affiliate of such party, on the other hand; and

   . the adoption of any annual budget of Packaging Dynamics prepared for Packaging Dynamics and its subsidiaries for a succeeding fiscal year which is materially inconsistent with the annual budget then in effect, or any material amendment to an annual budget in any fiscal year.

   The stockholders agreement would also provide for transfer restrictions on the Packaging Dynamics common stock held by Packaging Investors, DCBS Investors and CB Investors, including the following:

   . Notice and Compliance with Securities Laws. Prior to making any voluntary disposition of any of their shares of Packaging Dynamics common stock (other than a disposition to any party to the stockholders agreement or under an effective registration statement under the Securities Act), Packaging Investors, DCBS Investors and CB Investors will notify Packaging Dynamics and refrain from the proposed disposition until notified by Packaging Dynamics that either (1) registration under federal and state securities laws is not required or (2) registration under or compliance with the applicable federal or state securities laws has been effected.

   . Right of First Refusal. If DCBS Investors or CB Investors wishes to dispose of any shares of Packaging Dynamics common stock for cash (other than to any party to the stockholders agreement, to a related party, to a member, pursuant to Rule 144 under the Securities Act or under an effective registration statement under the Securities Act), then Packaging Dynamics and Packaging Investors have the right to purchase such shares at the price offered by the third party.

   . Drag-Along Right. In the event that Packaging Investors wishes to sell all of its shares of Packaging Dynamics common stock to a third-party purchaser for cash and DCBS Investors and CB Investors have not completely distributed their shares of Packaging Dynamics common stock to their respective members, Packaging Investors has the right to require DCBS Investors and CB Investors to sell all shares of their Packaging Dynamics common stock to such third-party purchaser for the same per share consideration as would be received by Packaging Investors.

   . Tag-Along Right. In the event of a proposed sale to a third party by Packaging Investors or its affiliates of shares of Packaging Dynamics common stock representing more than 33.0% of the shares of Packaging Dynamics common stock owned by Packaging Investors as of the date of the stockholders agreement, DCBS Investors and CB Investors have the right to require, as a condition to the proposed sale, that the third-party purchaser simultaneously purchase a proportionate number of shares of Packaging Dynamics common stock from each of DCBS Investors and CB Investors at the same price per share as that to be received from the third party by Packaging Investors.

                  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

   We have filed a registration statement on Form 10 (File No. 0-49741) with the Securities and Exchange Commission with respect to our common stock. The registration statement and the exhibits to it contain some information not appearing in this information statement. This information statement provides a summary of some of the agreements and contracts appearing as exhibits to the registration statement. You are encouraged to see the exhibits to the registration statement for a more complete description of the contracts and agreements summarized in this information statement.

   You may access and read the registration statement and all of the exhibits to it through the SEC's Internet site at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800 SEC-0330 for further information on the public reference room.

   After the registration statement becomes effective, we will be subject to proxy solicitation requirements under federal securities laws and will be required to file annual, quarterly and special reports and other information with the SEC. Once filed, you can access this information from the SEC in the manner set forth in the preceding paragraph.

                         INDEX TO FINANCIAL STATEMENTS

                                                                  Page
                                                                  ----
Packaging Holdings, L.L.C.
  Audited Financial Statements and Schedules:
   Report of Independent Accountants.............................  F-2
   Consolidated Balance Sheets as of December 31, 2001 and 2000..  F-3
   Consolidated Statements of Operations for the years ended
     December 31, 2001, 2000 and 1999............................  F-4
   Consolidated Statements of Cash Flows for the years ended
     December 31, 2001, 2000 and 1999............................  F-5
   Consolidated Statements of Members' Equity and Other
     Comprehensive Income (Loss) for the years ended December
     31, 2001, 2000 and 1999.....................................  F-6
   Notes to Consolidated Financial Statements....................  F-7
   Schedule I - Condensed Financial Information.................. F-19
   Schedule II - Valuation and Qualifying Accounts and Reserves.. F-22
  Unaudited Interim Financial Statements:
   Consolidated Balance Sheets as of March 30, 2002 and December
     31, 2001.................................................... F-23
   Consolidated Statements of Operations for the three months ended March 30, 2002 and March 31, 2001..................... F-24
   Consolidated Statements of Cash Flows for the three months ended March 30, 2002 and March 31, 2001..................... F-25
   Consolidated Statements of Members' Equity and Other
     Comprehensive Income (Loss) for the three months ended
     March 30, 2002 and the year ended December 31, 2001......... F-26
   Notes to Consolidated Financial Statements.................... F-27
Alupac Holding, Inc. and Subsidiary
   Report of Independent Accountants............................. F-32
   Consolidated Statement of Operations for the period from
     January 1, 1999 to July 14, 1999............................ F-33
   Consolidated Statement of Cash Flows for the period from
     January 1, 1999 to July 14, 1999............................ F-34
   Notes to Consolidated Financial Statements.................... F-35

                       Report of Independent Accountants

To the Members of
Packaging Holdings, L.L.C.

   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Packaging Holdings, L.L.C. and its Subsidiaries (the "Company") at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001.

PricewaterhouseCoopers LLP
Chicago, Illinois
January 25, 2002, except for Note 12, as to which the date is March 18, 2002

                          PACKAGING HOLDINGS, L.L.C.

                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                             December 31, December 31,
                                                                 2001         2000
                                                             ------------ ------------
                          ASSETS
Current Assets
   Cash and cash equivalents................................   $  1,041     $    460
   Accounts receivable trade (net of allowance for doubtful
     accounts of $373 and $610).............................     18,859       19,208
   Inventories..............................................     30,692       38,342
   Other....................................................      3,652        2,462
                                                               --------     --------
       Total current assets.................................     54,244       60,472
                                                               --------     --------
Property, Plant and Equipment
   Buildings and improvements...............................     23,584       21,673
   Machinery and equipment..................................     64,484       61,289
   Land.....................................................      1,297        1,297
   Projects in progress.....................................        396          443
                                                               --------     --------
                                                                 89,761       84,702
   Less-Accumulated depreciation and amortization...........    (20,930)     (13,594)
                                                               --------     --------
                                                                 68,831       71,108
                                                               --------     --------
Other Assets, net...........................................     36,935       38,321
                                                               --------     --------
Total Assets................................................   $160,010     $169,901
                                                               ========     ========

              LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
   Current maturities of long-term debt.....................   $  6,420     $  6,420
   Accounts payable.........................................     16,424       22,744
   Accrued salary and wages.................................      1,763        1,453
   Other accrued liabilities................................      4,355        4,383
                                                               --------     --------
       Total current liabilities............................     28,962       35,000
                                                               --------     --------
Long-term Debt..............................................     76,830       84,450
Note Payable to Related Party...............................     18,132       16,086
Deferred Income Taxes.......................................      2,089        1,885
                                                               --------     --------
Total Liabilities...........................................    126,013      137,421
                                                               --------     --------
Commitments and Contingencies (Note 9)......................
                                                               --------     --------
Members' Equity.............................................     33,997       32,480
                                                               --------     --------
Total Liabilities and Members' Equity.......................   $160,010     $169,901
                                                               ========     ========

        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (dollars in thousands, except per share data)

                                             Year Ended December 31,
                                          ----------------------------
                                            2001      2000      1999
                                          --------  --------  --------
        Net sales........................ $234,821  $228,342  $205,224
        Cost of sales....................  205,772   200,529   172,778
                                          --------  --------  --------
        Gross profit.....................   29,049    27,813    32,446
                                          --------  --------  --------
        Operating expenses:
           Selling.......................    6,525     6,646     7,191
           General and administrative....    7,149     7,397     7,543
           Amortization of intangibles...      966     3,140     3,257
           Ameriserve bad debt provision.      135     3,420       750
           Restructuring expenses........       --     1,250        --
                                          --------  --------  --------
        Total operating expenses.........   14,775    21,853    18,741
                                          --------  --------  --------
        Income from operations...........   14,274     5,960    13,705
        Interest expense.................  (11,327)  (11,998)   (9,925)
                                          --------  --------  --------
        Income (loss) before taxes.......    2,947    (6,038)    3,780
        Income tax provision (benefit)...      603      (838)      100
                                          --------  --------  --------
        Net income (loss)................ $  2,344  $ (5,200) $  3,680
                                          ========  ========  ========


        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                        Year Ended December 31,
                                                                   --------------------------------
                                                                      2001       2000       1999
                                                                   ----------  --------  ----------
Cash Flows from Operating Activities:
   Net income (loss).............................................. $    2,344  $ (5,200) $    3,680
   Adjustments to reconcile net income (loss) to net cash from operating activities:
       Depreciation...............................................      7,338     7,255       5,746
       Amortization of intangibles assets.........................        966     3,140       3,257
       Amortization of deferred finance costs.....................        993       639         522
       Loss on disposal of equipment..............................         23        --          --
       Provision for doubtful accounts............................       (237)    3,999         771
       Deferred income taxes......................................        204      (599)       (141)
       Non-cash interest to related party.........................      2,045     1,810       1,612
       Changes in operating assets and liabilities (excluding
         acquisition of businesses):
       Accounts receivable........................................        586    (4,078)        277
       Inventories................................................      7,650    (2,723)     (5,722)
       Other assets...............................................     (1,190)      339         436
       Accounts payable and accrued liabilities...................     (6,807)    8,146      (2,853)
                                                                   ----------  --------  ----------
          Net cash from operating activities......................     13,915    12,728       7,585
                                                                   ----------  --------  ----------
Cash Flows from Investing Activities:
   Acquisition, net of cash acquired..............................         --        --     (28,872)
   Proceeds from sale of assets...................................         51         9          79
   Additions to property, plant and equipment.....................     (5,135)   (2,268)     (3,770)
                                                                   ----------  --------  ----------
          Net cash used in investing activities...................     (5,084)   (2,259)    (32,563)
                                                                   ----------  --------  ----------
Cash Flows from Financing Activities:
   Contributions from members.....................................         --        --       4,500
   Payments of financing costs....................................       (357)     (459)     (1,441)
   Proceeds from loan obligations.................................         --        --      28,250
   Principal payments for loan obligations........................     (6,420)   (5,420)     (6,985)
   Proceeds under revolving line of credit........................     53,800    44,500      53,900
   Repayments under revolving line of credit......................    (55,000)  (50,100)    (52,300)
   Advances to members............................................       (273)       --         (25)
   Distributions to members.......................................         --        --        (221)
                                                                   ----------  --------  ----------
          Net cash (used in) from financing activities............     (8,250)  (11,479)     25,678
                                                                   ----------  --------  ----------
Net increase (decrease) in cash and cash equivalents..............        581    (1,010)        700
Cash and cash equivalents at beginning of year....................        460     1,470         770
                                                                   ----------  --------  ----------
Cash and cash equivalents at end of year.......................... $    1,041  $    460  $    1,470
                                                                   ==========  ========  ==========
Supplemental cash flow disclosures:
Cash paid (received) during the year for:
   Interest....................................................... $    8,395  $ 10,572  $    6,773
   Income taxes...................................................         75       (86)        220
Supplemental non-cash disclosures:
   Acquisition debt issued........................................         --        --       3,000

        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.
CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)
                            (dollars in thousands)

                                                                 Retained    Accumulated
                                        Contributions Advances   Earnings       Other
                                            from         to    (Accumulated Comprehensive Members' Comprehensive
                                           Members    Members    Deficit)       Loss       Equity  Income (Loss)
                                        ------------- -------- ------------ ------------- -------- -------------
Balance at December 31, 1998...........    $30,300     $  --     $  (554)      $    --    $29,746
   Net income..........................                            3,680                    3,680     $ 3,680
   Contributions by members............      4,500                                          4,500
   Distribution to members.............       (221)                                          (221)
   Due from members....................                  (25)                                 (25)
                                                                                                      -------
   Other comprehensive income..........                                                               $ 3,680
                                           -------     -----     -------       -------    -------     =======
Balance at December 31, 1999...........     34,579       (25)      3,126            --     37,680
   Net loss............................                           (5,200)                  (5,200)    $(5,200)
                                                                                                      -------
   Other comprehensive loss............                                                               $(5,200)
                                           -------     -----     -------       -------    -------     =======
Balance at December 31, 2000...........     34,579       (25)     (2,074)           --     32,480
   Net income..........................                            2,344                    2,344     $ 2,344
   Due from members....................                 (273)                                (273)
   Other comprehensive income
     (loss):
       Cumulative effect of
         change in accounting
         principle for derivatives
         and hedging activities........                                            363        363         363
       Reclassification of
         derivative losses to
         earnings......................                                            416        416         416
       Change in fair value of
         derivative instruments........                                         (1,333)    (1,333)     (1,333)
                                                                                                      -------
   Other comprehensive income..........                                                               $ 1,790
                                           -------     -----     -------       -------    -------     =======
Balance at December 31, 2001...........    $34,579     $(298)    $   270       $  (554)   $33,997
                                           =======     =====     =======       =======    =======


        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)

NOTE 1--ORGANIZATION AND DESCRIPTION OF BUSINESS

   Packaging Holdings, L.L.C. (the "Company" or "Packaging Holdings") is a limited liability company organized under the laws of the State of Delaware. The Company is the sole member of Packaging Dynamics, L.L.C. ("PDLLC") which is the parent company of several operating subsidiaries. References to the Company or Packaging Holdings herein reflect the consolidated results of Packaging Holdings, L.L.C.

   Packaging Dynamics Corporation ("Packaging Dynamics") is a Delaware corporation established as a holding company to own all of the limited liability company interests in Packaging Holdings in connection with the distribution of certain ownership interests in the business of Packaging Holdings. See Note 12--Subsequent Event.

   The Company is an integrated flexible packaging converter supplying products to the food service, consumer products, bakery and supermarket industries. The Company operates within and sells to customers throughout the U.S., predominantly in one industry segment-flexible packaging bags and wrappers for the fast food, paper and specialty paper bag markets. The Company is comprised of one operating segment based on management decisions as to resource allocation.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

   The consolidated financial statements include the accounts of Packaging Holdings, L.L.C. and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

   The Company considers any highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents.

Revenue Recognition

   The Company recognizes revenue primarily at the time title transfers to the customer (generally upon shipment of products). Shipping and handling costs are included as a component of cost of goods sold.

Inventories

   Inventories are stated at the lower of cost or market as determined by the first-in, first-out (FIFO) method. Such cost includes raw materials, direct labor and manufacturing overhead. Inventories at December 31, 2001 and 2000 consist of the following:

                                                  December 31,
                                                 ---------------
                                                  2001    2000
                                                 ------- -------
               Raw materials.................... $11,211 $19,482
               Work-in-process..................   1,385   1,546
               Finished goods...................  18,096  17,314
                                                 ------- -------
                                                 $30,692 $38,342
                                                 ======= =======

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


Property, Plant and Equipment

   The Company capitalizes expenditures for major renewals and betterments at cost and charges to operating expenses the cost of current maintenance and repairs. Provisions for depreciation have been computed principally on the straight-line method over the estimated useful lives (generally 31 years for buildings, 15 to 31 years for improvements and 7 to 12 years for machinery and equipment).

   The cost and accumulated depreciation relating to assets retired or otherwise disposed of are eliminated from the respective accounts at the time of disposition. The resulting gain or loss is included in the current operating results.

Intangible and Other Assets

   Goodwill is amortized using the straight-line method over 40 years. Non-compete agreements are amortized over the term of the agreement (average 2 years). Deferred financing costs are being amortized as a component of interest expense over the term of the related loan facility (average 6 years).

   Amortization expense for the years ended December 31, 2001, 2000 and 1999 was as follows:

                                              2001  2000   1999
                                              ---- ------ ------
               Goodwill...................... $930 $  928 $  757
               Non-compete agreements........   36  2,212  2,500
                                              ---- ------ ------
                                              $966 $3,140 $3,257
                                              ==== ====== ======

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. These statements eliminate the pooling-of-interests method of accounting for business combinations and require goodwill and intangible assets with indefinite lives to no longer be amortized but to instead be tested for impairment at least annually. Other intangible assets with determinable lives will continue to be amortized over their estimated useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets effective January 1, 2002. Subject to final analysis, the Company expects the application of the non-amortization provisions of SFAS No. 142 to result in a reduction of amortization expense of $930 in 2002. The Company also expects to complete the transitional impairment tests of goodwill and indefinite-lived intangible assets during the first half of 2002.

   According to SFAS No. 142, impairment of goodwill is measured according to a two-step approach. In the first step, the fair value of a reporting unit, as defined by the statement, is compared to the carrying amount of the reporting unit, including goodwill. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit less the fair values of all the other tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   According to SFAS No. 142, impairment of indefinite-lived intangible assets are measured according to a one-step approach. This approach requires that indefinite-lived intangible assets are tested for impairment at least annually. This impairment test compares the estimated fair value of the intangible asset to its carrying amount. If the carrying amount of the intangible asset exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess.

   Impairment losses recognized as a result of the initial application of this statement will be reported as resulting from a change in accounting principle. The Company is in the process of measuring fair values of its SFAS No. 142 reporting units to determine the amount of impairment losses, if any, using a valuation date of January 1, 2002. The Company is unable at this time to estimate the effect of these tests if any on its earnings or financial position.

   A comparison of net income for the years ended December 31, 2001, 2000 and 1999 adjusted to exclude goodwill amortization was as follows:

                                                 December 31,
                                              -------------------
                                              2001   2000   1999
                                              ----- ------  -----
              Reported net income (loss)..... 2,344 (5,200) 3,680
              Add back: Goodwill amortization   930    928    757
                                              ----- ------  -----
              Adjusted net income (loss)..... 3,274 (4,272) 4,437
                                              ===== ======  =====

Long-Lived Assets

   Long-lived assets, including property, plant and equipment, other assets and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. No such impairment has occurred in 2001, 2000 or 1999.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 generally establishes a standard framework from which to measure impairment of long-lived assets and expands discontinued operations income statement presentation to include a component of the entity (rather than a segment of the business). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect SFAS No. 144 to have a material effect on its consolidated financial position or cash flows.

   In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material effect on its consolidated financial position or cash flows.

Derivatives and Other Comprehensive Income (Loss)

   On January 1, 2001, the Company adopted SFAS No. 133 which requires all derivative instruments to be recognized as assets or liabilities at fair value, with the related gain or loss reflected within members' equity through accumulated other comprehensive income (loss) or within operations depending upon the nature of the derivative instrument.

   The Company maintains interest rate swap agreements that are designated as cash flow hedges to manage the market risk from changes in interest rates on a portion of its variable rate term loans. Such derivative

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)

financial instruments are recorded at fair value of approximately $554 at December 31, 2001 in accrued liabilities within the accompanying consolidated balance sheet. Changes in fair value, based upon the amount at which the swap could be settled with a third party, are recorded in other comprehensive income
(loss). The differentials to be received or paid under the interest rate swap agreements are recognized in income over the life of the contract as adjustments to interest expense. The adoption of SFAS No. 133 resulted in recording the cumulative effect of the change in accounting principle for derivative and hedging activity of $363 in other comprehensive income.

Concentration of Credit Risk

   The Company performs ongoing credit evaluations of its customers and does not generally require collateral. The Company maintains allowances for potential credit losses based upon expected collectibility of all accounts receivable.

   In 1999, Ameriserve Food Distribution Company, Inc. ("Ameriserve") accounted for approximately 15.7% of the Company's gross sales. Ameriserve began to experience cash flow problems during late 1999 and filed for bankruptcy in January 2000. The Company recorded bad debt provision of $750 and $3,420 during 1999 and 2000, respectively, for all of the Ameriserve receivables that became uncollectible in connection with the bankruptcy. During 2001, the Company also paid certain preferential payment claims for $135 related to Ameriserve.

Fair Value of Financial Instruments

   The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and variable rate debt approximates their estimated fair value based on market prices for the same or similar type of financial instruments. The fair market value of the Company's interest rate swaps were a loss of $554 at December 31, 2001.

Members' Equity

   The Company is a limited liability corporation under the laws of the State of Delaware and its members have ownership interests in the Company similar to a partnership. The income or loss of the Company is distributed to its members based on such members ownership interest and the members of the Company have no personal liability for the obligations or debts of the Company.

Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

   Certain prior year amounts have been reclassified to conform to the current year's presentation.
NOTE 3--ACQUISITIONS

   On July 14, 1999, a subsidiary of the Company acquired the stock of Alupac Holding, Inc. ("Alupac") for a purchase price of $31,872 (including the repayment of certain indebtedness and payment of costs related to the acquisition). Alupac operated through its wholly-owned subsidiary, International Converter, Inc. ("ICI"). Borrowings under the Company's amended and restated credit facility along with $4,500 of additional equity from existing and new members were used to finance the acquisition of Alupac. Additionally, the Company issued a 7.5% Subordinated Note of $3,000 ("the ICI Note") to the seller in connection with the acquisition.

   These acquisitions have been accounted for using the purchase method. Tangible assets acquired and liabilities assumed have been recorded at estimated fair value, with the excess cost over net assets acquired recorded as goodwill aggregating $11,374.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   The Company's financial statements include the results of operations and cash flows of Alupac from the purchase date. Adjusting for the full year effect of the acquisition, unaudited pro forma net sales would have been higher by approximately $34,500 and unaudited pro forma net income would have been lower by approximately $1,200 compared to the Company's reported net sales and net income in 1999. The unaudited pro forma results of operations were prepared as if the acquisition had occurred as of the beginning of 1999, after giving effect for certain adjustments. The unaudited results were prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of the beginning of the year or of results which may occur in the future.

NOTE 4--OTHER ASSETS

   Other assets at December 31, 2001 and 2000 consist of the following:

                                              2001     2000
                                            -------  -------
                   Goodwill................ $37,102  $37,102
                   Covenant not to compete.   5,216    5,000
                   Deferred financing costs   4,515    4,158
                                            -------  -------
                                             46,833   46,260
                   Accumulated amortization  (9,898)  (7,939)
                                            -------  -------
                                            $36,935  $38,321
                                            =======  =======

NOTE 5--LONG-TERM DEBT

   Long-term debt at December 31, 2001 and 2000 consists of the following:

                                                    2001     2000
                                                  -------  -------
             Senior Credit Facility:
                Tranche A Term Loan.............. $18,375  $23,375
                Tranche B Term Loan..............  58,075   58,795
                Revolving credit loan............   1,700    2,900
             Seller note payable.................   3,000    3,000
             Baxter Springs facility HUD loan....   2,100    2,800
                                                  -------  -------
                Subtotal.........................  83,250   90,870
             Current maturities of long term debt  (6,420)  (6,420)
                                                  -------  -------
             Long-term debt...................... $76,830  $84,450
                                                  =======  =======

Senior Credit Facility

   During 1998, PDLLC entered into a credit agreement (the "Senior Credit Facility") with BankAmerica, N.A. that provided two term loans and a revolving credit loan totaling $71,100, including a $22,500 revolving credit facility. The term loans require quarterly principal payments beginning March 31, 1999 and ending November 20, 2004 for Tranche A Term Loan and November 20, 2005 for Tranche B Term Loan. These payments ranged from $125 to $5,000.

   Effective July 15, 1999, in connection with the acquisition of ICI, PDLLC executed an amendment and restatement of the Senior Credit Facility that provided for two term loans totaling $89,250 and a revolver with maximum borrowings of $45,000. Effective August 18, 2000, the terms of the Senior Credit Facility and existing covenants were amended. The terms were amended to change the scheduled amounts of quarterly payments and interest rates. The term loans require quarterly principal payments beginning September 30, 2000 and ending November 20, 2004 for Tranche A Term Loan and November 20, 2005 for Tranche B Term Loan and range from $180 to $7,100. In May 2001, the Senior Credit Facility was further amended to reduce the maximum borrowings under the revolver to $25,000 and to modify existing covenants. Borrowings under the revolver were $0 and $1,700 at March 30, 2002 and December 31, 2001 (approximately $25,000 was available at March 30, 2002).

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   Loans under the Senior Credit Facility are designated from time to time, at our election, either (1) as Eurodollar Loans, which bear interest at a rate based on the London Interbank Offered Rate, or LIBOR, adjusted for regulatory reserve requirements, or (2) as Base Rate Loans, which bear interest at a rate based on the Federal Funds Rate or the prime rate. The interest rate on Eurodollar Loans is equal to LIBOR plus an applicable percentage that varies with the leverage ratio of PDLLC and its consolidated subsidiaries. The interest rate on Base Rate Loans is equal to

   . a base rate equal to the greater of (1) the Federal Funds rate plus 1/2 of 1% and (2) the prime rate, plus

   . an applicable percentage that varies with the leverage ratio of PDLLC and its consolidated subsidiaries.

   Accordingly, Tranche A Term Loans and revolving loans bear interest at rates of up to 2.5% plus the base rate, in the case of Base Rate Loans, and up to 3.5% plus LIBOR, in the case of Eurodollar Loans. Tranche B Term Loans bear interest at rates of up to 3.25% plus the base rate, in the case of Base Rate Loans, and up to 4.25% plus LIBOR, in the case of Eurodollar Loans.

   At December 31, 2001, the interest rates on outstanding borrowings under the Tranche A Term Loan and the Tranche B Term Loan were 3.25% plus LIBOR and 4.00% plus LIBOR, respectively, compared with 3.50% plus LIBOR and 4.25% plus LIBOR, respectively, at March 31, 2001. As of March 30, 2002, we had interest rate swap agreements with a group of banks having notional amounts totaling $60,000 and various maturity dates through December 10, 2003. These agreements effectively fix our LIBOR rate for $60,000 of our indebtedness at rates from 3.83% to 4.27%. Borrowings under the Senior Credit Facility are collateralized by substantially all of the assets of our operating subsidiaries. The revolving credit facility and Term A Loan will terminate on November 20, 2004 and the Term B Loan will terminate on November 20, 2005.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)





   Under the senior credit facility, PDLLC is required to comply on a quarterly basis with the following four financial covenants:



   . under the leverage ratio covenant, as of the last day of each fiscal quarter, PDLLC's ratio of total funded debt to consolidated EBITDA for the 12-month period then ended must not exceed specified levels, decreasing from 3.5 to 1 at present to 2 to 1 from and after April 1, 2004;



   . under the interest coverage ratio covenant, as of the last day of each fiscal quarter, PDLLC's ratio of consolidated EBITDA for the 12-month period then ended to cash interest expense for such 12-month period must be equal to or greater than certain specified levels, increasing from
       2.75 to 1 at present to 4 to 1 from and after July 1, 2004;



   . under the fixed charge coverage ratio covenant, as of the last day of each fiscal quarter, for the 12-month period then ended, PDLLC's ratio of consolidated EBITDA less capital expenditures and taxes to PDLLC's cash interest expense and scheduled funded debt payments must be equal to or greater than certain specified levels, increasing from 1.1 to 1 at present to 1.3 to 1 from and after January 1, 2003; and



   . under the net worth covenant, PDLLC's consolidated net worth as of the last day of each fiscal quarter must be equal to or greater than $27,500,000, increased on a cumulative basis by (1) as of the last day of each fiscal quarter, 50% of the consolidated net income of PDLLC (to the extent positive) for the fiscal quarter then ended, commencing with the fiscal quarter ended December 31, 1998 and (2) 50% of the net cash proceeds from any equity issuance after November 20, 1998 by PDLLC or any subsidiary of PDLLC.



For purposes of the senior credit facility, consolidated EBITDA, calculated on a consolidated basis for PDLLC and its subsidiaries, consists of (1) net income, excluding the effect of any extraordinary or other non-recurring gains or losses or non-cash losses, plus (2) an amount which, in the determination of net income, has been deducted for interest expense, taxes, depreciation and amortization.





   The senior credit facility also contains various negative covenants that, among other things, require Packaging Holdings and its subsidiaries to limit future capital expenditures, borrowings, dividend payments, and payments to related parties, and restricts Packaging Holdings' ability and the ability of its subsidiaries to merge or consolidate. In addition, the senior credit facility prevents our subsidiaries from making distributions, prohibits changes in the nature of business conducted by our subsidiaries and effectively requires, subject to limited exceptions, that Packaging Dynamics' pre-distribution stockholders, other than Ivex, retain beneficial ownership of at least 51% in Packaging Dynamics. The failure to comply with the covenants would result in a default under the senior credit facility and permit the lenders under the senior credit facility to accelerate the maturity of the indebtedness governed by the senior credit facility. We believe that we are currently in compliance with the terms and conditions of the senior credit facility in all material respects.




Seller Note Payable

   On July 14, 1999, the Company issued a $3,000 note subordinated to the Senior Credit Facility to the seller in connection with the purchase of ICI. Interest on this note is at 7.5% payable semi-annually commencing on

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)

December 31, 1999. This unsecured note matures on July 14, 2004 and may be accelerated under certain circumstances, including a change of control and an acceleration of the senior credit facility.

Baxter Springs Facility Loans

   The Company has certain obligations under debt agreements with the U.S. Department of Housing and Urban Development (HUD) in the form of promissory notes payable to the City of Baxter Springs. The notes bear interest at various rates varying from 4.57% to 6.57%, as determined by HUD and interest is payable on a semi-annual basis. These notes are payable in annual installments of $700 through August 2004.

   Borrowings are collateralized by a first lien on the land and building at the Baxter Springs, Kansas production facility and by a second lien on certain machinery and equipment. Under certain circumstances, repayment of the borrowings is subordinated to the repayment of obligations under the Senior Credit Facility.

Change in Control Provisions

   The senior credit facility and the ICI note include terms that limit changes in the Company's ownership structure. Modifications to the ownership structure outside the limits prescribed by such agreements could place the Company in default under these debt instruments. The Company does not believe that the distribution and common stock exchange as described in the merger agreement by and between Ivex and Alcoa will result in a change in control as defined in the senior credit facility or the ICI note.

Maturities

   Maturities of long-term debt and note payable to related party (See Note 6--Related Party Transactions) outstanding at December 31, 2001 are:

                       Year ending December 31:
                          2002................. $  6,420
                          2003.................    7,420
                          2004.................   39,475
                          2005.................   48,067
                                                --------
                                                $101,382
                                                ========

NOTE 6--RELATED PARTY TRANSACTIONS

   The Company issued a $12,500 note subordinated to the Senior Credit Facility on November 20, 1998 to IPMC, Inc., an indirect wholly-owned subsidiary of Ivex Packaging Corporation ("Ivex"), in connection with the acquisition of the assets of Ivex's paper mill operations located in Detroit, Michigan. Interest on this note is currently paid-in-kind at a rate of 12% on a semi-annual basis. The note is unsecured and matures on November 21, 2005.

   Pursuant to a consulting agreement, the Company paid Ivex an annual consulting fee for management and administrative services rendered to the Company by Ivex including financial, tax, accounting and legal services. During 2001, 2000 and 1999, the Company recorded consulting fee expense of $500, $750 and $625, respectively, related to this agreement.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


NOTE 7--INCOME TAXES

   The Company's federal and state taxable income is reported by the Company's members on their income tax returns as if the Company was a partnership.

   ICI has remained a taxable C corporation since its acquisition by the Company. As a result, the Company provides for federal and state income taxes on the income of the ICI subsidiary. Furthermore, the Company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities of ICI.

   The components of the income tax provision shown in the consolidated statements of operations are as follows:

                                              Year Ended December 31,
                                              ----------------------
                                              2001     2000    1999
                                               -----  -----   -----
              Income tax provision (benefit):
                 Current..................... $ 399   $(239)  $ 241
                 Deferred....................   204    (599)   (141)
                                               -----  -----   -----
                                              $603    $(838)  $ 100
                                               =====  =====   =====

   The provision recognized for income taxes differs from the amount determined by applying the U.S. federal income tax rate of 35% due to the following:

                                                                          Year Ended December 31,
                                                                         ------------------------
                                                                          2001     2000     1999
                                                                         ------  -------  -------
Income (loss) before income taxes....................................... $2,947  $(6,038) $ 3,780
                                                                         ======  =======  =======
Computed expected provision (benefit) at the statutory rate............. $1,031  $(2,113) $ 1,323
Adjustments to the computed expected provision (benefit) resulting from:
   Income reported directly to Company members..........................   (630)   1,322   (1,224)
   Amortization of goodwill.............................................    119      106       46
   State income taxes, net..............................................     69     (136)      17
   Other, net...........................................................     14      (17)     (62)
                                                                         ------  -------  -------
                                                                         $  603  $  (838) $   100
                                                                         ======  =======  =======

   Deferred tax liabilities (assets) are comprised of the following:

                                                       December 31,
                                                      --------------
                                                       2001    2000
                                                      ------  ------
          Depreciation............................... $2,467  $2,670
          Allowance for doubtful accounts............    (59)   (381)
          Restructuring reserves.....................    (51)   (173)
          Intangible assets..........................   (155)   (177)
          Other......................................   (113)    (54)
                                                      ------  ------
          Total net deferred tax liabilities (assets) $2,089  $1,885
                                                      ======  ======

   At December 31, 2000, ICI had net operating loss carryforwards for income tax purposes of approximately $131, which were fully used in 2001.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


NOTE 8--EMPLOYEE BENEFIT PLANS

   The Company maintains a defined contribution 401(k) plan which covers certain employees. Company contributions to the Plan are generally based on a percentage of the covered employee's annual compensation and the extent of participation in the Plan. The total expense charged to operations relating to this plan was $892 and $1,080 for the years ended December 31, 2001 and 2000.

   The Company has an unfunded Long-Term Incentive Compensation Plan for certain key executives. Under the terms of this plan, 3,000,000 incentive units, subject to adjustment, and representing 8.2% of the fully diluted outstanding limited liability shares, have been granted. The plan is designed to reward these individuals on the increased equity value of the Company, and provides that 40% of the incentive units were earned on the effective date and the remaining 60% can be earned based upon the Company's attainment of certain annual earnings targets. Participants in the plan vest on a pro-rata basis over three years from the plan's origination date. In the event the Company completes a transaction which causes a substantial change in ownership control, the plan provides for an accelerated vesting schedule. At December 31, 2001, 2000 and 1999 the Company has not recorded any compensation expense related to this plan. See "Note 12--Subsequent Events."

NOTE 9--COMMITMENTS AND CONTINGENCIES

Legal Matters

   The Company is currently a party to various legal proceedings in various federal and state jurisdictions arising out of the operations of its business. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty; however, the Company believes that its ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, would not have a material effect on the Company's financial condition, results of operations or liquidity.

   The Company's manufacturing operations are subject to federal, state and local regulations governing the environment and the discharge of materials into air, land and water, as well as the handling and disposal of solid and hazardous wastes. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable. From time to time, the Company is involved in regulatory proceedings and inquiries relating to compliance with environmental laws, permits and other environmental matters. The Company believes that it is in substantial compliance with applicable environmental regulations and does not believe that costs of compliance will have a material adverse effect on the Company's financial condition, results of operations or liquidity.

Lease Commitments

   The Company occupies certain facilities under lease arrangements and leases certain machinery, automobiles, and equipment. Rental expense amounted to $1,555 and $1,662 for the years ended December 31, 2001 and 2000.

   Future minimum rental commitments for operating leases with noncancelable terms in excess of one year are as follows:

                        Year ending December 31:
                        2002.................... $1,344
                        2003....................    842
                        2004....................    708
                        2005....................    357
                        2006....................    254

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)

NOTE 10--RESTRUCTURING CHARGE

   In January 2000, the Company commenced a restructuring plan, which resulted in a reduction in work force of 32 people. The restructuring charge includes severance and other benefits related to this reduction in force of $1,250. At December 31, 2001 and 2000, there is $127 and $567, respectively, of severance and other benefits costs remaining to be paid in future periods.

   The restructuring charge activity is as follows:

                                                       Year Ended
                                                      December 31,
                                                     -------------
                                                      2001   2000
                                                     -----  ------
            Balance at the beginning of the year.... $ 567  $   --
            Charges taken...........................    --   1,250
            Payments of severance and other benefits  (440)   (683)
                                                     -----  ------
            Balance at the end of the year.......... $ 127  $  567
                                                     =====  ======

NOTE 11--UNAUDITED QUARTERLY RESULTS

   Summarized unaudited quarterly data for the years ended December 31, 2001 and 2000 are as follows:

Quarter Ended                 March 31, 2001  June 30, 2001  September 29, 2001 December 31, 2001
-------------                 -------------- --------------- ------------------ -----------------
Net sales....................    $57,020         $59,712          $62,394            $55,695
Gross profit.................      6,621           6,948            8,131              7,349
Income from operations.......      2,975           3,521            4,415              3,363
Net income...................         21             640            1,521                162

Quarter Ended                 April 1, 2000  July 1, 2000(1) September 30, 2000 December 31, 2000
-------------                 -------------- --------------- ------------------ -----------------
Net sales....................    $57,742         $56,982          $57,242            $56,376
Gross profit.................      7,498           7,265            6,486              6,564
Income (loss) from operations      2,863          (1,788)           2,337              2,548
Net loss.....................       (162)         (4,412)            (502)              (124)

--------
(1) Includes restructuring charge of $1,250 (see Note 10--Restructuring Charge) and Ameriserve bad debt provision of $3,420.

NOTE 12--SUBSEQUENT EVENTS

   Distribution--On March 18, 2002, the board of directors of Ivex approved a merger agreement providing for the merger with Ivex of a wholly-owned subsidiary of Alcoa, Inc. As a result of the merger, Ivex will become a wholly-owned subsidiary of Alcoa. The merger is conditioned upon, among other things, the prior distribution to Ivex stockholders and option holders of Ivex's 48.19% ownership interest in Packaging Holdings. To facilitate the distribution, Ivex has formed Packaging Dynamics to be the holding company for all of the ownership interests in Packaging Holdings. In preparation for the distribution, Ivex and the other members of Packaging Holdings will exchange their ownership interests in Packaging Holdings for common stock of Packaging Dynamics. Ivex will distribute its shares of Packaging Dynamics to its stockholders and certain of its option holders immediately prior to the merger.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)


   Also in connection with the merger and distribution, the Company will change its corporate structure from that of a limited liability company to a C-corporation in connection with the distribution; the $12,500 12% subordinated note payable to Ivex including accreted interest totaling approximately $18,700 will be forgiven; and, the consulting agreement with Ivex will be canceled.

   The distribution and the merger will each occur only if the other occurs. If Ivex stockholders do not adopt the merger agreement, or if other conditions to the merger are not met, the distribution will not occur. The distribution will occur on the effective date of the merger.

   Stock Options--We have not granted any stock options or stock appreciation rights, but we intend to grant stock options under our anticipated 2002 Long-Term Incentive Stock Plan to management for incentive purposes and in consideration of their waiver of cash payments under the 2001 LTIP described above. We anticipate that these option grants, covering an aggregate of approximately 844,093 shares of our common stock, will be made to executive officers and directors of Packaging Dynamics. The options will have an exercise price that is below the fair market value of Packaging Dynamics common stock on the grant date and, although fully vested, will not be exercisable for three years after the grant date. Consequently, we contemplate having a right to repurchase an executive's options if such executive terminates employment for any reason before the end of the three year period. The announcement of the merger and distribution on March 18, 2002 resulted in an increase in the value of the Company and in turn in the valuation of the incentive units under the 2001 LTIP. The Company expects to record a total non-cash compensation charge of approximately $3,250 (of which $1,076 was taken in the first quarter of 2002) in fiscal 2002 related to these management incentive plans.

                          PACKAGING HOLDINGS, L.L.C.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                                BALANCE SHEETS
                            (dollars in thousands)

                                                    December 31,
                                                   ---------------
                                                    2001    2000
                                                   ------- -------
             ASSETS
             Investment in affiliates............. $ 2,726 $ 2,726
             Due from PDLLC.......................  46,593  47,103
                                                   ------- -------
             Total Assets......................... $49,319 $49,829
                                                   ======= =======
             LIABILITIES AND MEMBERS' EQUITY
             Current Liabilities
                Accrued interest.................. $   112 $   112
                                                   ------- -------
                    Total current liabilities.....     112     112
                                                   ------- -------
             Long-term Debt
                Note payable--Alupac 7.5%.........   3,000   3,000
                Note payable--Ivex 12.0%..........  18,132  16,086
                                                   ------- -------
             Total Liabilities....................  21,244  19,198
                                                   ------- -------
             Members' Equity......................  28,075  30,631
                                                   ------- -------
             Total Liabilities and Members' Equity $49,319 $49,829
                                                   ======= =======


           See Notes to Consolidated Financial Statements in Item 8.

                          PACKAGING HOLDINGS, L.L.C.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                           STATEMENTS OF OPERATIONS
                            (dollars in thousands)

                                   For the Years Ended December 31,
                                   -------------------------------
                                     2001       2000       1999
                                    -------    -------    -------
                  Interest expense $(2,270)   $(2,035)   $(1,715)
                  Other expense...     (13)        (9)        --
                                    -------    -------    -------
                  Net loss........ $(2,283)   $(2,044)   $(1,715)
                                    =======    =======    =======



           See Notes to Consolidated Financial Statements in Item 8.

                          PACKAGING HOLDINGS, L.L.C.

                  SCHEDULE I--CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

                           STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

                                                                            For the Years Ended December 31,
                                                                            -------------------------------
                                                                              2001       2000       1999
                                                                             -------    -------    -------
Cash flows used by operating activities:
   Net loss................................................................ $(2,283)   $(2,044)   $(1,715)
Adjustments to reconcile net loss to net cash used by operating activities:
   Non-cash interest.......................................................   2,046      1,810      1,612
                                                                             -------    -------    -------
       Net cash used by operating activities...............................    (237)      (234)      (103)
Cash flows from financing activities:
   Transfer from (to) PDLLC................................................     510        227     (4,500)
   Due from members........................................................    (273)        --       (246)
   Contributions from members..............................................      --         --      4,500
   Other...................................................................      --          7        349
                                                                             -------    -------    -------
   Net cash provided by financing activities...............................     237        234        103
                                                                             -------    -------    -------
Net change in cash and cash equivalents:
   Cash and cash equivalents at beginning of year..........................      --         --         --
                                                                             -------    -------    -------
   Cash and cash equivalents at end of year................................ $    --    $    --    $    --
                                                                             =======    =======    =======
Supplemental cash flow disclosures Cash paid during the year for:
       Interest............................................................ $   224    $   225    $   104


           See Notes to Consolidated Financial Statements in Item 8.

                          PACKAGING HOLDINGS, L.L.C.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                            (dollars in thousands)

                                                      Beginning                      Ending
Description                                            Balance  Additions Write-offs Balance
-----------                                           --------- --------- ---------- -------
Accounts receivable--allowance for doubtful accounts:
   1999..............................................  $  608    $1,008    $  (237)  $1,379
   2000..............................................   1,379     3,488     (4,257)     610
   2001..............................................     610      (175)       (62)     373

                          PACKAGING HOLDINGS, L.L.C.
                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                                          March 30,   March 30,  December 31,
                                                                            2002        2002         2001
                                                                         ----------- ----------- ------------
                                                                          Pro Forma
                                                                         ----------- (unaudited) (unaudited)
                                                                         (unaudited)
                                ASSETS
Current Assets
   Cash and cash equivalents............................................  $  1,243    $  1,243     $  1,041
   Accounts receivable trade (net of allowance for doubtful accounts of
     $384, $384 and $373)...............................................    23,167      23,167       18,859
   Inventories, net.....................................................    30,441      30,441       30,692
   Other................................................................     4,637       4,637        3,652
                                                                          --------    --------     --------
       Total current assets.............................................    59,488      59,488       54,244
                                                                          --------    --------     --------
Property, Plant and Equipment
   Buildings and improvements...........................................    23,604      23,604       23,584
   Machinery and equipment..............................................    64,493      64,493       64,484
   Land.................................................................     1,276       1,276        1,297
   Projects in progress.................................................     1,234       1,234          396
                                                                          --------    --------     --------
                                                                            90,607      90,607       89,761
   Less-Accumulated depreciation and amortization.......................   (22,818)    (22,818)     (20,930)
                                                                          --------    --------     --------
                                                                            67,789      67,789       68,831
                                                                          --------    --------     --------
Goodwill................................................................    34,329      34,329       34,329
Other assets, net.......................................................     2,401       2,401        2,606
                                                                          --------    --------     --------
Total Assets............................................................  $164,007    $164,007     $160,010
                                                                          ========    ========     ========

             LIABILITIES AND MEMBERS' EQUITY/STOCKHOLDERS'
                                EQUITY
Current Liabilities
   Current maturities of long-term debt.................................  $  6,420    $  6,420     $  6,420
   Accounts payable.....................................................    21,309      21,309       16,424
   Accrued salary and wages.............................................     5,062       2,888        1,763
   Other accrued liabilities............................................     3,579       3,579        4,355
                                                                          --------    --------     --------
   Total current liabilities............................................    36,370      34,196       28,962
                                                                          --------    --------     --------
Long-term Debt..........................................................    75,130      75,130       76,830
Note Payable to Related Party...........................................        --      18,680       18,132
Deferred Income Taxes...................................................     6,689       2,089        2,089
                                                                          --------    --------     --------
Total Liabilities.......................................................   118,189     130,095      126,013
                                                                          --------    --------     --------
Commitments and Contingencies (Note 7)..................................
                                                                          --------    --------     --------
Members' equity/Stockholders' equity
   Members' Equity......................................................        --      33,912       33,997
   Common stock, $.01 par value--40,000,000 shares authorized; and
     9,449,719 shares issued and outstanding............................        95          --           --
   Preferred stock, $.01 par value--5,000,000 shares authorized; and no
     shares issued and outstanding......................................        --          --           --
   Paid in capital in excess of par value...............................    47,897          --           --
   Retained earnings (accumulated deficit)..............................    (2,174)         --           --
                                                                          --------    --------     --------
   Total members' equity/stockholders' equity...........................    45,818      33,912       33,997
                                                                          --------    --------     --------
Total Liabilities and Members' Equity/Stockholders' Equity..............  $164,007    $164,007     $160,010
                                                                          ========    ========     ========

        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (dollars in thousands)
                                  (unaudited)

                                              Three Months Ended
                                              ------------------
                                              March 30, March 31,
                                                2002      2001
                                              --------- ---------
              Net sales......................  $60,125   $57,020
              Cost of sales..................   53,153    50,399
                                               -------   -------
              Gross profit...................    6,972     6,621
                                               -------   -------
              Operating expenses:
                 Selling.....................    1,834     1,645
                 General and administrative..    3,021     1,769
                 Amortization of intangibles.       18       232
                                               -------   -------
              Total operating expenses.......    4,873     3,646
                                               -------   -------
              Income from operations.........    2,099     2,975
              Other income (expense).........      105        (2)
              Interest expense...............   (2,296)   (3,006)
                                               -------   -------
              Loss before income taxes.......      (92)      (33)
              Income tax provision (benefit).      388       (54)
                                               -------   -------
              Net income (loss)..............  $  (480)  $    21
                                               =======   =======


        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)
                                  (unaudited)

                                                                                           Three Months Ended
                                                                                           ------------------
                                                                                           March 30, March 31,
                                                                                             2002      2001
                                                                                           --------- ---------
Cash Flows from Operating Activities:
   Net income (loss)...................................................................... $   (480) $     21
   Adjustments to reconcile net income (loss) to net cash from operating activities:
     Depreciation.........................................................................    1,941     1,774
     Amortization of intangibles assets...................................................       18       232
     Amortization of deferred finance costs...............................................      185       180
     (Gain) Loss on disposal of equipment.................................................     (105)        2
     Provision for doubtful accounts......................................................       11       (70)
     Non-cash charge for long-term incentive compensation.................................    1,076        --
     Non-cash interest to related party...................................................      548       486
     Changes in operating assets and liabilities (excluding acquisition of businesses):
       Accounts receivable................................................................   (4,319)   (1,736)
       Inventories........................................................................      201     1,320
       Other assets.......................................................................     (985)      228
       Accounts payable and accrued liabilities...........................................    4,551      (765)
                                                                                           --------  --------
          Net cash from operating activities..............................................    2,642     1,672
                                                                                           --------  --------
Cash Flows from Investing Activities:
   Proceeds from sale of assets...........................................................      133         1
   Additions to property, plant and equipment.............................................     (873)     (776)
                                                                                           --------  --------
          Net cash used in investing activities...........................................     (740)     (775)
                                                                                           --------  --------
Cash Flows from Financing Activities:
   Proceeds under revolving line of credit................................................   12,800    15,700
   Repayments under revolving line of credit..............................................  (14,500)  (16,600)
   Advances to members....................................................................       --       110
                                                                                           --------  --------
          Net cash used in financing activities...........................................   (1,700)     (790)
                                                                                           --------  --------
Net increase in cash and cash equivalents.................................................      202       107
Cash and cash equivalents at beginning of period..........................................    1,041       460
                                                                                           --------  --------
Cash and cash equivalents at end of period................................................ $  1,243  $    567
                                                                                           ========  ========
Supplemental cash flow disclosures:
   Cash paid (received) during the period for:
          Interest........................................................................ $  1,653  $  2,388
          Income taxes....................................................................       87       (81)

        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.
                CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY AND
                       OTHER COMPREHENSIVE INCOME (LOSS)
                            (dollars in thousands)

                                                                 Retained    Accumulated
                                        Contributions Advances   Earnings       Other
                                            from         To    (Accumulated Comprehensive Members' Comprehensive
                                           Members    Members    Deficit)       Loss       Equity  Income (Loss)
                                        ------------- -------- ------------ ------------- -------- -------------
Balance at December 31, 2000...........    $34,579     $ (25)    $(2,074)      $    --    $32,480
   Net income..........................                            2,344                    2,344     $ 2,344
   Due from members....................                 (273)                                (273)
   Other comprehensive income
     (loss):
       Cumulative effect of
         change in accounting
         principle for derivatives
         and hedging activities........                                            363        363         363
       Reclassification of
         derivative losses to
         earnings......................                                            416        416         416
       Change in fair value of
         derivative instruments........                                         (1,333)    (1,333)     (1,333)
                                           -------     -----     -------       -------    -------     -------
   Comprehensive income................                                                               $ 1,790
                                                                                                      =======
Balance at December 31, 2001...........     34,579      (298)        270          (554)    33,997
   Net loss............................                             (480)                    (480)    $  (480)
   Other comprehensive income
     (loss):
       Reclassification of
         derivative losses to
         earnings......................                                            247        247         247
       Change in fair value of
         derivative instruments........                                            148        148         148
                                           -------     -----     -------       -------    -------     -------
   Comprehensive loss..................                                                               $   (85)
                                                                                                      =======
Balance at March 30, 2002
  (unaudited)..........................    $34,579     $(298)    $  (210)      $  (159)   $33,912
                                           =======     =====     =======       =======    =======

        The accompanying notes are an integral part of this statement.

                          PACKAGING HOLDINGS, L.L.C.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)
                                  (unaudited)

NOTE 1--BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   In the opinion of management, the information in the accompanying unaudited financial statements reflects all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the results of operations, cash flows and comprehensive income (loss) for the three months ended March 30, 2002 and March 31, 2001 and the financial position at March 30, 2002. The interim results are not necessarily indicative of results for a full year and do not contain information included in the Company's annual consolidated financial statements and notes for the year ended December 31, 2001. The consolidated balance sheet as of December 31, 2001 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. These interim financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto included elsewhere in this information statement.

Inventories

   Inventories are stated at the lower of cost or market as determined by the first-in, first-out (FIFO) method. Such cost includes raw materials, direct labor and manufacturing overhead. Inventories at March 30, 2002 and December 31, 2001 consist of the following:

                                     March 30, December 31,
                                       2002        2001
                                     --------- ------------
                     Raw materials..  $11,220    $11,211
                     Work-in-process    1,306      1,385
                     Finished goods.   17,915     18,096
                                      -------    -------
                                      $30,441    $30,692
                                      =======    =======

Property, Plant and Equipment

   The Company capitalizes expenditures for major renewals and betterments at cost and charges to operating expenses the cost of current maintenance and repairs. Provisions for depreciation have been computed principally on the straight-line method over the estimated useful lives (generally 31 years for buildings, 15 to 31 years for improvements and 7 to 12 years for machinery and equipment).

   The cost and accumulated depreciation relating to assets retired or otherwise disposed of are eliminated from the respective accounts at the time of disposition. The resulting gain or loss is included in the current operating results.

Long-Lived Assets

   Long-lived assets, including property, plant and equipment, other assets and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. No such impairment has occurred in 2002 or 2001.

   During the first quarter of 2002, the Company adapted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)
                                  (unaudited)

disposal of long-lived assets. SFAS No. 144 generally establishes a standard framework from which to measure impairment of long-lived assets and expands discontinued operations income statement presentation to include a component of the entity. The adoption did not have a material effect on the Company's consolidated financial position or cash flows.

   In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material effect on its consolidated financial position or cash flows.

Goodwill And Other Intangible Assets

   On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." These statements eliminate the pooling-of-interest method of accounting for business combinations and require goodwill and intangible assets with indefinite lives to no longer be amortized but to instead be tested for impairment at least annually. Other intangible assets with determinable lives will continue to be amortized over their useful lives. The Company applied the new rules on accounting for goodwill and other intangible assets effective January 1, 2002. A comparison of net income for the first quarter of 2002 and net income for the first quarter of 2001 adjusted to remove goodwill amortization was as follows:

                                              Three Months Ended
                                              -------------------
                                              March 30, March 31,
                                                2002      2001
                                              --------- ---------
              Reported net income............   $(480)    $ 21
              Add back: Goodwill amortization      --      232
                                                -----     ----
              Adjusted net income............   $(480)    $253
                                                =====     ====

   The Company also expects to complete the first of the required impairment tests of goodwill and indefinite-lived intangible assets during the first half of 2002. Impairment of goodwill is measured according to a two-step approach. In the first step, the fair value of a reporting unit is compared to the carrying amount of the reporting unit, including goodwill. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit less the fair values of all the other tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

   According to this statement, any impairment loss recognized as a result of its initial application will be reported as resulting from a change in accounting principle. The Company is unable at this time to estimate the effect of these tests on our earnings or financial position.

Derivatives and Other Comprehensive Income (Loss)

   The Company recognizes all derivative instruments as assets or liabilities at fair value, with the related gain or loss reflected within members' equity through accumulated other comprehensive income (loss) or within operations depending upon the nature of the derivative instrument.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)
                                  (unaudited)


   The Company maintains interest rate swap agreements that are designated as cash flow hedges to manage the market risk from changes in interest rates on a portion of its variable rate term loans. Such derivative financial instruments are recorded at fair value of approximately $159 at March 30, 2002 in accrued liabilities within the accompanying consolidated balance sheet. Changes in fair value, based upon the amount at which the swap could be settled with a third party, are recorded in other comprehensive income (loss). The differentials to be received or paid under the interest rate swap agreements are recognized in income over the life of the contract as adjustments to interest expense.

NOTE 2--OTHER ASSETS

   Other assets at March 30, 2002 and December 31, 2001 consist of the following:

                                         March 30, December 31,
                                           2002        2001
                                         --------- ------------
                Covenants not to compete  $ 5,216    $ 5,216
                Deferred financing costs    4,515      4,515
                                          -------    -------
                                            9,731      9,731
                Accumulated amortization   (7,330)    (7,125)
                                          -------    -------
                                          $ 2,401    $ 2,606
                                          =======    =======

NOTE 3--LONG-TERM DEBT

   Long-term debt at March 30, 2002 and December 31, 2001 consists of the following:

                                               March 30, December 31,
                                                 2002        2001
                                               --------- ------------
          Senior Credit Facility:
             Tranche A Term Loan..............  $18,375    $18,375
             Tranche B Term Loan..............   58,075     58,075
             Revolving credit loan............       --      1,700
          Seller note payable.................    3,000      3,000
          Baxter Springs facility HUD loan....    2,100      2,100
                                                -------    -------
             Subtotal.........................   81,550     83,250
          Current maturities of long term debt   (6,420)    (6,420)
                                                -------    -------
          Long-term debt......................  $75,130    $76,830
                                                =======    =======

NOTE 4--RELATED PARTY TRANSACTIONS

   The Company issued a $12,500 note subordinated to the Senior Credit Facility on November 20, 1998 to IPMC, Inc., an indirect wholly-owned subsidiary of Ivex Packaging Corporation ("Ivex"), in connection with the acquisition of the assets of Ivex's paper mill operations located in Detroit, Michigan. Interest on this note is currently paid-in-kind at a rate of 12% on a semi-annual basis. The note is unsecured and matures on November 21, 2005.

   Pursuant to a consulting agreement, the Company paid Ivex an annual consulting fee for management and administrative services rendered to the Company by Ivex including financial, tax, accounting and legal services. During the first quarters of 2002 and 2001, the Company recorded consulting fee expense of $125 and $144, respectively, related to this agreement.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)
                                  (unaudited)


NOTE 5--INCOME TAXES

   The Company's federal and state taxable income is reported by the Company's members on their income tax returns as if the Company was a partnership.

   ICI has remained a taxable C corporation since its acquisition by the Company. As a result, the Company provides for federal and state income taxes on the income of the ICI subsidiary. Furthermore, the Company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities of ICI.

NOTE 6--EMPLOYEE BENEFIT PLANS

   The Company has an unfunded 2001 Long-Term Incentive Compensation Plan for certain key executives. Under the terms of this plan, 3,000,000 incentive units, subject to adjustment, and representing 8.2% of the fully diluted outstanding limited liability shares, have been granted. The plan is designed to reward these individuals on the increased equity value of the Company, and provides that 40% of the incentive units were earned on the effective date and the remaining 60% can be earned based upon the Company's attainment of certain annual earnings targets. Participants in the plan vest on a pro-rata basis over three years from the plan's origination date. In the event the Company completes a transaction which causes a substantial change in ownership control, the plan provides for an accelerated vesting schedule. Primarily as a result of the merger and distribution announced on March 18, 2002 (see Note 9 - Subsequent Events), the equity value of the Company increased and accordingly, the Company recorded a long-term incentive compensation charge of $1,076 during the first quarter of 2002. The $1,076 long-term incentive compensation charge recorded during the first quarter of 2002 represents the earned and vested portion of the Long-Term Incentive Compensation Plan for certain key executives through March 30, 2002.

NOTE 7--COMMITMENTS AND CONTINGENCIES

Legal Matters

   The Company is currently a party to various legal proceedings in various federal and state jurisdictions arising out of the operations of its business. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty; however, the Company believes that its ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, would not have a material effect on the Company's financial condition, results of operations or liquidity.

   The Company's manufacturing operations are subject to federal, state and local regulations governing the environment and the discharge of materials into air, land and water, as well as the handling and disposal of solid and hazardous wastes. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable. From time to time, the Company is involved in regulatory proceedings and inquiries relating to compliance with environmental laws, permits and other environmental matters. The Company believes that it is in substantial compliance with applicable environmental regulations and does not believe that costs of compliance will have a material adverse effect on the Company's financial condition, results of operations or liquidity.

NOTE 8--RESTRUCTURING CHARGE

   At March 30, 2002 and December 31, 2001, there was $127, respectively, of severance and other benefits costs remaining to be paid in future periods.

                          PACKAGING HOLDINGS, L.L.C.

                 (dollars in thousands, except per share data)
                                  (unaudited)


   The reserve for restructuring charge was as follows:

                                                Three Months
                                                   Ended      Year Ended
                                                 March 30,   December 31,
                                                    2002         2001
                                                ------------ ------------
       Balance at the beginning of the period..     $127        $ 567
       Payments of severance and other benefits       --         (440)
                                                    ----        -----
       Balance at the end of the period........     $127        $ 127
                                                    ====        =====

NOTE 9--SUBSEQUENT EVENTS AND PRO FORMA BALANCE SHEET (UNAUDITED)

   Distribution--On March 18, 2002, the board of directors of Ivex approved a merger agreement providing for the merger with Ivex of a wholly-owned subsidiary of Alcoa Inc. As a result of the merger, Ivex will become a wholly-owned subsidiary of Alcoa. The merger is conditioned upon, among other things, the prior distribution to Ivex stockholders and option holders of Ivex's 48.19% ownership interest in Packaging Holdings. To facilitate the distribution, Ivex has formed Packaging Dynamics to be the holding company for all of the ownership interests in Packaging Holdings. In preparation for the distribution, Ivex and the other members of Packaging Holdings will exchange their ownership interests in Packaging Holdings for common stock of Packaging Dynamics. Ivex will distribute its shares of Packaging Dynamics to its stockholders and certain of its option holders immediately prior to the merger.

   Also in connection with the merger and distribution, the Company will change its corporate structure from that of a limited liability company to a C-corporation in connection with the distribution; the $12,500 12% subordinated note payable to Ivex including accreted interest totaling approximately $18,700 will be forgiven; and, the consulting agreement with Ivex will be canceled.
   The unaudited pro forma column of the balance sheet at March 30, 2002 has been prepared to show the effect that this transaction would have had on the balance sheet if it had occurred on March 30, 2002.

   The distribution and the merger will each occur only if the other occurs. If Ivex stockholders do not adopt the merger agreement, or if other conditions to the merger are not met, the distribution will not occur. The distribution will occur on the effective date of the merger.

   Stock Options--We have not granted any stock options or stock appreciation rights, but we intend to grant stock options under our anticipated 2002 Long Term Incentive Stock Plan to management for incentive purposes and in consideration of their waiver of cash payments under the 2001 LTIP described above. We anticipate that these option grants for the purchase of an aggregate of approximately 844,093 shares of our common stock, will be made to executive officers and directors of Packaging Dynamics. The options will have an exercise price that is below the fair market value of Packaging Dynamics common stock on the grant date and, although fully vested, we anticipate will not be exercisable for three years after the grant date. Consequently, we contemplate having a right to repurchase an executive's options if he terminates employment before the end of the three year period. The announcement of the merger and distribution on March 18, 2002 resulted in an increase in the value of the Company and in turn in the valuation of the incentive units under the 2001 LTIP. The Company expects to record a total non-cash compensation charge of approximately $3,250 (of which $1,076 was taken in the first quarter of 2002) in fiscal 2002 related to these management incentive plans.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Alupac Holding, Inc.

   In our opinion, the accompanying consolidated statements of operations and of cash flows present fairly, in all material respects, the results of operations and cash flows of Alupac Holding, Inc. and subsidiary (the "Company") for the period January 1, 1999 to July 14, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of income, assessing the accounting principles used and significant estimates made by management, and evaluating the overall income statement presentation. We believe that our audit of the statements of operations and cash flows provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Chicago, Illinois
April 5, 2002

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF OPERATIONS
                            (dollars in thousands)

                                                    For the period
                                                 from January 1, 1999
                                                   to July 14, 1999
                                                 --------------------
          Net sales.............................       $34,482
          Cost of sales.........................        30,362
                                                       -------
          Gross profit..........................         4,120
                                                       -------
          Operating expenses:
             Selling............................           614
             General and administrative.........         3,421
             Amortization of intangibles........            43
                                                       -------
                 Total operating expenses.......         4,078
                                                       -------
          Income from operations................            42
          Interest expense......................          (356)
                                                       -------
          Loss before income taxes..............          (314)
          Income tax benefit....................          (143)
                                                       -------
          Net loss..............................       $  (171)
                                                       =======
          Retained earnings, beginning of period       $ 7,987
          Net income............................          (171)
                                                       -------
          Retained earnings, end of period......       $ 7,816
                                                       =======


        The accompanying notes are an integral part of this statement.

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                            (dollars in thousands)

                                                                                                   For the period
                                                                                                from January 1, 1999
                                                                                                  to July 14, 1999
                                                                                                --------------------
Cash Flows from Operating Activities:
   Net loss....................................................................................       $  (171)
   Adjustments to reconcile net loss to net cash from operating activities:
       Depreciation............................................................................           742
       Amortization of intangibles assets......................................................            43
       Provision for doubtful accounts.........................................................            42
       Deferred income tax provision...........................................................            24
       Changes in operating assets and liabilities (excluding acquisition and divestitures of businesses):
          Accounts receivable..................................................................          (583)
          Inventories..........................................................................          (714)
          Other assets.........................................................................           (76)
          Accounts payable.....................................................................         2,740
                                                                                                      -------
       Net cash from operating activities......................................................         2,047
Cash Flows from Investing Activities:
   Additions to property, plant and equipment..................................................           (37)
                                                                                                      -------
       Net cash used by investing activities...................................................           (37)
                                                                                                      -------
Cash Flows from Financing Activities:
   Principle payments for loan obligations.....................................................          (575)
   Net repayments under revolving line of credit...............................................        (1,435)
                                                                                                      -------
       Net cash used by financing activities...................................................        (2,010)
                                                                                                      -------
Net change in cash and cash equivalents........................................................            --
Cash and cash equivalents at beginning of period...............................................             1
                                                                                                      -------
Cash and cash equivalents at end of period.....................................................       $     1
                                                                                                      =======
Supplemental cash flow disclosures
   Cash paid during the period for:
       Interest................................................................................       $   484
       Income taxes............................................................................           803

        The accompanying notes are an integral part of this statement.

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)

NOTE 1--ORGANIZATION AND DESCRIPTION OF BUSINESS

   The accompanying consolidated financial statements for the period from January 1, 1999 to July 14, 1999 include Alupac Holding, Inc. ("Alupac" or the "Company") and its wholly-owned subsidiary, International Converter, Inc. ("ICI"). During this period the Company manufactured aluminum foil products for industrial, commercial, and food service packaging, insulation and interior plastic laminates which are primarily marketed throughout the United States. During this period the company was comprised of one operating segment.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Principles of Consolidation--The consolidated financial statements include the accounts of Alupac and ICI. All significant intercompany transactions and accounts have been eliminated.

   Concentration of Credit Risk and Major Customers--The Company derived approximately 25.2% of its revenues in the period from January 1, 1999 to July 14, 1999 from two customers. Credit risk associated with the Company's trade receivables is limited due to the wide geographic and industry dispersion of the Company's customers. During this period, the Company performed ongoing credit evaluations of its customers' financial conditions and maintains reserves for potential bad debt losses and the Company established an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The Company recorded a provision for doubtful accounts during the period of $42. There were no recoveries of prior allowance amounts during the period.

   Inventory was valued at the lower of cost, as determined using the weighted average cost or the first-in, first-out (FIFO) method, or market.

   Depreciation of Property, Plant and Equipment was computed using the straight-line method for all depreciable assets over their estimated useful lives of 5 to 31.5 years. Depreciation expense was $742 for the period from January 1, 1999 to July 14, 1999. Expenditures for maintenance and repairs were charged to operations as incurred, major improvements are capitalized. The cost and accumulated depreciation relating to assets retired or otherwise disposed of were eliminated from the respective accounts at the time of disposition. The resulting gain or loss was included in the current operating results.

   Health Insurance--During this period, the Company was self-insured for the medical claims of its employees up to a maximum of $28 per employee and $434 in total for the Company and the Company maintained insurance coverage to cover any claims in excess of the limitations.

   Intangible Assets represented excess purchase price over the fair value of the assets acquired in connection with the acquisition of the Norandal USA, Inc. laminating operations that was amortized on a straight-line basis over 10 years.

   Income Taxes--Deferred income taxes were provided for all temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes (see
Note 6).

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                 (dollars in thousands, except per share data)


   Revenue Recognition--During the period, revenue from product sales was recognized at the time products were shipped to the customer.

   Long-Lived Assets--Long-lived assets, including property, plant and equipment, other assets and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. No such impairment has occurred in the period from January 1, 1999 to July 14, 1999.

NOTE 3--DEBT

   During the period, the Company's bank loan agreement provided for the following: (1) a maximum $12,000 revolving credit facility, subject to reduction based on accounts receivable and inventory balances, available through December 20, 1999; and (2) term loans due in monthly installments to December 20, 1999. This bank loan was refinanced in connection with Packaging Holdings L.L.C.'s acquisition of Alupac.

   Amounts borrowed under the loan agreement accrued interest based on a factor of LIBOR or the bank's reference rate and maintenance of specified ratios. At July 14, 1999, the effective interest rates for Company's revolving credit facility and term debt were 7.75% and 7.19%, respectively.

   Essentially all assets of the Company served as collateral for amounts borrowed under the bank loan agreement. The bank loan agreement required the Company to maintain minimum levels of stockholder's equity and certain defined financial ratios; contains restrictions on, among other things, additional debt; limits the payment of annual cash dividends to $150; and contains various reporting requirements.

   The State of Ohio term loan was due in monthly installments of $8 (including interest and service fee) with the final payment due September 1, 2003. The note bears interest at 3%, payable monthly, and is collateralized by selected equipment.

   The interest free Noble County Chamber of Commerce term loan was due in monthly installments of $4, with the final payment due September 10, 2001.

   All of the company's outstanding borrowings were paid in full in conjunction with the July 14, 1999 sale of the company. See Note 10--Subsequent Event.

NOTE 4--RELATED PARTY TRANSACTIONS

   During the period, the Company had a consulting agreement, expiring November 30, 1999, with an affiliate of one of Alupac's stockholders whereby such affiliate provides consulting and advisory services to the Company for a fee of $15 per month (expense for the period from January 1, 1999 to July 14, 1999 was $60). This agreement is no longer in effect.

NOTE 5--BENEFIT PLANS

   During the period, under the terms of the Company's union contract at the Belpre, Ohio facility, the Company was required to contribute to the UIU Pension Trust, a multiemployer defined benefit pension plan trust, a monthly amount equal to 3.5% of total gross monthly wages earned by employees covered by the collective bargaining agreement. Expense associated with this plan was $39 during the period from January 1, 1999 to July 14, 1999.

   During the period, the Company had a profit sharing plan covering all full-time employees with the exception of certain key officers and managers. Plan participants received an amount as defined by the profit sharing plan. Profit sharing expense was $194 during the period from January 1, 1999 to July 14, 1999.

   In addition, during the period, the Company had a 401(k) savings plan covering all non-union employees. Eligible employees contributed a portion of their salary, and such contributions were matched by the Company up to 5% of the employee's salary. Savings plan expense was $117 during the period from January 1, 1999 to July 14, 1999.

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                 (dollars in thousands, except per share data)


NOTE 6--FEDERAL INCOME TAXES

   For Federal income tax purposes ICI filed a consolidated income tax return with Alupac. The components of income tax benefit shown in the consolidated statements of operations were as follows:

                                              For the period from
                                        January 1, 1999 to July 14, 1999
                                        --------------------------------
        Income tax provision (benefit):
           Current.....................              $(167)
           Deferred....................                 24
                                                     -----
               Total...................              $(143)
                                                     =====

   The provision recognized for income taxes differs from the amount determined by applying the U.S. federal income tax rate of 35% due to the following:

                                                                   For the period from
                                                             January 1, 1999 to July 14, 1999
                                                             --------------------------------
Loss before income taxes....................................              $(314)
                                                                          =====
Computed expected benefit at the statutory rate.............              $ 110
Adjustments to the computed expected benefit resulting from:
   State income taxes, net..................................                 19
   Other....................................................                 14
                                                                          -----
                                                                          $ 143
                                                                          =====

NOTE 7--LEASE COMMITMENTS

   Rental expense for the period from January 1, 1999 to July 14, 1999 relating to operating leases amounted to $139.

NOTE 8--STOCKHOLDERS' EQUITY

   In April 1989, 200,000 shares of Series A convertible preferred stock were issued for $2.50 per share. In November 1993, 303,333 shares of Series C 5% cumulative, convertible preferred stock, were issued for $6.59 per share. The Series A and Series C convertible preferred stock were voting stock and were convertible at any time, at the option of the holder, into shares of common stock on a one-for-one basis. The Series A and C convertible preferred stock had a preference in liquidation of $2.50 and $6.59 per share, respectively, and at the option of the holder, could be redeemed at face value upon the occurrence of specified events, including upon payment in full of the Company's outstanding bank debt. In addition, the terms of the preferred stock agreements placed restrictions on dividends to common and preferred stockholders and require the majority vote of the preferred stockholders for certain transactions to be entered into by the Company. This Series A and Series C preferred stock is no longer outstanding.

   The Company had the right of first refusal to purchase any shares of stock to be sold by its stockholders.

   The Company had 91,000 shares of common stock that have been reserved by the Board of Directors for future issuance to management and Directors of the Company at the discretion of the Board of Directors.

                      ALUPAC HOLDING, INC. AND SUBSIDIARY

                 (dollars in thousands, except per share data)


   In November 1993, the Company issued 10-year warrants, expiring in November 2003, to purchase 60,667 shares of common stock at $6.59 per share, subject to certain anti-dilution provisions. No consideration was paid for these warrants. On May 4, 1994, the Company issued warrants, expiring in November 2003, to purchase 42,467 shares of common stock at $6.59 per share for $20, subject to certain anti-dilution provisions. On April 12, 1995, the Company issued warrants expiring November 2003, to purchase 6,000 shares of common stock at $6.59 per share for no consideration, subject to certain anti-dilution provisions. All warrants were exercised in connection with the sale of Alupac. See Note 10--Subsequent Event.

NOTE 9--BONUS SHARE PLAN

   Effective May 1, 1995 the Company adopted a bonus share plan whereby "phantom" common shares (share units) may be awarded to key employees as determined by the Company's Board of Directors. A total of 100,000 share units may be awarded under the plan. Under the terms of the plan, recipients of the share units were entitled to the equivalent of the fair market value of one share of common stock for each share unit only upon a change in control of the Company (as defined in the plan) and only if the recipient is employed by the Company on the date of change in control. General and administrative expense of $949 was recorded in the income statements for the period from January 1, 1999 to July 14, 1999 for the 51,000 share units outstanding as of those dates. This plan was terminated and is no longer in effect.

NOTE 10--SUBSEQUENT EVENT

   On July 14, 1999, Alupac Holding, Inc. was acquired by a wholly-owned subsidiary of Packaging Holdings, L.L.C. for a purchase price of $31,872 (including repayment of certain indebtedness and payment of costs related to the acquisition). All shares of common and preferred stock of Alupac and all "phantom" common shares were cancelled in connection with the sale. In consideration for advisory services related to selling the Company, the Company paid an affiliate of one of Alupac's shareholders a fee of $100 upon closing of the sale.